Filed with the Securities and Exchange Commission on November 15, 2007

Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMMUNICATION INTELLIGENCE CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	7371 (Primary standard industrial classification code number)	94-2790442 (I.R.S. Employer Identification Number)

275 Shoreline Drive, Suite 500
Redwood Shores, California 94065
(650) 802-7888
(Address, including zip code, and telephone number,
including area code, of principal executive offices)

Frank Dane Chief Financial Officer Communication Intelligence Corporation 275 Shoreline Drive, Suite 500 Redwood Shores, California 94065 (650) 802-7888	Copies to:	Michael C. Phillips Davis Wright Tremaine, LLP 1300 SW Fifth Avenue 23rd Floor Portland, Oregon 97201-5630 Phone: (503) 241-2300 Facsimile: (503) 778-5299
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

SECURITIES TO BE REGISTERED (3)	AMOUNT TO BE REGISTERED (1)	PROPOSED OFFERING PRICE PER SHARE (2)	PROPOSED AGGREGATE OFFERING PRICE	REGISTRATION FEE (2), (4)
Common stock, $0.01 par value	36,649,335	$0.32	$11,727,787.20	$360.04

(1) All 36,649,335 shares of common stock registered pursuant to this registration statement are to be offered by the selling stockholders. In accordance with Rule 416 under the Securities Act of 1933, as amended, the number of shares to be registered includes such indeterminate number of additional shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the bid and asked prices of the Registrant’s common stock on November 12, 2007, as reported on the Over-The-Counter Bulletin Board.

(3) Represents 15,149,335 shares of common stock issuable upon the exercise of warrants held by the selling stockholders.

(4) Pursuant to Rule 457(p) under the Securities Exchange Act of 1934, the registration fee is offset by the registration fee previously paid by Communication Intelligence Corporation in the amount of $1,111 with respect to unsold shares of common stock registered under the Registration Statement on Form S-1 (Registration No. 333-121563) filed on December 22, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 15, 2007

PROSPECTUS

COMMUNICATION INTELLIGENCE CORPORATION

36,649,335 Shares of Common Stock

This prospectus relates to the resale of an aggregate of up to 36,649,335 shares of our common stock issued or issuable to certain of our stockholders who are named in this prospectus. The shares of common stock being offered by the selling stockholders were either (i) issued by us pursuant to a stock purchase agreement or (ii) are issuable upon the exercise of certain common stock purchase warrants. Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to the selling stockholders to register for resale the shares issued to them and the shares issuable to them upon exercise of the warrants issued to them.

The prices at which the selling stockholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement. If the warrants are exercised, we will receive proceeds of certain of the warrants equal to the exercise price of any warrants held by the selling stockholders; certain of the warrants contain net exercise provisions which if exercised would reduce or eliminate the cash proceeds we would receive upon exercise of such warrants but result in our issuing less shares of our common stock.

Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol “CICI.OB.”  On November 12, 2007, the last bid and ask price for a share of our common stock was $0.30 and $0.34, respectively.

Investing in shares of our common stock involves a high degree of risk. You should consider carefully the risk factors included in this prospectus beginning on page 4 before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2007.

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	4
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	7
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	9
DESCRIPTION OF CAPITAL STOCK	25
MARKET PRICE INFORMATION	29
DIVIDEND POLICY	29
DESCRIPTION OF INDEBTEDNESS	30
USE OF PROCEEDS	34
SELLING SECURITYHOLDERS	35
PLAN OF DISTRIBUTION	40
BUSINESS	42
MANAGEMENT	46
EXECUTIVE COMPENSATION	50
DIRECTOR COMPENSATION	55
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	56
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	57
SHARES ELIGIBLE FOR FUTURE SALE	58
WHERE YOU CAN FIND MORE INFORMATION	58
LEGAL MATTERS	59
EXPERTS	59
INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell and we are not seeking an offer to buy these securities in any jurisdiction where this offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that represent our beliefs, projections and predictions about future events. These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance, or achievement described or implied by such statements. Forward-looking statements regarding our plans, objectives, expectations, intentions, future financial performance, future financial condition, and other statements are not historical facts. Whenever you read a statement that is not solely a statement of historical fact (such as when we use words such as “believe”, “anticipate”, “hope”, “intend”, “expect”, “estimate”, “plan”, “will”, “would”, “could”, “likely” and other similar words, phrases and statements), you should understand that our expectations may not be correct. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in this prospectus will continue. The forward-looking information contained in this prospectus is generally located under the headings “Business” and “Risk Factors”, but may be found in other locations as well. Some of the risks investors should consider in connection with this offering are:

•                  Our ability to continue as a going concern. Our independent registered public accounting firm has issued a report expressing a substantial doubt about our ability to continue as a going concern.

•                  Our history of losses. As of September 30, 2007, our accumulated deficit was approximately $90.6 million.

•                  Our relationships with our key customers.

•                  Liquidity constraints and the availability of future financing if needed.

•                  Economic, business, market and competitive conditions in the software industry and technological innovations that could adversely affect our business.

•                  Our inability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on our proprietary rights.

•                  General economic and business conditions.

You should review carefully the section entitled “Risk Factors” beginning on page 4 for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

Except as otherwise required under applicable law, we disclaim any obligation to revise or update forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ii

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in our common stock. To understand this offering fully, you should carefully read the entire prospectus, including the risk factors and the historical financial statements and related notes, before making an investment.

This prospectus is part of a registration statement (No. 333-        ) that we have filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this process, certain stockholders holding shares of our common stock may sell those shares using this prospectus.

This prospectus provides you with a general description of the shares of common stock that may be resold by the selling stockholders. We may update or supplement this prospectus from time to time to add, update or change information contained in this prospectus.

In this prospectus, unless the context requires otherwise, references to “Communication Intelligence Corporation,” “CIC,” “ the “Company,” “we,” “us,” or “our” refer to Communication Intelligence Corporation, a Delaware corporation, and its subsidiaries.

Our Company

We are a supplier of electronic signature solutions for business process automation in the financial industry and a supplier of biometric signature verification technology. Our products enable companies to complete paperless business transactions with multiple signature technologies across virtually all applications and hardware platforms.

Our products are designed to increase the ease of use, functionality and security of electronic devices and electronic business processes through handwritten data entry and application of electronic signatures. We provide a comprehensive and scaleable electronic signature solution suite based on over 20 years of experience and significant input from our valued financial industry client base. We have delivered biometric and electronic signature solutions to over 400 companies worldwide, primarily in the financial services industry, including to such users as AIG/AGLA, Charles Schwab & Co., JP Morgan Chase, Prudential Financial, Inc., State Farm Insurance Co. and Wells Fargo Bank, NA. We also supply natural input/text entry software for handheld computers and smartphones. We classify these core technologies into two categories, as follows:

•                  Transaction and Communication Enabling Technologies — Our transaction and communication enabling technologies are designed to provide a cost-effective means for securing electronic transactions, providing network and device access control and enabling workflow automation of traditional paper form processing. We believe that our technologies offer more efficient methods for conducting electronic transactions while providing more functional user authentication and heightened data security. Our transaction and communication enabling technologies have been fundamental to our development of software for multi-modal electronic signatures, handwritten biometric signature verification, and data security.

•                  Natural Input Technologies — Our natural input technologies are designed to allow users to interact with a computer or handheld device by using an electronic pen or stylus as the primary input device. Our natural input offering includes multilingual handwriting recognition software for such devices as electronic organizers, pagers and smart cellular phones that do not have a keyboard. For such devices, we believe that handwriting recognition offers a viable solution for performing text entry and editing.

We sell our products directly to enterprises and through system integrators, channel partners and original equipment manufacturers.

The Transactions

We are registering shares of our common stock for resale by certain holders of our common stock and warrants to purchase shares of our common stock.

On August 24, 2007, we entered into a Securities Purchase and Registration Rights Agreement with a single private investor, under which we issued to the investor 21,500,000 shares of our common stock at a price per share of approximately $0.14, for an aggregate purchase price of our common stock of $3,000,000, less the payment of an advisory fee to an affiliate of the investor in the amount of $250,000. We granted the investor registration rights for the full number of shares issued to the investor. We closed this transaction on September 14, 2007. This registration statement is intended to satisfy our registration obligations to the investor under the Securities Purchase and Registration Rights Agreement.

Between August 2006 and June 2007, in connection with certain debt financing transactions, we issued warrants to purchase up to 10,012,098 shares of our common stock at original exercise prices ranging from $0.25 per share to $0.51 per share. We granted to the holders of the warrants piggyback registration rights covering the common stock issuable upon exercise of the warrants, which means we must allow the warrant holders to participate in certain future registrations of our common stock. This registration statement is intended to satisfy our registration obligations to the holders of those warrants.

In October 2004, we issued convertible notes and 4,903,237 warrants to purchase shares of our common stock. As of September 14, 2007 the notes were convertible at a conversion price of $0.41 per share, certain of the warrants are exercisable at $0.408 per share and certain of the warrants are exercisable at $0.447 per share, subject to adjustment in certain circumstances. We granted the holders of the convertible notes and warrants registration rights covering the common stock issuable upon conversion of the notes and exercise of the warrants. This registration statement is intended to satisfy our registration obligations to the holders of the convertible notes and warrants. Only shares of our common stock issuable upon exercise of the warrants are included in the registration statement.

On October 31, 2007, we entered into a Debt Restructuring Agreement pursuant to which we converted a portion of the notes issued in October 2004 in the aggregate principal amount of $117,000 into debt and warrants to purchase shares of our common stock, with an exercise price of $0.293 per share, the volume weighted average price of our common stock for the 20 day period ending on October 25, 2007. The Agreement entitled the holder to warrants to purchase two (2) shares of our common stock for each dollar of note principal outstanding, in exchange for a two year extension of the note due date and termination of the conversion feature of the note. The warrants have a three year life from the date of issuance. We issued 234,000 warrants to the investor on the terms discussed above. Shares of our common stock issuable upon exercise of those warrants are included in this registration statement.

Our Corporate Information

We are a Delaware corporation. We were incorporated in October 1986. Our principal executive offices are located at 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065, and the telephone number at our principal executive offices is (650) 802-7888. Our website address is www.cic.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

General Information About this Prospectus

CIC® and its logo, Handwriter®, Jot®, iSign®, InkSnap®, InkTools®, RecoEcho®, Sign-On®, QuickNotes®, Sign-it®, WordComplete®, INKshrINK®, SigCheck® and The Power To Sign Online® are registered trademarks of the Company. HRS™, PenX™, SignatureOne™ and Speller™ are trademarks of the Company.

The Offering

We have prepared this prospectus in connection with the resale of (i) 21,500,000 shares of our common stock we issued to a private investor on September 14, 2007, (ii) up to 10,246,098 additional shares of our common stock issuable upon the exercise of warrants to purchase our common stock issued between August 2006 and October 31, 2007, and (iii) up to 4,903,237 shares of our common stock issuable upon the exercise of warrants to purchase our common stock issued in October 2004. We will not receive any proceeds from the sale of the shares of common stock being offered pursuant to this prospectus. See “Selling Securityholders” in this prospectus.

Outstanding common stock before offering:	129,057,161 shares (as of October 31, 2007)

Number of shares offered for resale:	36,649,335 shares of common stock (includes 15,149,335 shares underlying warrants which have not yet been exercised).

Offering price:	Determined at the time of sale by the selling stockholder.

Proceeds:	We will not receive any proceeds from the sale of the common stock offered by the selling shareholders pursuant to this prospectus.

Risks:

We face risks in operating our business, including risks that may prevent us from achieving our business obligations or that may materially adversely affect our business, financial condition and operating results. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider the risks discussed below, together with the financial and other information contained in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our common stock would likely decline and you may lose some or all of your investment.

Risks Related to Our Business

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern.

The audited financial statements included in the registration statement have been prepared assuming that we will continue as a going concern and do not include any adjustments that might result if we cease to continue as a going concern. Except for fiscal year 2004, we have incurred significant losses since our inception. At September 30, 2007, our accumulated deficit was approximately $90.6 million. We have funded these losses primarily through the sale of debt and equity securities.

Our auditors have stated that these factors raise substantial doubt about our ability to continue as a going concern. Uncertainty about our ability to continue as a going concern may create a concern among our current and future vendors, customers and lenders, which may make it more difficult for us to execute our business strategy and meet our obligations.

There can be no assurance that we will have adequate capital resources to fund planned operations or that any additional funds will be available to us when needed or at all, or, if available, will be available on favorable terms or in amounts required by us. If we are unable to obtain adequate capital resources to fund operations, we may be required to delay, scale back or eliminate some or all of our operations, which may have a material adverse effect on our business, results of operations and ability to operate as a going concern.

Our operating losses may continue, which could adversely affect financial results from operations and stockholder value.

In each year since our inception, except for the year ended December 31, 2004, we have incurred losses, which in some periods were significant. At September 30, 2007, our accumulated deficit was approximately $90.6 million. While we recorded a profit for the year ended December 31, 2004, we have not recorded a profit since that time, our revenues have declined, and there is no guarantee that we will be profitable in future years, and we may incur substantial losses in the future, which could materially adversely affect the value of our common stock.

We have experienced significant declines in revenues in recent periods which, if continued, could adversely affect stockholder value.

Revenues decreased 25% for the fiscal year ended December 31, 2006, compared to the year ended December 31, 2005. In the first nine months of 2007, our revenues declined 27% compared to the prior year comparable period. We cannot predict with any degree of certainty whether our revenues will continue to decline. If our revenues continue to decline, our operations and our value as an enterprise will be materially adversely affected.

In the future, we may need additional financing, which may not be available, or may only be available on terms not favorable to us.

As of September 30, 2007, our working capital was approximately ($159,000). Our recurring losses from operations raises a substantial doubt about our ability to continue as a going concern. We can not assure you, even with the proceeds received from financing transaction that closed in September 2007, that we will have adequate capital resources to fund planned operations or that any additional funds will be available to us when needed, or if available, will be available on favorable terms or in amounts we require. If we are unable to obtain adequate capital resources to fund operations, we may be required to delay, scale back or eliminate some or all of our operations, which may have a material adverse affect on our business, results of operations and ability to operate as a going concern.

A significant portion of our sales is derived from a limited number of customers, and results from operations and shareholder values could be adversely affected and shareholder value harmed if we lost any of these customers.

A significant portion of our revenues have historically been derived from a limited number of customers. Therefore, the success of our business depends on our ability to obtain new customers and maintain satisfactory relationships with our existing customers into the future. Four customers accounted for 57% of total revenue for the three months ended September 30, 2007; one customer accounted for 14%, one customer accounted for 11%, one customer accounted for 12% and another for 20%. For the nine months ended September 30, 2007, two customers accounted for 44% of total revenue; one customer accounted for 12% and another for 32%. For the year ended December 31, 2006, one customer accounted for 27% of our total revenues. The loss of any significant customer would have a material adverse effect on our revenues and profitability.

Resale of the stock being registered for resale pursuant to this registration statement could impair our ability to raise capital in the future through the sale of equity securities.

In light of the historically low trading volume of our common stock, the resale of the shares of common stock being registered pursuant to this registration statement may adversely affect the prices at which our shares are quoted on the Over-the-Counter Bulletin Board, or OTC Bulletin Board. A lower stock price for our common stock could result from such resales, or the prospect of such resales, and a lower stock price, could impair our ability to raise capital in the future through the sale of equity securities.

Our competitors could develop products or technologies that could make our products or technologies non-competitive, which would adversely affect sales, financial results from operations and stockholder value.

We may face significant competition in the future. Some of our potential competitors include more established companies and companies with greater financial and other resources, and they could develop products or technologies that are more effective, easier to use or less expensive than ours. This could make our products and technologies obsolete or non-competitive, which would materially adversely affect our sales, financial results from operations and stockholder value.

If we are unable to adequately protect our intellectual property, third parties may be able to use our technology, which could adversely affect our ability to compete in the market, our financial results from operations and stockholder value.

We rely on a combination of patents, copyrights, trademarks, trade secrets and contractual provisions to protect our proprietary rights in our products and technologies. These protections may not adequately protect us for a number of reasons. First, our competitors may independently develop technologies that are substantially equivalent or superior to ours. Second, the laws of some of the countries in which our products are licensed do not protect those products and our intellectual property rights to the same extent as do the laws of the United States. Third, because of the rapid evolution of technology and uncertainties in intellectual property law in the United States and internationally, our current and future products and technologies could be subject to infringement claims by others. Fourth, a substantial portion of our technology and know-how are trade secrets and are not protected by patent, trademark or copyright laws. We require our employees, contractors and customers to execute written agreements that seek to protect our proprietary information. We also have a policy of requiring prospective business partners to enter into non-disclosure agreements before any of our proprietary information is revealed to them. However, these measures might not adequately protect us.

We may be required to take legal action to protect or defend our proprietary rights. We spent a substantial amount of time and resources successfully defending our patents against claims of invalidity and unenforceability during 2004 and 2005. If the result of any litigation of this type is adverse to us, we might be required to expend significant resources to develop alternative technology or obtain licenses from third parties. If we were not successful in those efforts, or if we were required to pay any third party’s substantial litigation costs, our business would be materially and adversely affected.

Risks Related to Our Common Stock

Because our common stock is quoted only on the OTC Bulletin Board, your ability to sell your shares may be limited.

Our common stock is only quoted on the OTC Bulletin Board. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions and the lack of coverage by security analysts and the news media. As a result, prices for shares of our common stock may be different than prices that might otherwise prevail if our common stock was quoted or traded on a national securities exchange such as the New York Stock Exchange, NASDAQ or the American Stock Exchange.

The market price of our stock can be volatile, which could result in losses for investors.

The market price of our common stock has been and could be subject to significant fluctuations as a result of variations in our operating results, announcements of technological innovations or new products by us or our competitors, announcements of new strategic relationships by us or our competitors, general conditions in the technology industry or market conditions unrelated to our business and operating results. The market price of our common stock has been volatile in the past and many continue to be volatile in the future.

In addition, the market price of our common stock may experience significant fluctuations unrelated to or not proportional to our operating performance. We believe that volatility on the OTC Bulletin Board is typically higher than the volatility of stocks traded on NASDAQ or other exchanges.

Statutory provisions and provisions in our charter or under applicable laws may delay or frustrate transactions that may be beneficial to our stockholders.

Certain provisions of the Delaware General Corporation Law and our charter may delay or prevent a merger, tender offer or proxy contest that is not approved by our Board of Directors, even if such events may be beneficial to the interests of stockholders. For example, our Board of Directors, without stockholder approval, has the authority and power to issue all authorized and unissued shares of common stock and preferred stock that have not otherwise been reserved for issuance. In addition, the Delaware General Corporation Law contains provisions that may have the effect of making it more difficult or delaying attempts by others to obtain control of the Company. See “Description of Capital Stock — Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions.”

Resales of the common stock being registered for resale could adversely affect the market price of our stock.

The resale of the shares being registered under this registration statement may be made into the public trading market pursuant to this prospectus. In light of the historically low trading volume of our common stock, such sales or the perception that such sales may occur may adversely affect the price of the shares of our common stock.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
(dollars in thousands, except per share data)

Selected Financial Data

The selected consolidated financial data presented below as of the nine months ended September 30, 2007 and 2006, other than balance sheet information for the nine months ended September 30, 2006, is derived from our unaudited condensed consolidated financial statements and related notes that are found elsewhere in this prospectus. The selected consolidated financial data presented below for the years ended December 31, 2006, 2005, and 2004 are derived from the audited consolidated financial statements and related notes found elsewhere in this prospectus. The selected consolidated financial data presented below for the years ended December 31, 2003 and 2002 are derived from our audited consolidated financial statements not included in this prospectus. Historical results are not necessarily indicative of results to be expected for future periods. The selected financial data presented relating to the September 30, 2006 balance sheet is derived from our unaudited condensed consolidated financial statements not included in this prospectus.

The selected consolidated financial data should be read in conjunction with our financial statements and the notes thereto and “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 42 and 9 of this prospectus, respectively.

	Nine months ended September 30, (unaudited)		Year ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Net revenue	$1,345	$1,850	$2,342	$3,121	$7,284	$3,034	$3,272
Research and development expenses (1)	$346	$638	$817	$1,144	$1,187	$1,302	$1,485
Sales and marketing expenses	$922	$1,242	$1,658	$1,240	$1,306	$905	$1,543
General and administrative expenses	$1,508	$1,646	$2,174	$2,173	$2,483	$2,219	$2,424
Income (Loss) from operations	$(1,751)	$(1,828)	$(2,557)	$(1,584)	$2,255	$(2,157)	$(3,337)
Net Income (Loss) available to common stockholders	$(2,755)	$(2,405)	$(3,286)	$(4,031)	$1,620	$(2,345)	$(3,561)
Basic and diluted income (loss) per common share	$(0.03)	$(0.02)	$(0.03)	$(0.04)	$0.02	$(0.02)	$(0.04)
Cash, cash equivalents and restricted cash	$3,240	$771	$727	$2,849	$4,736	$1,039	$711
Working capital (2)	$(159)	$447	$(816)	$2,258	$4,068	$(2,895)	$443
Total assets	$8,517	$6,305	$6,126	$8,466	$10,819	$7,215	$7,168
Deferred revenue	$705	$388	$404	$557	$458	$165	$165
Long term obligations (3)	$255	$1,084	$334	$1,169	$1,790	$13	$3,000
Stockholders’ equity (4)	$4,284	$4,078	$3,584	$5,856	$7,531	$2,187	$2,934

(1)         Excludes software development costs capitalized in accordance with Statement of Financial Accounting Standards No. 86 of $611 at September 30, 2007, $380 at September 30, 2006, $510 at December 31, 2006, $299 at December 31, 2005 and $32 at December 31, 2004 respectively. No software development costs were capitalized in the years ended December 31, 2003 and 2002.

(2)         Current liabilities used to calculate working capital at September 30, 2007 and 2006 included deferred revenues of $705 and $338, respectively. Current liabilities used to calculate working capital at December 31, 2006, 2005, 2004, 2003, and 2002 include deferred revenue of $404, $557, $458, $165, and $165, respectively.

(3)         Long-term debt, including $400 to a related party, is net of the unamortized fair value assigned to warrants of $145 at September 30, 2007. Long-term debt is net of the unamortized fair value assigned to warrants of $298 at September 30, 2006. Long-term debt is net of the unamortized fair value assigned to warrants of $266 for related-party debt at December 31, 2006. Long-term debt is net of the unamortized debt discount related to convertible debt of $674, and $2,410 at December 31, 2005 and 2004. Long-term debt as of December 31, 2004 includes $5 of related party debt. Long term debt as of December 31, 2003 and 2002 was related party debt.

(4)         The Company has never paid dividends to the holders of its common stock.

Supplementary Selected Historical Quarterly Financial Data

QUARTER ENDING

(Unaudited)

(In thousands, except per share data)

	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05
Net sales	$456	$555	$334	$492	$701	$448	$701	$726	$607	$1,209	$579
Gross profit	$356	$393	$276	$394	$645	$419	$634	$657	$579	$1,180	$557
Income (loss) before extraordinary items and cumulative effect of a change in accounting	$(1,105)	$(843)	$(807)	$(881)	$(669)	$(925)	$(811)	$(540)	$(1,569)	$(834)	$(1,088)
Net income (loss)	$(1,105)	$(843)	$(807)	$(881)	$(669)	$(925)	$(811)	$(540)	$(1,569)	$(834)	$(1,088)
Basic and diluted income (loss) per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(dollars in thousands, except per share data)

The following discussion and analysis should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. The following discussion relating to projected growth and future results and events constitutes forward-looking statements. Actual results in future periods may differ materially from the forward-looking statements due to a number of risks and uncertainties, including, but not limited to, our ability to continue as a going concern; our relationships with our customers, including our key customers; our ability to manage our operating costs; and the continued availability of financing and working capital to fund our business operations. Any forward looking statements should be considered in light of these factors. We cannot guarantee future results, levels of activity, performance or achievements. Except as otherwise required under applicable law, we disclaim any obligation to revise or update forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Overview and Recent Developments

We are a supplier of electronic signature solutions for business process automation in the financial industry and a supplier of biometric signature verification technology. Our products enable companies to achieve paperless business transactions with multiple signature technologies across virtually all applications and hardware platforms.

We were incorporated in Delaware in October 1986. Except for fiscal year 2004, in each year since our inception we have incurred losses. For the five-year period ended December 31, 2006, net losses aggregated approximately $11,600, and at December 31, 2006 our accumulated deficit was approximately $87,900. At September 30, 2007, our accumulated deficit was approximately $90,600. Total revenues for the quarter ended September 30, 2007 decreased 35%, or $245, compared to the prior year period. Total revenues for the nine months ended September 30, 2007 were approximately 27%, or $505 less than total revenues for the prior year period.

The Company received an additional order and cash of $350 in September 2007, with revenue recognition expected to occur in the fourth quarter of 2007. Although eSignature revenue continues to develop slower than expected, the Company believes that the substantive sales related progress with targeted customers and the high level of formal proposal and quotation requests indicate an order trend consistent with an increasing orders pipeline capable of sustained quarterly profitability. For instance, key early adopter customers have now fully and successfully deployed their initial eSignature installations and are now actively functioning as reference accounts and engaging the Company in follow-on deployments. The Company believes that this is having a positive impact on sales activity with other end users. More importantly, it is driving license and teaming agreements with leading enterprise software solutions providers, which afford the Company the market access and sales coverage necessary to accelerate sustained sales growth. The timing of orders remains challenging and is still somewhat unpredictable; however, the Company believes it has built a strong pipeline that continues to grow. The Company believes the fundamentals are in place, the momentum is building and its efforts together with market adoption are reaching the critical mass required to achieve near term and sustained sales growth and profitability.

The loss from operations for the nine months ended September 30, 2007 was $1,751, compared with a loss from operations of $1,828 in the prior year period. The Company continues to control its expenses, as evidenced by the 16% reduction in operating costs over the nine month period ending September 30, 2007 compared to the corresponding nine months of the prior year. The reduction in expenses is more fully discussed in the results of operations below.

The Company negotiated an additional $1,120 in credit facilities during the nine months ended September 30, 2007 to aid in funding its operations. There is currently $600 in available credit. Interest expense will increase due to the increase in debt financing and the amortization of the fair value assigned to warrants issued with the new debt. See Note 5 to the Unaudited Condensed Consolidated Financial Statements beginning on page F-9 of this prospectus.

In September 2007, pursuant to a Securities Purchase and Registration Rights Agreement dated August 24, 2007, or the August 2007 Purchase Agreement, the Company completed the sale of 21,500,000 shares of its common stock at approximately $0.14 per share, aggregating $2,602 net of expenses. In October 2007, the Company used a portion of the proceeds of the sale of the shares for payment of $1,265 of outstanding indebtedness payable to holders of notes due October 28, 2007.

In October 2007, the Company offered the holders of outstanding convertible notes due October 28, 2007 the option of being issued warrants to purchase two (2) shares of the Company’s common stock for each dollar of note principal outstanding, in exchange for a two year extension of the note due date and termination of the conversion feature of the note. The warrants have a three year life from the date of issuance. The new warrants are entitled to registration rights similar to those of the warrants that were originally issued in connection with the notes due October 28, 2007. In October 2007, pursuant to a Debt Restructuring Agreement, one note holder owning a note with a principal balance of $117, accepted the offer with an exercise price of the warrants equal to the volume weighted average price of the Company’s common stock for the twenty day period ending on October 25, 2007, which was $0.293 per share. The Company issued 234,000 warrants to the investor on the terms discussed above. On October 26, 2007, the Company paid the remaining outstanding principal amount of the notes due October 28, 2007 of $1,265 and accrued interest thereon. We refer to the warrants received upon conversion of the Notes as the “Note Conversion Warrants.”

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in the Company’s consolidated financial statements and the accompanying notes. The amounts of assets and liabilities reported in its balance sheets and the amounts of revenues and expenses reported for each period presented are affected by these estimates and assumptions that are used for, but not limited to, revenue recognition, allowance for doubtful accounts, intangible asset impairments, fair value of financial instruments, customer base, software development costs, research and development costs, foreign currency translation and net operating loss carryforwards. Actual results may differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used by the Company’s management in the preparation of the consolidated financial statements.

Revenue. Revenue is recognized when earned in accordance with applicable accounting standards, including AICPA Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition”, as amended, Staff Accounting Bulletin 104, “Revenue Recognition” (“SAB 104”), and the interpretive guidance issued by the Securities and Exchange Commission and EITF issue number 00-21, “Accounting for Revenue Arrangements with Multiple Elements”, of the FASB’s Emerging Issues Task Force. The Company recognizes revenues from sales of software products upon shipment, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all non-recurring engineering work necessary to enable the Company’s product to function within the customer’s application has been completed and the Company’s product has been delivered according to specifications. Revenue from service subscriptions is recognized as costs are incurred or over the service period which-ever is longer.

Software license agreements may contain multiple elements, including upgrades and enhancements, products deliverable on a when and if available basis and post contract support. Revenue from software license agreements is recognized upon delivery of the software, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all nonrecurring engineering work necessary to enable the Company’s products to function within the customer’s application has been completed, and the Company has delivered its product according to specifications.

Maintenance revenue is recorded for post contract support and upgrades or enhancements, which is paid for in addition to license fees, and is recognized as costs are incurred or over the support period whichever is longer. For undelivered elements where objective and reliable evidence of fair value does not exist, revenue is deferred and subsequently recognized when delivery has occurred and when fair value has been determined.

The allowance for doubtful accounts is based on the Company’s assessment of the collectibility of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable. If there is a change in actual defaults from the Company’s historical experience, the Company’s estimates of recoverability of amounts due could be affected and the Company would adjust the allowance accordingly.

Long-lived assets. The Company performs intangible asset impairment analyses on a quarterly basis in accordance with the guidance in Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) and Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“SFAS No. 144”). The Company uses SFAS 144 in response to changes in industry and market conditions that affect its patents, the Company then determines if an impairment of its assets has occurred. The Company reassesses the lives of its patents and tests for impairment quarterly in order to determine whether the book value exceeds the fair value for each patent. Fair value is determined by estimating future cash flows from the products that are and will be protected by the patents and considering the following additional factors:

•      whether there are legal, regulatory or contractual provisions known to the Company that limit the useful life of any patent to less than the assigned useful life;

•      whether the Company needs to incur material costs or make modifications in order for it to continue to be able to realize the protection afforded by the patents;

•      whether any effects of obsolescence or significant competitive pressure on the Company’s current or future products are expected to reduce the anticipated cash flow from the products covered by the patents;

•      whether demand for products utilizing the patented technology will diminish, remain stable or increase; and

•      whether the current markets for the products based on the patented technology will remain constant or will change over the useful lives assigned to the patents.

The Company obtained an independent valuation of the carrying value of its patents as of December 31, 2005. The Company believes that the biometric market revenue potential identified in current year market research has improved over the market revenue data used to validate the carrying value of the Company’s patents at the end of 2005. Management updated this analysis at December 31, 2006 and believes that that no impairment of the carrying value of the patents existed at December 31, 2006.

Customer Base. To date, the Company’s eSignature revenues have been derived primarily from financial service industry end-users and from resellers and channel partners serving the financial service industry primarily in North America, the ASEAN Region including China (PRC) and Europe. Natural Input (text entry) revenues have been derived primarily from hand held computer and smart phone manufacturers (OEMs) primarily in North America, Europe and the Pacific Rim. The Company performs periodic credit evaluations of its customers and does not require collateral. The Company maintains reserves for potential credit losses. Historically, such losses have been within management’s expectations.

Software Development Costs. Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS 86”). Under SFAS 86, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. The costs capitalized include the coding and testing of the product after technological feasibility has been established and ends upon the release of the product. The annual amortization is the greater of (a) the straight-line amortization over the estimated useful life not to exceed three years or (b) the amount based on the ratio of current revenues to anticipated future revenues. The Company capitalized $510, $299 and $45 for the years ended December 31, 2006, 2005 and 2004.

Research and Development Costs. Research and development costs are charged to expense as incurred.

Share-based Compensation. Share-based compensation expense is based on the estimated grant date fair value of the portion of share-based payment awards that are ultimately expected to vest during the period. The grant date fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model. SFAS No. 123(R) requires forfeitures of share-based payment awards to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated average forfeiture rate for the year ended December 31, 2006, was approximately 25.01%. For the year ended December 31, 2006, stock-based compensation expense includes compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005. Share based payment awards issued but not yet vested as of December 31, 2005 are valued in accordance with the pro forma provisions of SFAS No. 123. Compensation expense for the share-based payment awards granted subsequent to December 31, 2005, are based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R).

Foreign Currency Translation. The Company considers the functional currency of the Company’s joint venture in China to be the respective local currency and, accordingly, gains and losses from the translation of the local foreign currency financial statements are included as a component of “accumulated other comprehensive loss” in the Company’s consolidated balance sheets. Foreign currency assets and liabilities are translated into U.S. dollars at exchange rates prevailing at the end of the period, except for long-term assets and liabilities that are translated at historical exchange rates. Revenue and expense accounts are translated at the average exchange rates in effect during each period. Net foreign currency transaction gains and losses are included as components of “interest income and other income (expense), net” in the Company’s consolidated statements of operations. Due to the stability of the currency in China, net foreign currency transaction gains and losses were not material for the year ended December 31, 2006, 2005 and 2004, respectively.

Net Operating Loss Carryforwards. Utilization of the Company’s net operating losses may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. As a result, a portion of the Company’s net operating loss carryforwards may not be available to offset future taxable income. The Company has provided a full valuation allowance for deferred tax assets at December 31, 2006 of $29,000 based upon the Company’s history of losses.

Segments. The Company reports its financial results in one segment. Prior to 2006, the Company reported in two segments. Due to the immateriality of the system integration segment the Company reclassified the operations into one segment.

Recent Pronouncements

The Company adopted the provisions of Financial Standards Accounting Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. There were no unrecognized tax benefits and, accordingly, there has been no effect on the Company’s financial condition or results of operations as a result of implementing FIN 48.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is no longer subject to U.S. federal tax examinations for years before 2003, and state tax examinations for years before 2002. Management does not believe there will be any material changes in our unrecognized tax positions over the next 12 months.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, there was no accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the three and nine month periods ended September 30, 2007.

Results Of Operations

Three and Nine Months Ended September 30, 2007, Compared to the Three and Nine Months Ended September 30, 2006

Revenues

Total revenue for the three months ended September 30, 2007 decreased $245, or 35%, compared to revenues of $701 in the corresponding prior year period. Product revenue reflects a 23% decrease in eSignature and a 53% decrease in natural input revenues compared to the prior year period. The decrease is primarily due to the relative size of orders between the comparable quarters and lower reported royalties from a major natural input/Jot customer. Maintenance revenue decreased 20%, or $46, for the three months ended September 30, 2007 compared to the prior year period. The decrease was primarily due to the non-renewal of a maintenance contract from an ongoing customer due to financial constraints driven by a severe natural disaster occurring in 2006.

For the nine month period ended September 30, 2007, total revenues decreased $505, or 27%, to $1,345 compared to total revenues of $1,850 in the corresponding prior year period. Product revenues decreased 26%, or $283, and maintenance revenues decreased 30%, or $222, compared to the corresponding prior year period. The reduction in product revenue reflects reduced royalties from our Asia Pacific channel partner and lower reported royalties from a major natural input/Jot customer compared to the nine month period of the prior year. The decrease in maintenance revenue for the nine months ended September 30, 2007 was primarily due to the non-renewal of a maintenance contract discussed above.

Cost of Sales

Cost of sales primarily includes amortization of new and previously capitalized software development costs associated with the Company’s product and maintenance revenues. Cost of sales increased $44, or 79%, to $100 for the three months ended September 30, 2007, compared to $56 in the prior year period. The increase is due to amortization of previously capitalized software development costs which increased $59, or 190%, to $90, compared to $31 in the prior year period.

For the nine month period ended September 30, 2007, cost of sales increased $168, or 111%, to $320, compared to $152 in the prior year period. The increase over the comparable nine month period is due to the increase in third party hardware sold with the Company’s eSignature products and the increase in amortization of previously capitalized software development costs. Cost of sales is expected to increase near term due to the sale of third party hardware and as the capitalized software development for new and existing products are completed and amortization begins.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of salaries and related costs, outside engineering, maintenance, and allocated facilities expenses. Research and development expenses decreased approximately 59%, or $126, for the three month period ended September 30, 2007 compared to the prior year period. The capitalization of software development costs during the three months ended September 30, 2007 was the significant factor in the  decrease compared to the prior year period. Total costs, before capitalization of software development and other allocations, were $379 for the three month period ended September 30, 2007 compared to $403 in the prior year period. The decrease is primarily due to reduced salaries and related expenses, resulting from the elimination of two engineers.

For the nine month period ended September 30, 2007, research and development expenses decreased $292, or 46%, compared to the prior year period. The reduction in expense is due to the reasons stated for the three month period above.

Research and development expenses before capitalization of software development costs, as well as the amounts to be capitalized on future product development, are expected to remain at current levels.

Sales and Marketing Expenses

Sales and marketing expenses decreased 21%, or $98, for the three month period ended September 30, 2007 compared to the prior year period. The decrease was attributable to reductions in salary and related expenses, including stock based compensation, resulting from the reduction of two sales persons and decreases in recruiting, advertising and marketing programs.

For the nine month period ended September 30, 2007, sales and marketing expense decreased $320, or 26%, compared to the prior year period. The decrease is due primarily to the reasons discussed for the change in the three month period above.

The Company expects sales and marketing expenses will increase above the current levels in the near term due to increases in sales personnel during the third quarter of 2007.

General and Administrative Expenses

General and administrative expenses increased 5%, or $22, for the three month period ended September 30, 2007 compared to the prior year period. The increase was primarily due to an increase in the Company’s bad debt provision during the three months ended September 30, 2007 of $38. This increase relates to some foreign receivables that have come into question due to a customer’s cash flow issues.

For the nine month period ended September 30, 2007, general and administrative expenses decreased $138, or 8%, compared to the prior period. The decrease is primarily due to reductions in professional service and insurance expenses offset by the increase in the allowance for doubtful account provision discussed above.

The Company anticipates that general and administrative expense will remain below the level of expense incurred in the prior year due to lower professional services and insurance expenses.

Interest Income and Other Income, Net

Interest income and other income (expense), net, decreased $5 and $30 to $4 and $9, for the three and nine month periods ended September 30, 2007, from income of $9 and $39, respectively, in the prior year periods. The decrease is due to the reduced cash balance during the most of the current three and nine month periods ended September 30, 2007 compared to the prior year.

Interest Expense

Interest expense-related party increased $46 and $95, respectively, for the three and nine months ended September 30, 2007. There was no related party debt in the comparable periods in the prior year. Interest expense-other for the three month period ended September 30, 2007 decreased 40%, or $28, to $42 compared to $70 in the prior year period. The decrease was primarily due to conversion of a portion of the convertible debt in the first half of the prior year. For the nine months ended September 30, 2007, interest expense-other decreased 8%, or $10, compared to the prior year period. The decrease in interest expense related to the reduction in the convertible debt balance discussed above was partially offset by new debt financing completed in the first two quarters of 2007 and the last quarter of 2006. See Notes 4 and 5 in the Unaudited Condensed Consolidated Financial Statements beginning on page F-8 of this prospectus.

Amortization of loan discount and deferred financing expense-related party increased $95 and $242, respectively, for the three and nine months ended September 30, 2007. There was no related party debt in the comparable periods in the prior year.

Amortization of loan discount and deferred financing-other, which includes warrant, beneficial conversion feature and deferred financing costs, associated with the convertible notes and note and warrant purchase agreements, increased 247%, or $230, for the three month period ended September 30, 2007 compared to $93 in the prior year period. Amortization of loan discount and deferred financing-other for the nine month period ended September 30, 2007 increased 14%, or $68, to $566 as compared to $498 in the prior year period. The increase for the three and nine month periods ended September 30, 2007, was due to the increase in borrowings in 2007 and $202 of additional beneficial conversion feature costs due to a reduction in the conversion price of the convertible debt. See Notes 4 and 5 in the Unaudited Condensed Consolidated Financial Statements beginning on page F-8 of this prospectus.

 The Company amortized an additional $27 to interest expense over the remaining life of the convertible notes through their maturity on October 28, 2007. Except for $117 of modified notes, the remaining convertible notes and accrued interest thereon was paid on October 28, 2007. In addition the Company will amortize an additional $481 of warrant cost related to the notes and warrant purchase agreements entered into between November 2006 and June 2007 to interest expense over the remaining life of the notes.

Contractual Obligations

The Company had the following material commitments as of September, 2007:

	Payments due by period
Contractual obligations	Total	2007	2008	2009	2010	2011	Thereafter
Short-term debt (1)	$1,382	$1,382	$—	$—	$—	$—	$—
Short-term debt related party (2)	1,320		1,320
Long-term debt related party (3)	400	—	400	—	—	—	—
Operating lease commitments (4)	1,120	64	264	272	280	240	—
Total contractual cash obligations	$4,222	$1,446	$1,984	$272	$280	$240	$—

(1)         Short-term debt reported on the balance sheet is net of approximately $20 in discounts representing the fair value of warrants issued to the investors and the beneficial conversion feature associated with the convertible notes.

(2)         Short-term debt related party reported on the balance sheet is net of approximately $336 in discounts representing the fair value of warrants issued to the investors.

(3)         Long-term debt reported on the balance sheet is net of approximately $145 in discounts representing the fair value of warrants issued to the investors.

(4)         The operating lease commenced on November 1, 2002. The lease was renegotiated in December 2005 and extended for an additional 60 months. The base rent increases approximately 3% per annum over the term of the lease, which expires on October 31, 2011.

The Company has suffered recurring losses from operations that raise a substantial doubt about its ability to continue as a going concern. Further, the Company’s auditors have expressed a substantial doubt about the Company's ability to continue as a going concern. With the exception of fiscal year 2004, in each year since the Company’s inception the Company has incurred losses. There can be no assurance that the Company will have adequate capital resources to fund planned operations or that any additional funds will be available to it when needed, or if available, will be available on favorable terms or in amounts required by it. If the Company is unable to obtain adequate capital resources to fund operations, it may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on its business, results of operations and ability to operate as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Fiscal Year Ended December 31, 2006, Compared to Fiscal Year Ended December 31, 2005

The following table sets forth summarized consolidated financial information for the fiscal years ended December 31, 2006 and 2005.

	Year Ended December 31,
	2006	2005
Revenues:
Product	$1,427	$2,067
Maintenance	915	1,054
	2,342	3,121
Operating costs and expenses:
Cost of sales:
Product	101	105
Maintenance	149	43
Research and development	817	1,144
Sales and marketing	1,658	1,240
General and administrative	2,174	2,173

	4,899	4,705

(Loss) income from operations	(2,557)	(1,584)
Interest income and other income (net)	43	17
Interest expense:
Related party	(11)	—
Other	(105)	(208)
Amortization of loan discount and deferred financing cost:
Related party	(70)	—
Other	(591)	(2,275)
Minority interest	5	19
Net (loss) income	$(3,286)	$(4,031)

Revenues

Total revenues declined 25%, or $779, in 2006, to $2,342, compared to revenues of $3,121 in the prior year. The decline was primarily due to the absence of large dollar rollout-type deployments from our installed base of proof-of-concept and pilot eSignature installations.

The Company believes the 2006 decrease in eSignature revenue, and the decrease in 2005 revenue relative to 2004, reflects fluctuations in information technology spending but is primarily attributable to the realities of an emerging market. The Company’s 2004 record setting financial results were driven by large respected early adopter enterprises in the financial industry. Although total 2004 eSignature revenue was attributable to over seventy customers worldwide, 85% of the total eSignature revenue was driven by two major orders. The Company believes these top tier respected early adopters play a critical and necessary role as reference accounts, confirming CIC’s technology and its associated ROI, and that the successful completion of these initial deployments is fundamental to sustained sales growth available from the much larger base of potential customers. This mainstream market is comprised of both enterprise customers and the channel partners required to provide the broad market access and sales coverage needed to achieve market takeoff. These key early adopter accounts have now successfully completed their initial deployments and are functioning as CIC reference accounts.

In addition, the Company experienced intense competitive pressure in 2006 which required rapid response to eSignature market demands involving second and third generation products. This included multi-model signings, web offerings and server side solutions. Although this product evolution is consistent with the transition from a developing market to market take-off, 2006 revenue was negatively impacted by the delay in large follow-on rollout-type deployments from our installed base of initial deployments, especially with top-tier early adopter financial institutions. The Company believes it has maintained and enhanced its product and competitive leadership as evidenced by follow-on orders from top-tier early adopters as well as new orders from new top-tier customers received late last year and in the first quarter of 2007.

Cost of Sales

Cost of sales increased 69%, or $102, for the twelve months ended December 31, 2006, compared to the prior year. The increase is primarily due to increased amortization of new and previously capitalized software development costs associated with the Company’s product and maintenance revenues. Direct engineering costs associated with development contracts and proof of concepts orders increased approximately $9 to $94, compared to the prior year. Cost of sales is expected to increase near term as capitalized engineering software development for new and existing products is completed and products are released.

Operating Expenses

Research and Development Expenses

Research and development expenses decreased approximately 29%, or $327, for the year ended December 31, 2006 compared to the prior year. Research and development expenses consist primarily of salaries and related costs, outside engineering, maintenance items, and allocated facilities expenses. The most significant factors in the $327 decrease were the reduction in the use of outside engineering services and the increase in software development costs capitalized during 2006 compared to the prior year. Facilities and allocated expenses were down from the prior year but were offset by the expensing the estimated fair value of stock options that vested in 2006 required under SFAS 123(R). See Critical Accounting Policies “Share-Based Compensation.”  Total expenses, before capitalization of software development costs and other allocations was $1,628 for the year ended December 31, 2006, compared to $1,144 in the prior year. Research and development expenses before capitalization of software development costs, as well as the amounts to be capitalized on future product development are expected to remain consistent with the 2006 amount.

Sales and Marketing Expenses

Sales and marketing expenses increased 34%, or $418, for the twelve months ended December 31, 2006, compared to the prior year. The increase was primarily attributable to an increase in salary related expense, including stock based compensation, resulting from the addition of two sales persons, and increases in advertising and marketing programs including increased participation at tradeshows and related exhibit and marketing collateral expenses and the redesign of our website all aimed at increasing revenue generation through increased market awareness and sales coverage. In addition, there was an increase in engineering allocated expense in support of sales related communications and customer demonstration activities including the trade shows and exhibits. The Company expects sales and marketing expenses to decrease in the near term due to planned reductions in advertising and marketing related programs.

General and Administrative Expenses

General and administrative expenses for the twelve months ended December 31, 2006 were virtually unchanged compared to the prior year. Salaries and related expense including stock based compensation increased due to salary increases and the requirements of SFAS 123(R), (see critical accounting policies “Share-based compensation”), while professional services, insurance and allocated expenses were reduced due to the settlement of patent litigation, renegotiation of the Company’s office lease and reductions in annual insurance premiums. The Company anticipates that general and administrative expense will decrease over the near term due to lower professional services and insurance expenses.

Interest Income and Other Income, Net

Interest income and other income, net increased 153%, or $26, to $43 for the year ended December 31, 2006, compared to $17 in the prior year period. In the prior year our joint venture in China disposed of certain fixed assets at a loss which is included in interest income and other, net in the prior year.

Interest Expense

Interest expense decreased 44%, or $92, to $116 for the year ended December 31, 2006, compared to $208 in the prior year period. The decrease was primarily due to reductions in the amount of debt as the result of conversions of the outstanding notes into shares of common stock. See Note 3 in the Consolidated Financial Statements for the year ended December 31, 2006.

Amortization of loan discount, which includes warrant and beneficial conversion feature costs, and deferred financing costs, associated with the convertible notes decreased 74%, or $1,684, to $591 for the year ended December 31, 2006 compared to $2,275 in the prior year. The decrease was primarily due to the amortization of the loan discount and deferred financing costs related to the conversion of $2,782 of the convertible notes over the prior 24 months. The Company will be required to amortize an additional $303 to interest expense over the remaining life of the convertible notes or sooner if the notes are converted before the due date.

In addition to the above, the Company has amortized $70 of a debt discount attributable to the fair value assigned to warrants to interest expense associated with a note and warrant purchase agreement entered into with a greater than 5% stockholder and an unrelated third party in August 2006. See Note 4 in the Consolidated Financial Statements for the year ended December 31, 2006 included with this prospectus. The Company will amortize an additional $266 to interest expense over the life of the loan.

Fiscal Year Ended December 31, 2005, Compared to Fiscal Year Ended December 31, 2004

The following table sets forth summarized consolidated financial information for the fiscal years ended December 31, 2005 and 2004.

	Year Ended December 31,
	2005	2004
Revenues:
Product.	$2,067	$6,315
Maintenance	1,054	969
	3,121	7,284
Operating costs and expenses:
Cost of sales:
Product	105	53
Maintenance	43	—
Research and development.	1,144	1,187
Sales and marketing	1,240	1,306
General and administrative	2,173	2,483

	4,705	5,029

(Loss) income from operations	(1,584)	2,255

Interest income and other income (net)	17	47
Interest expense:
Other	(208)	(514)
Amortization of loan discount and deferred financing cost:
Other	(2,275)	(187)
Minority interest	19	19
Net (loss) income	$(4,031)	$1,620

Revenues

Overall revenues declined 57%, or $4,163, in 2005, to $3,121, compared to revenues of $7,284 in the prior year. The decrease is primarily due to the absence of large multi-million dollar rollout orders from early adopter accounts as occurred in first and third quarters in 2004. Maintenance revenues increased 9% or $85, to $1,054, compared to the prior year. The increase is due to the renewal of maintenance agreements from prior years.

In 2004, the Company signed a new agreement with eCom Asia Pacific Pty Ltd, or eCom. The new agreement appoints eCom as exclusive master reseller for CIC products to end users and resellers with the authority and responsibility to create optimal distribution channels within the People’s Republic of China. This agreement provides for guaranteed minimum quarterly royalties over a two-year period. eCom is one of the world’s most experienced eSignature solutions providers and has been a proven reseller and integrator of CIC eSignature products in the Asia Pacific region for over six years. eCom has highly visible deployments, including Prudential Plc in Singapore, Malaysia and Hong Kong. The partnership with eCom is targeted to achieve our objective of establishing enhanced sales coverage in China, leveraging our new SignatureOne™ technology with a trusted and proven partner. The Company believes that the channel partner strategy will deliver increasing and sustained revenue growth.

The Company made an investment in new sales personnel during 2005. The Company believes that this investment will increase corporate eSignature revenues in the near term through a stronger focus and presence in its target markets. In addition, the Company believes that the sales of smaller pilot deployments of its products to customers will lead to greater sales in future periods as the customers roll out their applications on wider scales. However, the timing of customer product roll outs is difficult to project due to many factors beyond the Company’s control. The Company views eSignature as a high potential revenue market and intends to continue to place increasing focus on this market.

Cost of Sales

Cost of sales increased 179%, or $95, to $148 for the twelve months ended December 31, 2005 as compared to $53 in the prior year. The increase is primarily due to increases in capital software amortization of $62 and engineering costs amounting to $86 associated with development contracts.

Operating Expenses

Research and Development Expenses

Research and development expense decreased 4%, or $43, to $1,144 for the year ended December 31, 2005 compared to $1,187 in the prior year period. Research and development expenses consist primarily of salaries and related costs, outside engineering, maintenance items, and allocated facilities expenses. The most significant factors in the increase are salaries and related expense and outside engineering expenses. Salaries and related expanses increased due primarily as a result of the addition of two engineers and three part-time test engineers, while outside engineering expense increased due to the use of services to complete a joint development project. The Company maintains a relationship with an outside engineering group familiar with its products and may draw on their services, in the future, as required, which could have a material effect on the amount of outside engineering expense reported.

Capitalized software development costs increased 564%, or $254, to $299 for the year ended December 31, 2005 compared to $45 in the prior year period. The increase in capitalized software development cost was due to new product development and significant upgrades and enhancements made to the Company’s natural input and eSignature products. Capitalization of software development costs are expected to remain at increased amounts for the foreseeable future. Engineering costs charged to cost of sales increased $85 compared to $0 in the prior year period. The increase is primarily due to customer paid development orders completed in 2005.

Sales and Marketing Expenses

Sales and marketing expenses decreased 5%, or $66, for the year ended December 31, 2005 compared to $1,306 in the prior year period. Sales and marketing expenses consist of salaries, commissions and related expenses, professional services, advertising and promotion, general office and allocated facilities expenses. The most significant factors in the increase in expenses were increased salaries and related expenses. The increase in salaries and related expense was due primarily to the addition of two sales persons. The increases in salaries and related expenses were offset by lower commission expense due primarily to a decrease in revenues, and lower travel and entertainment expenses due to the changes in geographic location of the new sales staff that required less travel expense to potential customer locations. Recruiting expense increased due to the hiring of additional sales staff utilizing professional search firms. The Company anticipates that sales and marketing expenses, net of commissions, will continue to increase in the near term as it strengthen its sales staff and efforts in pursuit of new opportunities in the eSignature market space. The Company continues to pursue a channel strategy for its eSignature products. The Company believes the channel strategy, along with its current and potential partners, will produce increasing revenues in the near term.

General and Administrative Expenses

General and administrative expenses decreased 12%, or $310, to $2,173, for the year ended December 31, 2005 compared to $2,483 in the prior year period. General and administrative expense consists of salaries, professional fees, investor relations expenses, patent amortization and office and allocated facilities costs. Salaries and wages increased 3%, or $26, to $770 for the year ended December 31, 2005 compared to $744 in the prior year period. The increase was due primarily to increases in employee salaries. Professional service expense, which includes consulting, legal and outside accounting fees, increased 6%, or $32, to $574 for the year ended December 31, 2005, compared to $542 in the prior year period. The increase was due primarily to an increases in legal fees associated with the infringement litigation related to the enforcement of its patents by the Company. The Company’s bad debt expense decreased 97%, or $144, to $4 for the year ended December 31, 2005, compared to $148 in the prior year period. The decrease was primarily due to providing a reserve for the channel partner receivables of a joint venture. At this time, the Company believes that its provision for bad debts is adequate. Other administrative expenses decreased 21%, or $224, to $825 for the year ended December 31, 2005, compared to $1,049 in the prior year period. The decrease was due primarily to spending reductions. The Company believes that its General and Administrative expenses will remain stable for the near term.

Interest Income and Other Income, Net

Interest income and other income, net decreased 64%, or $30, to $17 for the year ended December 31, 2005 compared to $47 in the prior year period. The decrease is primarily due to the disposal of fixed assets by a joint venture.

Interest Expense

Interest expense decreased 60%, or $306, to $208 for the year ended December 31, 2005, compared to $514 in the prior year period. The decrease was primarily due to reductions in the amount of debt as the result of conversions of the notes into shares of common stock.

Amortization of loan discount, which includes warrant and beneficial conversion feature costs, and deferred financing costs, associated with the convertible notes increased 1,117%, or $2,088, to $2,275 for the year ended December 31, 2005, compared to $187 in the prior year. The increase was due to the amortization of the loan discount and deferred financing costs related the conversion of $2,322 of the convertible notes during the twelve months ended December 31, 2005. Subsequent to December 31, 2005, the Company will be required to amortize an additional $895 to interest expense over the life of the convertible notes or sooner if the notes are converted before the due date.

Contractual Obligations at December 31, 2006

The following table sets forth contractual obligations to be settled in cash as of December 31, 2006:

	Payments due by period
Contractual obligations	Total	2007	2008	2009	2010	2011	Thereafter
Short-term debt (1)	$1,382	$1,382	$—	$—	$—	$—	$—
Long-term debt related party (2)	600	—	600	—	—	—	—
Operating lease commitments (3)	1,252	196	264	272	280	240	—
Total contractual cash obligations	$3,234	$1,578	$864	$272	$280	$240	$—

(1)         Short-term debt reported on the balance sheet is net approximately $228 in discounts representing the fair value of warrants issued to the investors and the beneficial conversion feature associated with the convertible notes.

(2)         Long-term debt reported on the balance sheet is net of approximately $266 in discounts representing the fair value of warrants issued to the investors.

(3)         The operating lease commenced on November 1, 2002. The lease was renegotiated in December 2005 and extended for an additional 60 months. The base rent will increase approximately 3% per annum over the term of the lease, which expires on October 31, 2011.

As of December 31, 2006, the Company leased facilities in the United States and China totaling approximately 10,100 square feet. The Company’s rental expense for the years ended December 31, 2006, 2005, and 2004, was approximately $299, $401, and $443, respectively. In December 2005 the Company extended its existing lease in Redwood Shores, California for an additional 60 months. In addition to the base rent in the United States, the Company pays a percentage of the increase, if any, in operating cost incurred by the landlord in such year over the operating expenses incurred by the landlord in the base year. The Company believes the leased offices in the United States and China will be adequate for the Company’s needs over the term of the leases.

Liquidity and Capital Resources

At September 30, 2007, cash and cash equivalents totaled $3,240, compared to cash and cash equivalents of $727 at December 31, 2006. The increase in cash was primarily due to cash provided from financing activities of $3,722. The increase was offset by $586 used for operating activities, capitalization of software development costs of $611, principal payments on capital lease obligations of $5, the acquisition of property and equipment amounting to $4 and the effect of exchange rate changes on cash of $2. Total current assets were $3,752 at September 30, 2007, compared to $1,319 at December 31, 2006. As of September 30, 2007, the Company’s principal sources of funds included its cash and cash equivalents aggregating $3,240.

Accounts receivable decreased $83 over the nine month period ended September 30, 2007 compared to the December 31, 2006 balance, due primarily to the reduction in sales and an increase of $51 in the allowance for doubtful accounts, over the nine months, due to cash flow problems of one of the Company’s customers. The Company expects the development of the eSignature market ultimately will result in more consistent revenue on a quarter to quarter basis and, therefore, less fluctuation in accounts receivable from quarter to quarter.

Prepaid expenses and other current assets increased by $3 over the nine month period ended September 30, 2007 compared to December 31, 2006. Annual fees on maintenance and support costs added to prepaid expenses over the nine month period ended September 30, 2007 were approximately equal to the quarterly amortization amounts.

Accounts payable increased $47 over the nine months ended September 30, 2007 compared to December 31, 2006, due to professional fees related to the preparation of this registration statement pursuant to the August 2007 Purchase Agreement. Accounts payable balances typically increase in the second and fourth quarters when the insurance and annual maintenance and support fees are incurred. Materials used in cost of sales may impact accounts payable depending on the amount of third party hardware sold as part of the software solution. Accrued compensation increased $90 over the nine months ended September 30, 2007 compared to the prior December 31, 2006 balance. The increase is due primarily to the salary deferral by employees in an effort to ease the cash constraints on the Company. The accrued compensation balance may fluctuate due to increases or decreases in the number of personnel and utilization of or additional accruals to the accrued vacation balance.

Total current liabilities were $3,911 at September 30, 2007 compared to $2,135 at December 31, 2006. The increase is primarily due to the classification of $600 and $720 related party debt, net of the related unamortized fair value assigned to the warrants, due in May 2008 and September 2008, respectively, from long to short-term debt, and the amortization of debt discount on the convertible and related party notes.

Deferred revenue, totaling $705 at September 30, 2007 compared to $404 at December 31, 2006, primarily reflects advance payments for products and maintenance fees from the Company’s licensees that are generally recognized as revenue by the Company when all obligations are met. Maintenance revenues are recognized when earned  or over the term of the maintenance agreement, whichever is longer. Deferred revenue is recorded when the Company receives payment from its customers and products or services have not yet been delivered.

In October 2007, the Company offered the holders of the outstanding convertible notes due October 28, 2007 the option of being issued warrants to purchase two (2) shares of the Company’s common stock for each dollar of note principal outstanding in exchange for a two year extension of the note due date and termination of the conversion feature of the note. The new warrants have a three year life and registration rights similar to those of the warrants issued in connection with the notes due October 28, 2007. In October 2007, one note holder, owning a note with a principal balance of $117, accepted the offer with a modification to the exercise price of the warrants revised to the 20 day volume weighted average price of the Company’s common stock ending on October 25, 2007, which was $0.293 per share. The Company issued 234,000 warrants to the investor on the terms discussed above. On October 26, 2007, the Company paid the remaining outstanding debt of $1,265 under the notes due October 28, 2007 and accrued interest thereon.

In November 2006, the Company entered into a $600 long-term debt agreement, or the 2006 Purchase Agreement, of which $450 was borrowed from a stockholder of the Company owning in excess of 5% of the Company’s outstanding shares of common stock (the “Affiliated Stockholder”) and the remaining $150 from an unrelated third party.

The notes issued under the 2006 Purchase Agreement are due May 17, 2008 and bear interest at the rate of 15% per annum payable quarterly in cash. In connection with the notes, the note purchasers were granted warrants to purchase 3,111,000 shares of our common stock. The warrants have a term of three years, commencing on September 30, 2007, and an exercise price of $0.51. The warrants include piggyback registration rights for the underlying shares to participate in certain future registrations of the Company’s common stock.

In February 2007, the Company entered into a Note and Warrant Purchase Agreement, or the February 2007 Purchase Agreement, and a Registration Rights Agreement, each dated as of February 5, 2007, with the Affiliated Stockholder. The Company secured the right to borrow up to six hundred thousand dollars ($600). On March 15, 2007, the Company and the Affiliated Stockholder amended the February 2007 Purchase Agreement to increase the maximum amount of borrowing from $600, to $1,000. The terms of the February 2007 Purchase Agreement and 2006 Purchase Agreement are identical with the exception that the maximum number of warrants that may be issued under the February 2007 Purchase Agreement is 5,185,000 rather than 3,111,000. The warrants have a three year life commencing June 30, 2007 and become exercisable on that date. The warrants have an exercise price of $0.51. The warrants include piggyback registration rights for the underlying shares to participate in any future registrations of the Company’s common stock.

On March 30, 2007 and April 1, 2007, the Company borrowed $670 and $50, respectively, under the February 2007 Purchase Agreement, of which $320 was borrowed from the Affiliated Stockholder and the remaining $400 from unrelated third parties. The proceeds were used for working capital purposes. The Company has ascribed a value of $359 to the 3,733,291 warrants issued as part of this borrowing, which is recorded as a discount to long-term debt, related party, in the balance sheet and will be amortized to interest expense over the life of the loan. The relative fair value ascribed to the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 4.68%; life of 3 years; expected volatility of 45%; and expected dividend yield of 0%. The notes bear interest at the rate of fifteen percent (15%) per annum payable quarterly in cash and are due August 30, 2008.

On June 15, 2007, the Company entered into a Note and Warrant Purchase Agreement, or the June 2007 Purchase Agreement, and a Registration Rights Agreement, each dated as of June 15, 2007. The Company secured the right to borrow up to one million dollars ($1,000). As of September 30, 2007, the Company had borrowed $400 under this facility. The Company used the proceeds of the financing for additional working capital. Pursuant to the June 2007 Purchase Agreement, upon each draw, the Company is required to issue one or more notes, payable within eighteen months after issuance, bearing interest at the rate of fifteen percent (15%) per annum payable quarterly in cash. The Company, upon drawing on the facility, is required to issue warrants to purchase shares of its common stock, the number to be determined by use of a formula known as the Cox-Rubenstein Model, which takes into account the volatility of the underlying stock, the risk free interest rate, dividend yield and exercise price. The exercise price of the warrants will be determined by the volume weighted average price of the common stock for the thirty business days preceding the date of the applicable draw. The warrants will include piggyback registration rights for the underlying shares to participate in certain future registrations of the Company’s common stock.

The June 2007 Purchase Agreement required the Company to draw $400 of the funds upon signing. Applying the formula described above, as of September 30, 2007, the Company has issued warrants to purchase 3,167,898 shares of its common stock at an exercise price of $0.25 per share. The Company has ascribed a value of $187 to the warrants issued as part of this borrowing, which is recorded as a discount to long-term debt, related party, in the balance sheet and will be amortized to interest expense over the life of the loan. The relative fair value ascribed to the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 4.90%; life of 3 years; expected volatility of 69%; and expected dividend yield of 0%. As described above, the $400 note bears interest at the rate of fifteen percent (15%) per annum payable quarterly in cash and is due December 30, 2008. No commitment fee is required to keep the remaining $600 of funds available.

The Company used a volume weighted average price of the common stock for the thirty business days preceding the date of the applicable draw to determine the $0.25 exercise price of the 3,167,898 warrants issued with the June 2007 Purchase Agreement. The calculation produces an exercise price less than the exercise price of the warrants associated with the convertible debt and less than the conversion price of such debt. This resulted in the Company having to reset both the conversion price of the convertible debt and the exercise price of the associated warrants. The Company reduced the conversion price of the convertible debt from $0.46 to $0.45. The effect of this re-pricing resulted in the Company incurring $189 of additional interest expense during the three and nine month periods ended September 30, 2007. If all of the $1,382 remaining notes are converted to common stock, the Company will issue approximately an additional 380,000 shares due to this price reset. The weighted average exercise price of the warrants associated with the convertible debt was reduced from $0.50 to $0.44, resulting in a reduction in gross proceeds if all of the warrants are exercised of $291.

Interest expense related to the note and warrant purchase agreements for the three and nine month periods ended September 30, 2007, was $65 and $139, respectively, which includes related party interest of $46 and $95, respectively. Amortization of debt discount related to the note and warrant purchase agreements included in interest expense for the three and nine month periods ended September 30, 2007 was $133 and $294, respectively, which includes amortization of related party discount of $95 and $242, respectively.

On August 24, 2007, the Company entered into the August 2007 Purchase Agreement with Phoenix Venture Fund LLC. On September 14, 2007 the Company issued to the purchaser 21,500,000 shares of the Company’s common stock at a price per share of approximately $0.14, for an aggregate purchase price of $3,000. The Company also paid an advisory fee of $250 to the managing member of the purchaser for services rendered in connection with the sale of the shares and $40 to the purchaser’s legal counsel for services associated with the financing. The Company was permitted under the terms of the August 2007 Purchase Agreement to use up to $1,400 of the net proceeds to repay outstanding indebtedness. In October 2007, the Company used a portion of the proceeds of the sale of the shares for payment of $1,265 of outstanding indebtedness payable to holders of notes due October 28, 2007. The Company expects to use the remaining net proceeds as additional working capital.

Under the August 2007 Purchase Agreement, so long as the purchaser holds shares of our common stock representing at least fifty-percent of the shares of common stock purchased pursuant to the August 2007 Purchase Agreement and at least five-percent of our outstanding capital stock, the managing member of the purchaser is entitled to a right of first offer to exclusively provide debt or equity financing to us prior to our pursuing debt or equity financing from another party, subject to certain conditions and exclusions. Additionally, provided the purchaser meets the ownership requirements, the managing member of the purchaser is permitted to designate up to two non-voting observers to attend meetings of our Board of Directors and, for a period ending twenty-four months following the date the registration statement of which this prospectus is a part is first declared effective by the Securities and Exchange Commission, we are prohibited from selling or otherwise disposing of our material properties, assets or rights without the consent of the managing member of the purchaser. Further, the August 2007 Purchase Agreement provided that so long as any of the shares sold to the investor are not freely saleable on certain securities exchanges or on the OTC Bulletin Board, certain of our executive officers are prohibited from selling any shares of capital stock of the Company.

The Company was obligated under the August 2007 Purchase Agreement to use its best efforts to prepare and file with the Securities and Exchange Commission the registration statement, of which this prospectus is a part, covering the resale of the securities sold pursuant to the August 2007 Purchase Agreement. The Company was required to use its best efforts to file the registration statement no later than November 15, 2007. The Company must also use its best efforts to keep the registration statement continuously effective under Rule 415 of the Securities Act until the earlier of the date that all shares purchased under the August 2007 Purchase Agreement have been sold or can be sold publicly under Rule 144(k). The Company was obligated to pay the costs and expenses of such registration, which is estimated to be $108.

Off-Balance-Sheet Arrangements

As of December 31, 2006 and September 30, 2007, we did not have any significant off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to our Amended and Restated Certificate of Incorporation, our bylaws, and the provisions of applicable law. Copies of our Amended and Restated Certificate of Incorporation and our Bylaws are filed as exhibits to the registration statement, of which this prospectus is a part.

Authorized Capital Stock

Our authorized capital stock consists of 155,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. As of October 31, 2007, we had 949 stockholders of record, none of which owned shares of our preferred stock.

Common Stock

Authorized Common Stock. This prospectus covers the resale by certain of our stockholders of shares of our common stock, $0.01 par value, which were either issued pursuant to the August 2007 Purchase Agreement or are to be issued upon the exercise of warrants to purchase our common stock we previously issued. As of October 31, 2007 we had 129,057,161 shares of common stock issued and outstanding, 15,149,335 shares reserved for issuance upon the exercise of warrants to purchase our common stock, 6,058,298 shares reserved for issuance upon exercise of 6,011,126 outstanding options and upon exercise of 47,172 options that may be granted in the future under our stock option plans.

Voting Rights. The holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. Stockholders may vote in person or by proxy. Our bylaws provide that the presence of holders of shares representing a majority of the combined voting power of our outstanding capital stock entitled to vote at a stockholders’ meeting constitutes a quorum. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law or our certificate of incorporation. There are no cumulative voting rights.

Dividends and Liquidation. After recognition of any applicable preferences to any outstanding preferred stock, holders of common stock are entitled to share pro rata in any liquidation proceeds, receive dividends as the Board of Directors may lawfully declare out of funds legally available, and share pro rata in any other distribution to the holders of common stock. We have never paid any dividends on our common stock and we do not anticipate doing so in the future.

Other Rights. Holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions, fixed dividend rights, liabilities to further calls, assessment for liabilities under state statute, or any discriminating provision against existing or prospective stock with respect to the common stock.

Preferred Stock

Our Board of Directors is authorized to establish by resolution different classes or series of preferred stock and to fix the rights, preferences, and privileges, including, but not limited to, dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any class or series or the designation of such class or series without any further shareholder vote or action. The issuance of a class or series of preferred stock with special rights or privileges could have the effect of delaying, deferring, or preventing a change in our control, which may adversely affect the voting and other rights of the holders of our common stock. See “Description of Capital Stock—Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions” beginning on page 26. There are currently no classes or series of preferred stock designated and no shares of preferred stock outstanding.

Election and Removal of Directors

Our bylaws require a minimum of three directors, with the number fixed from time to time by our Board of Directors. We currently have five directors. Directors are elected by a plurality of the votes present at each annual meeting of our stockholders. Any director may be removed from office without cause, but only by the affirmative vote of the holders of not less than a majority of our outstanding capital stock entitled to vote in the election of directors, voting as a single class.

Board Meetings

Our bylaws provide that regular meetings of the Board of Directors will be held at such times as the board determines by resolution, immediately prior to any special meeting of the stockholders, and immediately following the adjournment of any annual or special meeting of the stockholders. The chairman of the Board of Directors, the president, any two directors, or any officer authorized by our Board of Directors, may call special meetings of the Board of Directors.

Under the August 2007 Purchase Agreement, so long as the purchaser of the shares sold under the agreement holds shares of our common stock representing at least fifty-percent of the shares of common stock purchased pursuant to such agreement and at least five-percent of our outstanding capital stock, the managing member of the purchaser is permitted to designate up to two non-voting observers to attend meetings of our Board of Directors.

Annual Meetings of Stockholders

Our bylaws provide that our Board of Directors may designate the date of the annual meeting of the stockholders. For business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice of the matter in writing to our Secretary. In order to be timely, the notice must be delivered to or mailed and received at our principal executive offices not less than 45 and not more than 90 days prior to the annual meeting of the stockholders, provided that if the Board of Directors provides less than 60 days’ prior notice of the annual meeting of the stockholders, the notice from the stockholder must be received by the Secretary not later than the close of business on the fifteenth day following the date on which we mailed notice of the date of the annual meeting.

Special Meetings of Stockholders

Our bylaws provide that special meetings of our stockholders may be called by the chairman of our Board of Directors, by our president, or by holders of not less than 10% of our outstanding capital stock entitled to vote in the election of directors. Business transacted at the meeting is limited to the purposes stated in the notice of the meeting.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, may discourage certain types of takeover practices and takeover bids, and encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation law, or DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions):

•                  prior to such date, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•                  on or before such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes:

•                  a merger or consolidation involving us and the interested stockholder;

•                  a sale of 10% or more of our assets;

•                  a stock sale, subject to certain exceptions, resulting in the transfer of our stock to the interested stockholder;

•                  any transaction involving us that has the effect of increasing the proportionate share of the stock of any class or series beneficially owned by the interested stockholders; or

•                  other transactions resulting in a financial benefit to the interested stockholder.

Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The fact we are subject to Section 203 would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Rights and Preferences of Preferred Stock

Our Board of Directors is authorized to create a new series of preferred stock and to determine the rights and limitations of this preferred stock. Stockholder approval will not be required for the issuance of such shares. Such shares of preferred stock could have rights that are senior to the rights of the holders of shares of common stock, e.g., preferred liquidation rights, cumulative dividends, or voting and conversion rights that could adversely affect the voting power or dividend rights of the holders of common stock and delay, defer, or prevent a change in control of us. Our certificate of incorporation authorizes the issuances of 10,000,000 shares of preferred stock. We currently have no shares of preferred stock outstanding.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitations on Liability and Indemnification of Directors and Officers

Pursuant to the terms of our bylaws, we have agreed to indemnify, to the full extent permitted by the laws of the State of Delaware, any current or former directors and officers who are made, or threatened to be made, a party to an action or proceedings, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such persons is or was a director or officer of the Company, or served any other enterprise as a director or officer at the request of the Company. In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with our certificate of incorporation and bylaws. Currently, we have no such agreements.

Pursuant to our certificate of incorporation, to the fullest extent permitted by the DGCL, our directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

The DGCL also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act or 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Trading and Listing

Our shares of common stock are traded on the Over-The-Counter Bulletin Board, or the “OTC Bulletin Board,” under the trading symbol “CICI.OB.”

Transfer Agent and Registrar

Our stock transfer agent is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

MARKET PRICE INFORMATION

Our shares of common stock are traded on the OTC Bulletin Board under the trading symbol “CICI.OB.”  The market for our common stock is highly volatile. Set forth below are the high and low bid prices for our stock on the OTC Bulletin Board for each quarter during fiscal years 2005 and 2006, and for the first three quarters of fiscal year 2007. The bid prices below reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions. We have not declared any cash dividends on our common stock for the periods indicated.

		Bid Price Per Share
		High	Low
2005	Quarter Ended March 31, 2005	$0.63	$0.38
	Quarter Ended June 30, 2005	$0.59	$0.23
	Quarter Ended September 30, 2005	$0.61	$0.39
	Quarter Ended December 30, 2005	$0.55	$0.37
2006	Quarter Ended March 31, 2006	$0.53	$0.40
	Quarter Ended June 30, 2006	$0.50	$0.39
	Quarter Ended September 30, 2006	$0.41	$0.24
	Quarter Ended December 30, 2006	$0.30	$0.18
2007	Quarter Ended March 31, 2007	$0.20	$0.32
	Quarter Ended June 30, 2007	$0.27	$0.13
	Quarter Ended September 30, 2007	$0.28	$0.15

As of October 31, 2007, there were approximately 949 holders of record of our common stock. As of such date, there were no shares of our preferred stock outstanding. The high and low bid price for our common stock on the OTC Bulletin Board on November 12, 2007 were $0.29 and $0.35, respectively.

DIVIDEND POLICY

Stockholders holding common stock are entitled to dividends only if declared by our Board of Directors. To date, we have neither declared nor paid any dividends on shares of our common stock and we do not anticipate doing so in the foreseeable future.

DESCRIPTION OF INDEBTEDNESS

Notes Due 2007

Pursuant to a Note and Warrant Purchase Agreement dated October 28, 2004, we borrowed $4,195,000 and issued convertible promissory notes, or the 2004 Notes, and common stock purchase warrants, or the Investor Warrants, to acquire 3,632,024 shares of our common stock to certain investors. In addition, as partial compensation to H.C. Wainwright & Co., Inc., or Wainwright, for its services as our placement agent we issued common stock purchase warrants to Wainwright and its designees, which we refer to as the Wainwright Warrants, entitling Wainwright and its designees to purchase up to an aggregate of 1,271,213 shares of our common stock. In addition, we paid Wainwright a cash commission of $285,000 and reimbursed Wainwright for its legal fees in an amount equal to $25,000. Wainwright is entitled to an additional cash commission of approximately $28,000 upon exercise of the Investor Warrants.

The conversion price of the 2004 Notes and the exercise price of 894,389 of the Wainwright Warrants was originally $0.462 per share, which was the volume weighted average price of a share of our common stock for the ten day trading period preceding October 28, 2004. The exercise price of the Investor Warrants and the remaining 376,824 Wainwright Warrants was originally $0.508, which was 110% of the volume weighted average price of a share of our common stock for the ten day trading period preceding October 28, 2004. As of September 14, 2007, the 2004 Notes were convertible at a conversion price of $0.41 per share, with the downward adjustment in the exercise price, in accordance with the adjustment terms of the 2004 Notes, resulting from the issuance of 21,500,000 shares of our common stock on September 14, 2007 to a private investor. As a result of the same transaction, the exercise price of the Wainwright and Investor Warrants was reduced to $0.447 per share for warrants with an original exercise price of $0.508, and to $0.408 per share for the warrants with an original exercise price of $0.462 per share.

In the Note and Warrant Purchase Agreement, we granted the purchasers the right to purchase, on a pro-rata basis, the securities offered in certain subsequent financings in order to maintain their respective percentage ownership in the Company. These participation rights terminated on November 1, 2005. We also agreed to maintain our reporting status under the Securities Exchange Act of 1934, as amended, and to reserve and register for resale a sufficient number of shares to allow the conversion of the 2004 Notes and exercise of the Investor Warrants and Wainwright Warrants. We also agreed to indemnify the investors for all damages suffered by the investors as a result of any inaccuracy in or breach of our warranties, representations or covenants contained in the Note and Warrant Purchase Agreement. The purchasers similarly agreed to indemnify us for all damages incurred as a result of any inaccuracy in or breach of the representations, warranties or covenants of the purchasers.

The 2004 Notes were due on October 28, 2007, to the extent not sooner converted or paid. The 2004 Notes accrued interest at the rate of 7% per annum, payable semi-annually. At our option, accrued interest was payable in registered shares of our common stock, calculated at the market price for the ten trading days prior to such interest payment date. We did not pay accrued interest by issuing additional shares of common stock and no shares for such purposes are currently covered by this registration statement.

On October 31, 2007, we entered into a Debt Restructuring Agreement pursuant to which we modified a portion of the notes issued in October 2004 in the aggregate principal amount of $117,000 into debt with warrants to purchase shares of our common stock, with an exercise price of $0.293 per share. The Agreement entitled the holder to warrants to purchase two (2) shares of the Company’s common stock for each dollar of note principal outstanding in exchange for a two year extension of the note due date and termination of the conversion feature of the note. The warrants have a three year life from the date of issuance. We issued 234,000 warrants to the investor on the terms discussed above.

On October 26, 2007, the Company paid the remaining outstanding debt under the 2004 Notes of $1,265,000 and accrued interest thereon.

The Investor Warrants

The Investor Warrants may be exercised to purchase up to 3,632,024 shares of our common stock, and when issued had an original exercise price of $0.508 per share. The current exercise price of the Investor Warrants is $0.447 per share. If all of the Investor Warrants were exercised, we would generate additional gross proceeds of approximately $1,624,000. In such event, we would owe an additional cash commission to Wainwright of approximately $28,000, leaving net proceeds of approximately $1,600,000.

The Investor Warrants expire on October 28, 2009, and may be exercised, in whole or in part, by an investor upon surrender of the Investor Warrant and payment of the aggregate exercise price in certified or official bank check or by wire transfer.

The exercise price of the Investor Warrants is subject to adjustment upon the occurrence of stock dividends, subdivisions and combinations, recapitalizations, reorganizations, reclassifications, consolidations, mergers and sales of the Company’s assets, and other distributions. In general, the effects of these adjustments are to allow the investor to exercise their respective Investor Warrants and receive the equivalent value of what they would have received had they exercised the Investor Warrant prior to the event. The exercise price also is subject to adjustment upon certain issuances of additional shares of common stock at a per share price that is less than the exercise price then in effect. If the additional shares are issued with a per share price that is less than the exercise price then in effect on or after October 28, 2005, the exercise price is adjusted according to a formula that takes into account the per share price of the additional shares and the number of additional shares issued.

Subject to certain conditions, the Investor Warrants provide that we may repurchase the Investor Warrants for $0.01 per warrant share if the volume-weighted average price of our common stock has been greater than $1.00 per share for a period of twenty consecutive trading days immediately prior to the date we deliver notice of our intent to repurchase the Investor Warrants, and a holder shall not have exercised the Investor Warrants held by such holder during the twenty trading days following receipt of notice from us that we intend to repurchase an Investor Warrant.

The Wainwright Warrants

As partial consideration for the services of Wainwright as placement agent for the 2004 Notes and Investor Warrants, we paid Wainwright a cash commission of $285,000 and issued warrants to acquire, in the aggregate, 1,271,213 shares of our common stock, of which 376,824 shares may be acquired at an exercise price of $0.447 per share and 894,389 shares may be acquired at an exercise price of $0.408 per share, with the exercise price subject to adjustment upon the occurrence of stock dividends, subdivisions and combinations, recapitalizations, reorganizations, reclassifications, consolidations, mergers and sales of the Company’s assets, and other distributions. In accordance with instructions from Wainwright, we issued the Wainwright Warrants to Wainwright and certain of its designees. If all of the Wainwright Warrants are exercised for cash, we will receive approximately an additional $533,000 in gross proceeds. The Wainwright warrants contain a cashless exercise provision that allows the Wainwright holders to exercise the Wainwright Warrants without payment of cash by allowing us to withhold from Wainwright shares of common stock with an aggregate fair market value on the date of exercise equal to the aggregate exercise price of the warrants exercised. The Wainwright Warrants are identical to the Investor Warrants in all other material respects. Unlike the Investor Warrants, no additional cash commission is payable to Wainwright upon exercise of the Wainwright Warrants.

The Note Conversion Warrants

Under the terms of the Debt Restructuring Agreement, we issued warrants to purchase 234,000 shares of our common stock at an exercise price equal to $0.293 per share, the volume weighted average price of our common stock for the twenty day period ending on October 25, 2007. The warrants expire three years from the date of issuance.

Number Of Shares To Be Issued

As noted above, if all of the Investor Warrants, Wainwright Warrants and Note Conversion Warrants were exercised for cash, we will issue 5,137,237 shares of our common stock.

Registration Rights

In connection with the issuance of the 2004 Notes, Investor Warrants, and Wainwright Warrants we entered into a Registration Rights Agreement with the investors, in which we agreed to file and cause to become effective with the Securities and Exchange Commission a registration statement, of which this prospectus is a part, covering the resale of the shares issuable upon conversion of the 2004 Notes and exercise of the Investor Warrants, Wainwright Warrants, and the Note Conversion Warrants. This prospectus is part of the registration statement we filed in compliance with the Registration Rights Agreement.

Notes Due 2008 and 2009

August 2006 Credit Facility

On August 10, 2006, we entered into a Note and Warrant Purchase Agreement, or the August 2006 Purchase Agreement, under which we secured the right to borrow up to $600,000. On November 19, 2006 we issued promissory notes pursuant to which we borrowed the $600,000 available under the August 2006 Purchase Agreement. We used the proceeds for working capital purposes.

The notes issued pursuant to the August 2006 Purchase Agreement are due May 17, 2008 and bear interest at the rate of 15% per annum, payable quarterly in cash. In the event of the occurrence of an event of default under the notes, the holder of a note may declare the entire unpaid principal balance and all accrued interest immediately due and payable. We have the right, at our option, to prepay any amounts due under the notes with no prepayment penalties.

In addition to the notes, we issued to the purchasers of notes under the August 2006 Purchase Agreement warrants to purchase 3,111,000 shares of our common stock. The warrants issued in exchange for the loan have a term of three years beginning on June 30, 2007 and an exercise price of $0.51 per share. The exercise price is subject to adjustments upon the occurrence of stock dividends, subdivisions and combinations, recapitalizations, reorganizations, reclassifications, consolidations, mergers and sales of the Company assets, and other similar events. In general, the effects of these adjustments are to allow the investor to exercise their respective warrants and receive the equivalent value of what they would have received had they exercised the warrant prior to the event.

The warrants issued pursuant to the August 2006 Purchase Agreement include piggyback registration rights for the underlying shares to participate in certain future registrations of the Company’s common stock, which means we must allow the warrant holders to include common shares issuable upon exercise of the warrants in any registration statement we file for registration of our common stock. This registration statement is intended to satisfy our obligations to the holders of the warrants to register for resale the shares issuable upon exercise of the warrants held by them. We are required to indemnify the warrant holders and certain of their affiliates for any material misstatements in, or omissions from, this prospectus or any amendment of, or supplement to, this prospectus.

February 2007 Credit Facility

On February 5, 2007, we entered into a Note and Warrant Purchase Agreement, or the February 2007 Purchase Agreement. Under the February 2007 Purchase Agreement, we were permitted to borrow, on demand through March 31, 2007, an aggregate principal amount of up to $600,000. On March 15, 2007 we amended the February 2007 Purchase Agreement to increase the maximum amount of borrowing from $600,000, to $1,000,000.

On March 30, 2007, and April 1, 2007 we borrowed $670,000 and $50,000 under the February 2007 Purchase Agreement. We used the proceeds for working capital purposes. We also issued warrants to the note holders to purchase 3,733,291 shares of our common stock. The warrants have a term of three years beginning on June 30, 2007 and an exercise price of $0.51 per share.

Like the warrants issued under the August 2006 Purchase Agreement, the warrants issued under the February 2007 Purchase Agreement include piggyback registration rights for the underlying shares to participate in certain future registrations of the Company’s common stock. This registration statement is intended to satisfy our obligations to the holders of the warrants to register for resale the shares issuable upon exercise of the warrants held by them. We are required to indemnify the warrant holders and certain of their affiliates for any material misstatements in, or omissions from, this prospectus or any amendment of, or supplement to, this prospectus.

June 2007 Credit Facility

On June 15, 2007, we entered into a Note and Warrant Purchase Agreement, or the June 2007 Purchase Agreement, under which we secured the right to borrow up to $1,000,000 at any time prior to December 31, 2007.

 Pursuant to the June 2007 Purchase Agreement, upon each draw, the Company will issue one or more notes, payable within eighteen months after issuance, bearing interest at the rate of fifteen percent (15%) per annum payable quarterly in cash.  Also, we will be required to issue warrants to purchase shares of our common stock, the number to be determined by use of a formula known as the Cox-Rubenstein Model, which takes into account the volatility of the underlying stock, the risk free interest rate, dividend yield and exercise price. The exercise price of the warrants will be determined by the volume weighted average price of the common stock for the thirty business days preceding the date of the applicable draw.

The terms of the June 2007 Purchase Agreement required us to draw $400,000 of the funds upon signing and issue warrants to purchase 3,167,898 shares of our common stock at an exercise price of $0.25 per share, and a term of three years commencing on June 30, 2007.  The warrants include piggyback registration rights for the underlying shares to participate in certain future registrations of the Company’s common stock.  This registration statement is intended to satisfy our obligations to the holders of the warrants to register for resale the shares issuable upon exercise of the warrants held by them. We are required to indemnify the warrant holders and certain of their affiliates for any material misstatements in, or omissions from, this prospectus or any amendment of, or supplement to, this prospectus.

USE OF PROCEEDS

This prospectus relates to 36,649,335 shares of our common stock, including 15,149,335 shares issuable upon exercise of warrants, which may be sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. We will receive proceeds from the issuance of the shares of common stock upon exercise of warrants issued under the August 2006 Purchase Agreement, February 2007 Purchase Agreement, and June 2007 Purchase Agreements and upon exercise of the Investor Warrants and the Wainwright Warrants if exercised for cash. Assuming all warrants are exercised for cash, we will receive gross proceeds of approximately $6,508,000 and issue an additional 15,149,335 shares of our common stock. Readers should be aware that certain of the warrants include net issue exercise provisions that may reduce or eliminate the cash proceeds we receive upon exercise of such warrants; however, any such reduction also will have the effect of reducing the number of shares of common stock issued in net issue exercise transactions.

SELLING SECURITYHOLDERS

The selling security holders identified below, or their respective pledges, donees, assignees, transferees or their successors in interest, are selling all of the common shares being offered under this prospectus. The shares of common stock registered for sale under this prospectus are comprised of an aggregate of 36,649,335 shares of common stock. These shares, if issued, would represent approximately 28.4% of our issued and outstanding common stock as of October 31, 2007. The common stock being registered hereby and the underlying warrants and convertible notes were acquired from us in transactions which were exempt from the registration requirements of the Securities Act of 1933, as amended, or the “Securities Act,” provided by Section 4(2) thereof and the Rules promulgated thereunder.

On October 29, 2004, we issued to private investors the 2004 Notes and Investor and Wainwright Warrants, described above under “Description of Indebtedness—Notes Due 2007.”  On October 31, 2007, we entered into a Debt Restructuring Agreement pursuant to which we converted a portion of the notes issued in October 2004 in the aggregate principal amount of $117,000 into debt and warrants to purchase 234,000 shares of our common stock. The Debt Restructuring Agreement entitled the holder to warrants to purchase two (2) shares of the Company’s common stock for each dollar of note principal outstanding, in exchange for a two year extension of the note due date and termination of the conversion feature of the note. The warrants have a three year life from the date of issuance and an exercise price equal to the average of the 20 day volume weighted average price of our common stock, ending on October 25, 2007, which was $0.293 per share.

As of October 31, 2007, the outstanding Investor and Wainwright Warrants were exercisable to purchase 4,903,237 shares of common stock in the aggregate, and the Note Conversion Warrants were exercisable to purchase 234,000 shares of our common stock. As of that date, 894,389 of the Wainwright Warrants had an exercise price of $0.408 per share, the Investor and remaining Wainwright Warrants had an exercise price of $0.447 per share, and the Note Conversion Warrants had an exercise price of $0.293 per share. Pursuant to the terms of a Registration Rights Agreement dated October 28, 2004, we granted the holders of the 2004 Notes and Investor and Wainwright Warrants registration rights covering the common stock issuable upon conversion of the 2004 Notes and exercise of the warrants. This registration statement is intended to satisfy our registration obligations to the holders of the 2004 Notes, one of whom is now the holder of the Note Conversion Warrants, and the Investor and Wainwright Warrants.

Between November 2006 and June 2007, we issued warrants to purchase our common stock under the November Purchase Agreement, February 2007 Purchase Agreement, and June 2007 Purchase Agreement. As of October 31, 2007, warrants issued under the November Purchase Agreement, February 2007 Purchase Agreement, and June 2007 Purchase Agreement exercisable into 10,012,098 shares of our common stock were outstanding at exercise prices ranging from $0.25 per share to $0.51 per share. We granted to the holders of the warrants piggyback registration rights covering the common stock issuable upon exercise of the warrants. This registration statement is intended to satisfy our registration obligations to the holders of those warrants.

On August 24, 2007, we entered into a Securities Purchase and Registration Rights Agreement, or the August 2007 Purchase Agreement, with a single private investor, under which we issued to the purchaser 21,500,000 shares of our common stock. Under the August 2007 Purchase Agreement, we were obligated to file a registration statement, of which this prospectus is a part, covering the resale by the purchaser of the full number of shares of common stock sold pursuant to the August 2007 Purchase Agreement. Further, we are obligated to use our best efforts to keep the registration statement continuously effective under the Securities Act until the earlier of the date that all shares purchased under the August 2007 Purchase Agreement have been sold or can be sold publicly pursuant to Paragraph (k) of Rule 144.  This registration statement is intended to satisfy our registration obligations to the holder of the 21,500,000 shares of common stock issued under the August 2007 Purchase Agreement.

The following list provides, as of October 31, 2007:

•                  the names of the selling security holders;

•                  the number of shares beneficially owned by each selling security holders prior to the offering (assuming exercise of the warrants held by each selling stockholder that are currently exercisable or exercisable within 60 days of October 31, 2007); and

•                  the total number of shares being offered under this offering for each selling security holder’s account.

Except as otherwise indicated in the selling security holders table below or in a footnote to the table, or in the section entitled “Certain Relationships and Related Transactions” beginning on page 57, none of the selling security holders has had any material relationship with us within the past three years. To our knowledge, each of the selling security holders listed below has sole voting and investment power with respect to all of the shares of common stock beneficially owned by it, except as may be listed in the footnotes to the selling security holders table.

For purposes of the table of selling security holders, beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by the holder and the percentage ownership of the holder, shares of common stock issuable upon conversion of the notes and upon exercise of the warrants held by the holder that are currently convertible or exercisable, or are convertible or exercisable within 60 days after the date of the table, are deemed outstanding. The percentage ownership data is based on 129,057,161 shares of our common stock outstanding as of October 31, 2007.

Name of Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After the Offering(1)(2)
	Number	%		Number	%
Basso Multi-Strategy Holding Fund Ltd. (3)	335,298	*	335,298	0	*
Basso Private Opportunity Holding Fund Ltd. (4)	28,571	*	28,571	0	*
BH Capital Investments, L.P. (5)	80,000	*	80,000	0	*
Bushido Capital Master Fund LP (6)	144,641	*	144,641	0	*
Crestview Capital Master, LLC (7)	649,350	*	649,350	0	*
DKR SoundShore Oasis Holding Fund Ltd. (8)	346,320	*	346,320	0	*
DKR SoundShore Strategic Holding Fund Ltd. (9)	86,580	*	86,580	0	*
Enable Growth Partners LP (10)	259,740	*	259,740	0	*
Excalibur Limited Partnership (11)	400,000	*	400,000	0	*
Fort Mason Master, L.P. (12)	152,451	*	152,451	0	*
Fort Mason Partners, L.P. (13)	9,886	*	9,886	0	*
Gamma Opportunity Capital Partners LP (14)	162,337	*	162,337	0	*
GFTF Partners LLC (15)	151,514	*	151,514	0	*
Iroquois Capital LP (16)	649,350	*	649,350	0	*
Otape Investments LLC (17)	86,580	*	86,580	0	*
Paul Masters IRA (18)	10,822	*	10,822	0	*
Richard Molinsky	21,644	*	21,644	0	*
Hudson Bay Fund LP (19)	110,908	*	110,908	0	*
TCMP(3) Partners (20)	97,402	*	97,402	0	*
Truk Opportunity Fund (21)	64,934	*	64,934	0	*
H.C. Wainwright & Co., Inc. (22)	635,607	*	635,607	0	*
Jason A. Stein (23)	95,344	*	95,344	0	*
Ari J. Fuchs (24)	31,780	*	31,780	0	*
John Clarke (25)	206,571	*	206,571	0	*
Scott Koch (26)	206,571	*	206,571	0	*
Richard H. Kreger (27)	47,670	*	47,670	0	*
Rory J. Rohan (28)	47,670	*	47,670	0	*
AFS Investments, Inc. (29)	777,750	*	777,750	0	*
Frederick Farrar (30)	748,603	*	259,250	489,353	*
KENDU Partners Company (31)	1,659,200	1.3%	1,659,200	0	*
Mark Weinstock	259,250	*	259,250	0	*
MDNH Partners L.P. (32)	2,511,562	1.9%	1,187,962	1,323,600	1.0%
Michael W. Engmann (33)	10,259,609	7.9%	4,313,186	5,946,423	4.6%
R.A.M. Options Corporation (34)	259,250	*	259,250	0	*
Ronald Goodman (35)	1,317,750	1.0%	777,750	540,000	*
Rubicon Global Value Fund, L.P. (36)	388,875	*	388,875	0	*
Tracy L. Redding (37)	329,625	*	129,625	200,000	*
Phoenix Venture Fund LLC (38)	21,500,000	16.7%	21,500,000	0	*
ACM SPV, LLC (39)	17,696	*	17,696	0	*

Total	45,148,711	35.0%	36,649,335	8,499,376	6.6%

* Less than one percent.

(1)         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any warrant or other right or upon conversion of a convertible note. Unless otherwise indicated below or in the table entitled “Security Ownership of Certain Beneficial Owners and Management,” each person has sole voting and investment power with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 129,057,161 shares of common stock outstanding as of October 31, 2007.

(2)         To our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our common stock, and each selling stockholder may decide not to sell its shares that are registered under this registration statement.

(3)         Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. (the “Multi-Strategy Fund”) with voting and investment power over the shares held by the Multi-Strategy Fund. Basso GP, LLC (“Basso GP”) is the general partner of Basso. Howard Fischer is the managing member of Basso GP. Accordingly, Mr. Fischer exercises voting and investment control over the shares held by the Multi-Strategy Fund and may be deemed to be the beneficial owner of such shares. Mr. Fischer, on behalf of Basso, Basso GP and himself, disclaims beneficial ownership of the shares held by the Multi-Strategy Fund except to the extent of his pecuniary interest (and the respective pecuniary interests of Basso and Basso GP) in such shares.

(4)         Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Private Opportunity Holding Fund Ltd. (the “Opportunity Fund”). Basso GP, LLC (“Basso GP”) is the general partner of Basso. Howard Fischer is the managing member of Basso GP. Accordingly, Mr. Fischer exercises voting and investment control over the shares held by the Opportunity Fund and may be deemed to be the beneficial owner of such shares. Mr. Fischer, on behalf of Basso, Basso GP and himself, disclaims beneficial ownership of the shares held by the Opportunity Fund except to the extent of his pecuniary interest (and the respective pecuniary interests of Basso and Basso GP) in such shares.

(5)         Henry Brachfeld holds voting and investment power over the shares held by BH Capital Investments LP. Accordingly, he may be deemed to be the beneficial owner of such shares. Mr. Brachfeld disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(6)         Bushido Capital Partners, Ltd. is the General Partner of Bushido Master Fund, L.P., with the power to vote and dispose of the shares of common stock held by Bushido Master Fund, L.P. Mr. Ronald S. Dagar is the Director of Bushido Master Fund, L.P. and the Chief Investment Officer of Bushido Capital Partners, Ltd. Accordingly, Bushido Capital Partners, Ltd. and Mr. Dagar may be deemed the beneficial owner of the shares owned by Bushido Master Fund, L.P. Bushido Capital Partners, Ltd. and Mr. Dagar each disclaim beneficial ownership of the shares being registered except to the extent of their pecuniary interest therein.

(7)         Robert Hoyt, Stewart R. Fink, and Daniel I. Warsh hold shared voting and investment power with respect to the shares held by Crestview Capital Master, LLC. Accordingly, Messrs. Hoyt, Fink, and Warsh may be deemed to be the beneficial owners of such shares. They each disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(8)         The investment manager of DKR SoundShore Oasis Holding Fund Ltd. (the “Oasis Fund”) is DKR Oasis Management Company LP (the “Investment Manager”). The Investment Manager has the authority to do any and all acts on behalf of the Oasis Fund, including voting any shares held by the Oasis Fund. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for investments with respect to the Oasis Fund. Accordingly, Mr. Fischer may be deemed to be the beneficial owner of the shares. The Investment Manager and Mr. Fischer disclaim beneficial ownership of such shares except to the extent of its and his respective pecuniary interest therein.

(9)         DKR Soundshore Strategic Holding Fund Ltd. (the “Strategic Fund”) is managed by DKR Capital Partners L.P. (the “Investment Manager”). The Strategic Fund is multi-managed, and the Investment Manager has hired various sub-advisors to manage portions of the Strategic Fund’s portfolio. With respect to the shares covered by this registration statement, Seth Fischer, the portfolio manager for DKR Oasis Management Company LP, has ultimate responsibility for investment decisions, including voting such shares. Mr. Fischer or the Investment Manager may be deemed to be the beneficial owner of such shares. The Investment Manager and Mr. Fischer disclaim beneficial ownership of such shares except to the extent of its and his respective pecuniary interest therein.

(10)  Mitch Levine, as the managing partner of Enable Growth Partners, L.P., has voting and investment power over the shares held by Enable Growth Partners, L.P. Accordingly, he may be deemed to be the beneficial owner of such shares. Mr. Levine disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(11)  William Hechter has sole voting and investment power with respect to the shares held by Excalibur Limited Partnership. Accordingly, Mr. Hechter may be deemed to be the beneficial owner of such shares. Mr. Hechter disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(12)  Fort Mason Capital, LLC is the general partner of Fort Mason Master, L.P., and in such capacity exercises sole voting and investment authority with respect to the shares owned by Fort Mason Master, L.P. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of their respective pecuniary interest therein, if any.

(13)  Fort Mason Capital, LLC is the general partner of Fort Mason Partners, L.P., and in such capacity exercises sole voting and investment authority with respect to the shares owned by Fort Mason Partners, L.P. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of their respective pecuniary interest therein, if any.

(14)  Gamma Capital Advisors, Ltd. is the General Partner of Gamma Opportunity Capital Partners LP, with sole voting and investment power with respect to the shares held by Gamma Opportunity Capital Partners, LP. Accordingly, Gamma Capital Advisors, Ltd. may be deemed to be the beneficial owner of such shares. Jonathon P. Knight, Ph.D. possesses voting and investment power with respect to such shares.

Accordingly, Dr. Knight may be deemed to be the beneficial owner of such shares. Gamma Capital Advisors, Ltd. and Dr. Knight each disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(15)  Arnold Galman has sole voting and investment power with respect to the shares held by GFTF Partners, LLC. Accordingly, he may be deemed to be the beneficial owner of such shares. Mr. Galman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(16)  Joshua Silverman has voting and investment power with respect to the shares held by Iroquois Capital LP. Accordingly, Mr. Silverman may be deemed to be the beneficial owner of such shares. Mr. Silverman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(17)  Ira M. Leventhal has sole voting and investment power with respect to the shares held by Otape Investments LLC. Accordingly, Ms. Leventhal may be deemed to be the beneficial owner of such shares. Ms. Leventhal disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.

(18)  Paul Masters has sole voting and investment powers with respect to the shares held by Paul Masters IRA. Accordingly, Mr. Masters may be deemed to be the beneficial owner of shares held by Paul Masters IRA. Mr. Masters disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(19)  Yoav Roth, Sander Gerber and John Doscas share voting and dispositive power over the securities held by Hudson Bay Fund. They each disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(20)  Steven Slawson and Walter Schenker have shared voting and investment power with respect to the shares held by TCMP(3) Partners. Accordingly, Messrs. Slawson and Schenker may be deemed to be the beneficial owners of such shares. They each disclaim beneficial ownership in such shares except to the extent of their pecuniary interest therein.

(21)  Michael E. Fein and Stephen E. Saltzstein have shared voting and investment power with respect to the shares held by Truk Opportunity Fund, LLC. Accordingly, they may be deemed to be the beneficial owners of such shares. They each disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(22)  H.C. Wainwright, Inc. (“Wainwright”) is a registered broker dealer and received its warrants as partial compensation for its services rendered in connection with the transactions contemplated by the Note and Warrant Purchase Agreement dated October 28, 2004. Michael Messinger exercises sole voting and investment power over the shares held by Wainwright. Accordingly, he may be deemed to be the beneficial owner of such shares. Mr. Messinger disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(23)  Jason Stein received his warrants as partial compensation for services rendered as an employee of Wainwright in connection with the transactions contemplated by the Note and Warrant Purchase Agreement dated October 28, 2004.

(24)  Ari Fuchs received his warrants as partial compensation for services rendered as an employee of Wainwright in connection with the transactions contemplated by the Note and Warrant Purchase Agreement dated October 28, 2004.

(25)  John Clarke received his warrants as partial compensation for services rendered as an employee of Wainwright in connection with the transactions contemplated by the Note and Warrant Purchase Agreement dated October 28, 2004.

(26)  Scott Koch received his warrants as partial compensation for services rendered as an employee of Wainwright in connection with the transactions contemplated by the Note and Warrant Purchase Agreement dated October 28, 2004.

(27)  Richard Kreger received his warrants as partial compensation for services rendered as an employee of Wainwright in connection with the transactions contemplated by the Note and Warrant Purchase Agreement dated October 28, 2004.

(28)  Rory Rohan received his warrants as partial compensation for services rendered as an employee of Wainwright in connection with the transactions contemplated by the Note and Warrant Purchase Agreement dated October 28, 2004.

(29)  Fred J. Merritt is the President of AFS Investments, Inc., and has sole voting and investment power with respect to the shares owned by AFS Investments, Inc. Accordingly, he may be deemed to be the beneficial owner of such shares. Mr. Merritt disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(30)  Includes warrants to purchase 259,250 shares of common stock.

(31)  Michael Engmann is a partner of Kendu Partners and, as such, may be deemed to be the beneficial owner of such shares. Mr. Engmann disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein..

(32)  Michael Engmann is a partner of MDNH Partners, L.P. and, as such, may be deemed to be the beneficial owner of such shares. Mr. Engmann disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(33)  Shares of common stock beneficially owned prior to the offering includes warrants to purchase 1,187,962 shares of common stock, which warrants are owned by MDNH Partners, L.P. (“MDNH”), of which Michael Engmann is a partner. Shares of common stock beneficially owned prior to the offering also includes 1,323,600 shares of common stock owned by MDNH, and 1,659,200 warrants to purchase common stock owned by Kendu Partners (“Kendu”), of which Mr. Engmann is a partner. Mr. Engmann disclaims beneficial ownership of the shares owned by MDNH and Kendu, except to the extent of his pecuniary interest therein.

(34)  Herbert Kurlan is the President of R.A.M. Options Corporation, and has voting and investment power with respect to the shares held by R.A.M. Options Corporation. Mr. Kurlan disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(35)  Includes warrants to purchase 777,750 shares of common stock.

(36)  Steven Shum is the director of Rubicon Global Value Fund, L.P., and has voting and investment power with respect to the shares held by Rubicon Global Value Fund, L.P. Mr. Shum disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(37)  Shares are beneficially owned jointly by Tracy L. Redding and Ann S. Redding.

(38)  SG Phoenix Ventures LLC is the Managing Member of Phoenix Venture Fund LLC (the “Phoenix Fund”), with the power to vote and dispose of the shares of common stock held by the Phoenix Fund. Accordingly, SG Phoenix Ventures LLC may be deemed to be the beneficial owner of such shares. Andrea Goren is the co-manager of SG Phoenix Ventures LLC, has the shared power to vote and dispose of the shares of common stock held by the Phoenix Fund and, as such, may be deemed to be the beneficial owner of the common shares owned by the Phoenix Fund. Philip Sassower is the co-manager of SG Phoenix Ventures LLC, has the shared power to vote and dispose of the shares of common stock held by the Phoenix Fund and, as such, may be deemed to be the beneficial owner of the common shares owned by the Phoenix Fund. SG Phoenix Ventures LLC, Mr. Goren and Mr. Sassower each disclaim beneficial ownership of the shares owned by the Phoenix Fund, except to the extent of their respective pecuniary interests therein.

(39)  Jason Papastavrou has voting and investment power with respect to the shares owned by ACM SPV, LLC.  Mr. Papastavrou disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest, may from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at prices otherwise negotiated. The selling stockholders may use any one or more of the following methods when selling shares:

•      ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•      block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•      purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•      an exchange distribution in accordance with the rules of the applicable exchange;

•      privately negotiated transactions;

•      short sales;

•      broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•      a combination of any such methods of sale; and

•      any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. We have not been informed that any selling stockholders expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The shares offered in this prospectus were originally issued to the selling stockholders under exemptions from the registration requirements of the Securities Act, and we agreed to register the shares held by or issuable to the selling stockholders under the Securities Act. We intend to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the date on which the selling stockholders have sold all of the shares under the registration statement, or (ii) the date on which the shares under the registration statement may be sold without restriction pursuant to Rule 144 under the Securities Act. We have agreed to pay all expenses in connection with this offering, not including underwriting discounts, commissions, or transfer taxes relating to the sale of the shares by the selling stockholders. We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of our common stock and activities of the selling stockholders. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

The number of a selling stockholder’s shares offered under this prospectus will decrease as and when the shares are sold. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock sold pursuant to this prospectus.

BUSINESS
(dollars in thousands, except per share data)

General

We are a supplier of electronic signature solutions for business process automation in the financial industry and a supplier of biometric signature verification technology. Our products enable companies to achieve paperless business transactions with multiple signature technologies across virtually all applications and hardware platforms. To date, we have delivered biometric and electronic signature solutions to over 400 companies worldwide. These deployments are primarily in the financial industry, and include AIG/AGLA, Charles Schwab & Co., JP Morgan Chase, Prudential Financial, Inc., State Farm Insurance Co. and Wells Fargo Bank, NA. We provide a comprehensive and scaleable electronic signature solution suite based on over 20 years of experience and significant input from our valued financial industry client base. We also supply natural input/text entry software for handheld computers and smartphones. We sell directly to enterprises and through system integrators, channel partners and OEMs. We are headquartered in Redwood Shores, California.

Core Technologies

Our core technologies are classified into two broad categories: “transaction and communication enabling technologies” and “natural input technologies.”  These technologies include:

•                  multi-modal electronic signature, which involves the ability to capture and bind multiple signing technologies to a transaction record or document including:  handwritten biometric signatures, stamps, electronic seals, passwords, fingerprint, voice, and click-sign;

•                  handwritten biometric signature verification, which measures and evaluates physical properties for authentication;

•                  cryptography (via the Sign-it, iSign, and SignatureOne products), which involves the transformation of data to into unintelligible form; and

•                  multilingual handwriting recognition software (via the Company’s Jot product), which converts handwritten data into machine readable text.

Transaction and Communication Enabling Technologies. Our transaction and communication enabling technologies are designed to provide a cost-effective means for securing electronic transactions, providing network and device access control, and enabling workflow automation of traditional paper form processing. We believe that these technologies offer more efficient methods for conducting electronic transactions while providing more functional user authentication and heightened data security. Our transaction and communication enabling technologies have been fundamental to our development of software for multi-modal electronic signatures, handwritten biometric signature verification, and data security.

Natural Input Technologies. Our natural input technologies are designed to allow users to interact with a computer or handheld device by using an electronic pen or stylus as the primary input device. Our natural input product offering is a handwriting recognition software for such devices as electronic organizers, pagers and smart cellular phones that do not have a keyboard. For such devices, we believe that handwriting recognition offers the most viable solutions for performing text entry and editing.

Products

Our key products include the following:

•	SignatureOne

The server compliment to CIC’s Sign-it software, which enables the real-time capture of electronic and digital signatures in various application environments. All user enrollment, authentication and transaction tracking in SignatureOne are based on data from the Sign-it client software.

•	iSign	A suite of application development tools for electronic signatures, biometric signature verification and cryptography for custom developed applications and web based development.

•	Sign-it

Multi-modal electronic signature software for common applications including: Microsoft Word, Adobe Acrobat, AutoDesk AutoCAD, web based applications using HTML, XML, & XHTML, and custom applications for .NET, C# and similar development environments for the enterprise market.

•	Jot	Multi-lingual handwriting recognition software.

Our products and upgrades that were introduced and first shipped in 2006 and 2007 include the following:

iSign v4.0

SignatureOne™ Profile Server v2.0. Oracle

SignatureOne™ Profile Server v2.0. SQL

Sign-it® Tools v3.0 for AutoCAD®

Sign-it® Tools v3.01 for AutoCAD®

Sign-it® Tools v3.0 for Word

Sign-it® Tools v3.02 for Word

Sign-it® v3.0 for AutoCAD®

Sign-it® v3.01 for AutoCAD®

Sign-it® v3.02 for AutoCAD®

Sign-it® v3.1 for AutoCAD®

Sign-it® v6.0 for Acrobat®

Sign-it® v6.01 for Acrobat®

Sign-it® v6.02 for Acrobat®

Sign-it® v6.01 for Word

Sign-it® v6.02 for Word

Sign-it® v6.03 for Word

Sign-it® XF v1.0

Sign-it® XF v1.1

Signature One. The SignatureOne Profile Server provides server-based enterprise administration and authentication of user electronic signatures, or eSignatures, and maintenance of signature transaction logs for eSigned documents. The SignatureOne architecture implements a common process and methodology that provides a uniform program interface for multiple signature methods and multiple capture devices, simplifying enterprise wide integration of business process automation tasks requiring eSignature.

iSign. iSign is an electronic signature and handwritten signature verification software developer’s kit for custom applications or Web-based processes. It captures and analyzes the image, speed, stroke sequence and acceleration of a person’s handwritten electronic signature. iSign provides an effective and inexpensive handwriting security check for immediate authentication. It also stores certain forensic elements of a signature for use in determining whether a person actually electronically signed a document. The iSign kit includes software libraries for industry standard encryption and hashing to protect the sensitive nature of a user signature and the data captured in association with that signature. This software toolkit is used internally by the Company as the underlying technology in its SignatureOne and Sign-it products.

Sign-it. Sign-it is a family of electronic signature products for recording multi-modal electronic signatures as they are being captured, as well as binding and verifying electronic signatures within standard consumer applications. These products combine the strengths of biometrics, and electronic signatures and cryptography with a patented process to ensure legally compliant electronic signatures used to process, transact and create electronic documents that have the same legal standing as a traditional wet signature on paper in accordance with the Electronic Signature in National and Global Commerce Act, and other related legislation and regulations. Organizations wishing to process electronic forms requiring varying levels of security can reduce the need for paper forms by adding electronic signature technologies to their workflow solution. Currently, Sign-it is available for Microsoft Word, AutoCAD, Adobe Acrobat, Web-based transactions using common formats like XML, HTML, or XHTML file formats, and custom application development with .NET, C# or similar development environments.

Jot. Jot software analyzes the individual strokes of characters written with a pen/stylus and converts these strokes into machine-readable text characters. Jot recognizes handwritten input and is specifically designed for small devices. Unlike many recognizers that compete in the market for handheld data input solutions, Jot offers a user interface that allows for the input of natural upper and lowercase letters, standard punctuation and European languages without requiring the user to learn and memorize unique characters or symbols. Jot has been ported to numerous operating systems, including Palm OS, Windows, Windows CE, VT-OS, EPOC, QNX, Linux and OS/9. The standard version of Jot, which is available through original equipment manufacturers, or “OEMs,” customers, recognizes and supports input of Roman-based Western European languages.

Copyrights, Patents and Trademarks

We rely on a combination of patents, copyrights, trademarks, trade secrets and contractual provisions to protect our software offerings and technologies. Our internal policies require that our employees and contractors maintain the confidentiality and access to our proprietary information. We also have a policy of requiring prospective business partners to enter into non-disclosure agreements before we disclose to them any of our proprietary information.

Over the years, we have developed and patented significant elements of our software offerings and technologies. In addition, in October 2000 we acquired from PenOp, Inc. a significant patent portfolio relevant to the markets in which we sell our products. Our patents and the years in which they each expire are as follows:

Patent No.	Expiration
5049862	2008
5544255	2013
5647017	2014
5818955	2015
5933514	2016
6064751	2017
6091835	2017
6212295	2018
6381344	2019
6487310	2019

We believe that these patents provide us a competitive advantage in the electronic signature and biometric signature verification markets. We believe the technologies covered by the patents are unique and allow us to produce superior products. We also believe these patents are very broad in their coverage. The technologies go beyond the simple handwritten signature and include measuring electronically the manner in which a person signs to ensure tamper resistance and security of the resultant documents and the use of other systems for identifying an individual and using that information to close a transaction. We believe that the patents are sufficiently broad in coverage that products with substantially similar functionality would infringe the patents. Moreover, because the majority of these patents do not expire for the next 6 to 12 years from the date of this prospectus, we believe that we have sufficient time to develop new related technologies, which may be patentable, and to establish ourselves as a market leader in these product areas. Accordingly, we believe that for a significant period of time our patents will deter competitors from introducing competing products, unless our competitors are successful in creating substantially different technology or we license our products to them.

We have an extensive list of registered and unregistered trademarks and applications in the United States and other countries. We intend to register our trademarks generally in those jurisdictions where significant marketing of our products will be undertaken in the foreseeable future.

Material Customers

Historically, our revenues have been derived from a limited number of customers. One customer, PalmSource, Inc., accounted for 27% of total revenues in 2006. Snap-On Credit Corporation accounted for 16% and PalmSource, Inc. accounted for 25%, respectively, of our 2005 revenues. State Farm Insurance Company accounted for 46% and Wells Fargo Bank NA accounted for 30%, respectively, of our 2004 revenues.

Seasonality of Business

We believe that sales of our products are not subject to seasonal fluctuations.

Backlog

Backlog approximated $404 and $557 at December 31, 2006 and 2005, respectively, representing advanced payments on service maintenance agreements that were expected to be recognized over the next twelve months. As of September 30, 2007, our backlog approximated $705.

Competition

We face competition at different levels. The technology-neutral nature of the laws and regulations related to what constitutes an “electronic signature” and the multi-modal approach we have taken with our products causes us to compete with different companies depending upon the specific type of signature sought by a prospective customer. Our principal competition for handwritten biometric signatures includes SoftPro Wondernet, and low-end tablet vendors. We face additional competition for our click-wrap, voice, fingerprint, password, and basic click sign technology primarily from Silanis and DocuSign.

Certain of our significant competitors in the natural input market segment include PenPower Group, Advanced Research Technology, Inc., and Decuma AB.

We believe that we have a competitive advantage, in part, due to our range of product offerings and our patent portfolio. There can be no assurance, however, that competitors, including some with greater financial or other resources, will not succeed in developing products or technologies that are more effective, easier to use or less expensive than our products or technologies, which could render our products or technologies obsolete or non-competitive.

Employees

As of October 31, 2007, we employed an aggregate of 21 full-time and 3 part-time employees, 22 of which are in the United States and 2 of which are in China. From time to time, we also utilize additional personnel on an as needed basis. We believe we have good relations with our employees. None of our employees are a party to a collective bargaining agreement.

Geographic Areas

For the years ended December 31, 2006, 2005, and 2004, our sales in the United States as a percentage of total sales were 81%, 85%, and 99%, respectively. For the years ended December 31, 2006, 2005, and 2004, our export sales as a percentage of total revenues were approximately 19%, 15%, and 1%, respectively. Foreign sales are based on the countries to which our products are shipped.

Long-lived assets associated with sales made in the United States were $4,694 and $4,699 for the years ended December 31, 2006 and 2005 respectively. Long-lived assets located in China were $8 and $16 as of December 31, 2006 and 2005 respectively.

For the nine months ended September 30, 2007, our sales in the United States as a percentage of total sales were 91%. For that period, our export sales as a percentage of total revenues were approximately 8%, and long lived assets associated with sales made in the United States were $4,729. Long lived assets located in China were $0 as of September 30, 2007.

Segments

Prior to 2006, we reported our financial results in two segments. Due to the immateriality of the system integration segment, starting in 2007 we reclassified our operations into one segment.

Properties and Facilities

We lease our principal facilities, consisting of approximately 9,600 square feet, in Redwood Shores, California, pursuant to a sub-lease that expires in 2011. We believe our current facilities are suitable to continue operations for the foreseeable future.

MANAGEMENT

Directors

Our affairs are managed under the direction of our Board of Directors. Members of the Board of Directors receive information concerning our affairs through oral and written reports by management, Board of Director and committee meetings, and through other means. Our directors generally attend Board of Directors meetings, committee meetings and informal meetings with management and others, participate in telephone conversations and have other communications with management and others regarding our affairs. Directors serve until their successors are duly elected and qualified or until their earlier resignation, removal or disqualification. The following table sets forth certain information concerning our directors as of the date of this prospectus:

Name	Age	Year First Elected or Appointed

Guido D. DiGregorio	69	1997
Louis P. Panetta (1), (2), (3), (4)	58	2000
C. B. Sung (1), (2), (3), (4)	82	1986
David E. Welch (1), (4)	60	2004

(1)          Member of the Audit Committee (Chairman David E. Welch)

(2)          Member of the Finance Committee (Chairman C. B. Sung)

(3)          Member of the Compensation Committee (Chairman Louis P. Panetta)

(4)          Member of the Nominating Committee (Chairman C. B. Sung)

The business experience of each of the directors for at least the past five years includes the following:

Guido D. DiGregorio was elected Chairman of the Board in February 2002, Chief Executive Officer in June 1999 and President & Chief Operating Officer in November 1997. Mr. DiGregorio began his career with General Electric, from 1966 to 1986, where, after successive promotions in product development, sales, strategic marketing and venture management assignments, he rose to the position of General Manager of an industrial automation business. Prior to joining CIC, Mr. DiGregorio was recruited as CEO of several companies to position those businesses for sustained sales and earnings growth. Those companies include Exide Electronics, Maxitron Corp., Proxim and Display Technologies Inc.

Louis P. Panetta was elected a director of the Company in October 2000. Mr. Panetta is currently the principal of Louis Panetta Consulting, a management consulting firm, and also teaches at the graduate school of business at California State University, Monterey Bay. He served as Vice President-Client Services for Valley Oak Systems from September 2003 to December 2003. From November 2001 to September 2003 Mr. Panetta was a member of the Board of Directors of Active Link. He was Vice President of Marketing and Investor Relations with Mobility Concepts, Inc. (a wireless Systems Integrator), a subsidiary of Active Link Communications, from February 2001 to April 2003. He was President and Chief Operating Officer of PortableLife.com (eCommerce products provider) from September 1999 to October 2000 and President and Chief Executive Officer of Fujitsu Personal Systems (a computer manufacturer) from December 1992 to September 1999. From 1995 to 1999, Mr. Panetta served on the Board of Directors of Fujitsu Personal Systems. Mr. Panetta’s prior positions include Vice President-Sales for Novell, Inc. (the leading supplier of LAN network software) and Director-Product Marketing for Grid Systems (a leading supplier of Laptop & Pen Based Computers).

C.B. Sung was elected a director of the Company in 1986. Mr. Sung has been the Chairman and Chief Executive Officer of Unison Group, Inc. (a multi-national corporation involved in manufacturing, computer systems, international investment and trade) since 1986 and Unison Pacific Corporation since 1979. Unison Group manages investment funds specializing in China-related businesses and is a pioneer in investing in China. Mr. Sung’s background includes over twenty years in various US high technology operating assignments during which time he rose to the position of Corporate Vice President-Engineering & Development for the Bendix Corporation. Mr. Sung was recently acknowledged and honored for his contributions by his native China (PRC) with a documentary produced by China’s National TV focusing on his life and career as an entrepreneurial scholar, successful US high technology executive and for his pioneering and continuing work in fostering capital investment and economic growth between the US and China. He has been a member of the Board of Directors of Capital Investment of Hawaii, Inc. since 1985 and serves on the Board of Directors of several private companies and non-profit organizations.

David E. Welch was elected a director in March 2004 and serves as the financial expert on the Audit Committee. From July 2002 to the present Mr. Welch has been the  principal of David E. Welch Consulting, a financial consulting firm, Mr. Welch has also been Vice President and Chief Financial Officer of American Millennium Corporation, Inc., a provider of satellite based asset tracking and reporting equipment, from April 2004 to the present. Mr. Welch was Vice President and Chief Financial Officer of Active Link Communications, a manufacturer of telecommunications equipment, from 1999 to 2002. Mr. Welch has held positions as Director of Management Information Systems and Chief Information Officer with Micromedex, Inc. and Language Management International from 1995 through 1998. Mr. Welch is a member of the Board of Directors of Security With Advanced Technology, Inc. and AspenBio Pharma, Inc. Mr. Welch is a Certified Public Accountant licensed in the state of Colorado.

There are four committees of our Board of Directors, as set forth below. The members of each committee are appointed by the Board of Directors.

•      Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the quality and integrity of the Company’s financial reports, the Company’s systems of internal controls regarding finance and accounting, and the Company’s auditing, accounting, and financial processes generally. The Audit Committee serves as an independent and objective party to monitor the Company’s financial reporting process and internal control systems, reviews and appraises the efforts of the Company’s independent accountants and internal accountants, and provides an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. All members of the Audit Committee are independent for purposes of applicable securities laws and David E. Welch is the Chair and designated financial expert on the Audit Committee. Other members of the committee are Louis Panetta and CB Sung. A copy of the Audit Committee charter can be found at our website, www.cic.com.

•      Finance Committee. The Finance Committee develops strategies for the financing and development of the Company and monitors and evaluates progress toward established objectives. Messrs. Panetta and Sung are members of the committee.

•      Compensation Committee. The Compensation Committee generally reviews compensation matters with respect to executive and senior management arrangements, makes recommendations to the Board of Directors with respect to cash-based and equity-based incentive plans, and administers our stock option plans. Messrs. Panetta and Sung are members of the committee.

•      Nominating Committee. The Nominating Committee is responsible for considering and making recommendations to the Board of Directors concerning the appropriate size, functions and needs of the Board. The Nominating Committee reviews the appropriate skills and characteristics required of directors in the context of prevailing business conditions. The objective of the Nominating Committee is to create and sustain a Board that brings to the Company a variety of perspectives and skills derived from high-quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom, and mature judgment. We endeavor to have a Board of Directors representing diverse experience at policy-making levels in business, government, education, and technology, and in areas that are relevant to the Company’s business activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board of Directors for an extended period of time. Messrs. Panetta, Sung and Welch are members of the committee. The Board of Directors has adopted a Nominating Committee Charter, a copy of which can be found on our website, www.cic.com.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics, referred to as our Code of Business Conduct and Ethics, which applies to all of our directors, officers, and employees, including our principal executive officer, our principal financial and accounting officer, and our chief product officer. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. Pursuant to the Code of Business Conduct and Ethics, authorization from the Audit Committee is required for a director or officer to enter into a related party transaction or a similar transaction which could result in a conflict of interest. Conflicts of interest are prohibited unless specifically authorized in accordance with the Code of Ethics. A copy of the Code of Business Conduct and Ethics is posted on the Company’s web site, at www.cic.com. The Company intends, when applicable, to post amendments to or waivers from the Code of Conduct and Ethics (to the extent applicable to its senior executive and financial officers) on its website and in any manner otherwise required by the applicable standards or best practices.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Our Compensation Committee is currently comprised of Messrs. Panetta and Sung, both of which are independent directors.

Director Independence

The Board of Directors has determined that Messrs. Panetta, Sung, and Welch are “independent,” as defined under and required by the federal securities laws and the rules of the Nasdaq Stock Market.

Executive Officers

The following table sets forth, as of the date of this prospectus, the name and age of each executive officer of the Company, and all positions and offices of the Company presently held by each of them.

Name	Age	Positions Currently Held
Guido D. DiGregorio	69	Chairman of the Board, Chief Executive Officer and President
Francis V. Dane	56	Chief Legal Officer, Secretary and Chief Financial Office
Russel L. Davis	43	Chief Technology Officer & Vice President, Product Development

Guido D. DiGregorio—See the discussion above under “Directors.”

Francis V. Dane was appointed the Company’s Secretary in February 2002, its Chief Financial Officer in October 2001, its Human Resources Executive in September 1998 and he assumed the position of Chief Legal Officer in December 1997. From 1991 1997 he served as a Vice President and Secretary of the Company, and from 1988 to 1992 as its Chief Financial Officer and Treasurer. Since July 2000, Mr. Dane has also been the Secretary and Treasurer of  Genyous Biomed International Inc. (including its predecessors and affiliates) a company in the biopharmaceutical field focused on the development of medical products and services for the prevention, detection and treatment of chronic illnesses such as cancer. From October 2000 to April 2004, Mr. Dane served as a director of Perceptronix Medical, Inc. and SpectraVu Medical Inc., two companies focused on developing improved methods for the early detection of cancer. From October 2000 to June 2003 Mr. Dane was a director of CPC Cancer Prevention Centers Inc., a company focused on developing a comprehensive cancer prevention program based upon the detection of early stage, non-invasive cancer. Prior to October 2006, Mr. Dane spent over a decade with PricewaterhouseCoopers, his last position was that of Senior Manager, Entrepreneurial Services Division. Mr. Dane is a member of the State Bar of California and has earned a CPA certificate from the states of Connecticut and California.

Russel L. Davis rejoined the Company as Chief Product Officer in August 2005 and now serves as its Chief Technology Officer and Vice President of Product Development. He served as CTO of SiVault Systems, from November 2004 to August 2005. Mr. Davis originally joined CIC in May 1997 and  was appointed Vice President of Product Development & Support in October 1998. Prior to this, Mr. Davis served in a number of technical management roles including; Director of Service for Everex Systems, Inc., a Silicon Valley based PC manufacturer and member of the Formosa Plastics Group, managing regional field engineering operations for Centel Information Systems, which was acquired by Sprint. He also served in the United States Navy supervising shipboard Electronic Warfare operations.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee’s philosophy is based upon the belief that the success of the Company requires the development of, and adherence to, an overall business strategy which achieves the objective of market leadership with the resultant financial results that maximize the Company’s value for the benefit of its stockholders. The achievement of market leadership in the emerging businesses that the Company is addressing requires effective sales coverage of  target markets and accounts, developing and maintaining product differentiation consistent with achieving market share leadership within those target markets and  highly coordinated and motivated efforts of all employees working as a team to achieve results.  In essence, the major objective for the Company, and the underlying basis for its compensation philosophy, is based on achievement of sustained earnings growth, which, for an emerging business, requires achieving and maintaining market share leadership.

The primary goals of the Compensation Committee of the Board of Directors with respect to its philosophy and executive compensation are to attract, motivate, reward and retain the most talented executives possible and to link annual and long-term compensation incentives to the achievement of the Company objectives and performance. To achieve these goals, the Compensation Committee and the Board of Directors have implemented and intend to maintain compensation policies that link a substantial portion of executives’ overall compensation to key strategic, operational and financial goals such as capturing market share, revenue, timely product introductions,  technology validation, expense and cash control, preservation of and increases in stockholder value, and other non-financial goals that the board may from time to time deem important. The Compensation Committee and the Board of Directors evaluate individual executive performance with a goal of setting compensation at levels the Board of Directors believes, based on the general business and industry knowledge and experience of the directors, are comparable with executives in other companies of similar size and stage of development operating in the eCommerce and the eSignature software markets, while taking into account our relative performance and our own strategic goals.

The base salaries of the Company’s executive officers are established by the Board of Directors as part of an annual compensation review cycle, which includes determining the operating metrics and non-financial elements used to measure performance and progress. This review is based on our knowledge of how other biometric/signature software companies and related emerging businesses measure their executive performance and on the key operating metrics that are critical in the effort to increase the value of the Company. The granting of stock options is also considered as part of this annual review process. In performing its review the Board of Directors considers recommendations made by the Company’s Chief Executive Officer regarding other named executives.

Mr. DiGregorio, the Company’s Chief Executive Officer, President and Chairman, currently has an annual salary of $285,000. As of September 2007, $85,000 is being deferred in order to ease cash constraints on the Company. This level of compensation falls within peer ranges according to information obtained from PayScale and SalarySource in December 2006. Mr. DiGregorio’s salary was brought to its current level in September 2005, when it was increased from $250,000, representing the first increase in his salary since 2002 when he assumed the positions of Chairman and CEO in addition to his position as President. This consolidation of positions eliminated approximately $150,000 in annual salary expense that the previous Chairman had been receiving. However, this saving, although significant, was not the driving factor in determining Mr. DiGregorio’s salary. The September 2005 evaluation and the 2006 evaluation (during which Mr. DiGregorio declined any increase, again, in order to ease cash constraints) by the Compensation Committee reflects Mr. DiGregorio’s leadership in the face of adversity, which has resulted in the Company being the recognized leader in the developing eSignature market, most recently recognized in an industry analyst report by Frost and Sullivan in its North American Biometrics Markets - Investment Analysis and Growth Opportunities Report, 2005. This recognition was a follow-on to the 2003 Frost & Sullivan Growth Strategy Leadership Award which the Company received for demonstrating outstanding ability to expand despite difficult market conditions.

When Mr. DiGregorio joined the Company in late 1997, he initially implemented a strategy focused on natural input/text entry embeds on mobile computing devices and retail sales through our website, www.cic.com. The Company believes that this strategy was an important factor in an increase in the per share price of the Company’s stock in 2000, from under $1.00 to nearly $13.00 during that year. However, by early 2001, handheld device shipments of both PDAs and touch screen enabled phones began a sharp decline, which the Company believes was driven by an economic downturn, negatively impacted by rapidly deterioration of so-called “dot com” companies, a recession, and the geopolitical environment. In the face of this adversity, the Company rapidly refocused and identified eSignature as a viable growth opportunity and continues to focus on that developing market.

Whereas the Board of Directors believes that in established markets the CEO is typically evaluated, to a large extent, on his or her ability to deliver increasing profitability, the Board of Directors believes that the better measure in a developing market is the achievement and maintenance of market and product leadership that positions the Company for increases in stockholder value as the market matures and enters take-off. As stated above, despite significant adverse market conditions, the Company is now the recognized leader in the developing eSignature market, including product leadership through three generations of products.

Mr. Dane’s current annual salary is $160,000. In December 1997, Mr. Dane became the Company’s Chief Legal Officer. In September of 2001, upon the resignation of the Company’s then Chief Financial Officer, Mr. Dane assumed the position of Acting CFO at a salary increase of $12,000. This consolidation of positions eliminated the former CFO’s salary of $125,000 and resulted in Mr. Dane’s salary being increased from $96,000 to $130,000 in July of 2002 when he accepted the position of CFO, in addition to his position of Chief Legal Officer. In June of 2004, Mr. Dane’s salary was increased to $145,000. Mr. Dane’s salary was increased to its current level in October of 2005. This increase was based upon the same factors taken into account in determining the CEO’s increase at that time, as discussed above.

Mr. Davis first joined the Company in May 1997 and has been continuously employed by the Company since that time, except for the period from November 2004 through August 2005. In August 2005 he rejoined the Company as its Chief Technology Officer at his current salary of $165,000. The Board of Directors considers this salary to be at a competitive level for the position of Chief Technology Officer and appropriate given Mr. Davis’ knowledge of the Company, his past contributions and the Board of Director’s expectations as to his future contributions.

All of the Company’s officers are evaluated under the same criteria as they relate to specific duties and functional responsibilities in achieving the overall Company objectives.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation.

The Board of Directors may, at its discretion, increase or decrease compensation. Any increase or decrease would be based upon the cash constraints and the factors discussed above.

There are no agreements with any executive officers entitling them to compensation upon a termination, change in control of the Company, or for any other similar reason.

The Company does not have any guidelines or policies with respect to stock ownership by its management, except for its Insider Trading Policy.

The named executive officers of the Company play no role in determining their own compensation, or the compensation of other named executive officers, except for recommendations that the Chief Executive Officer may from time to time make to the Compensation Committee.

Elements of Compensation

Executive compensation consists of the elements listed below. The Compensation Committee and Board of Directors determine the portion of compensation allocated to each element for each individual named executive officer:

Base Salary. Base salaries for the Company’s executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions, as well as seniority of the individual, the Company’s ability to replace the individual and other primarily judgmental factors deemed relevant by the board. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed annually by the Compensation Committee and the Board or Directors, and adjusted from time to time pursuant to such review or at other appropriate times, to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The Company does not have an annual bonus plan and currently has no plans to implement one.

Long-Term Incentive Program. The Compensation Committee believes that the use of stock options as a means of compensation provides an incentive for executives and aligns their interests with those of the stockholders. All employees, officers and directors are eligible to receive stock options under the Company’s 1999 Stock Option Plan. Additionally, from time to time the Board of Directors grants non-qualified options outside of the 1999 Stock Option Plan, referred to as Individual Plans. Grants under individual plans are granted by the Compensation Committee from the authorized but unissued shares of common stock. The terms of grants under the Individual Plans are identical to grants made under the 1999 Stock Option Plan, and the individual stock option agreements under the Individual Plans are in the same form as those used for options granted under the 1999 Stock Option Plan. All shares granted under Individual Plans are non qualified options. Messer’s DiGregorio and Dane received non-qualified grants under Individual Plans as discussed in the footnotes to the Outstanding Equity Awards Table below. The Company does not grant or issue restricted stock or other non-option equity-based incentives.

The long-term, performance-based compensation of executive officers takes the form of option awards under the Company’s 1999 Stock Option Plan and under Individual Plans, which are designed to align a significant portion of the executive compensation program with long-term stockholder interests. The Compensation Committee believes that equity-based compensation ensures that the Company’s executive officers have a continuing stake in the long-term success of the Company. All options granted by the Company are granted with an exercise price equal to or above the market price of the Company’s common stock on the date of grant and, accordingly, will only have value if the Company’s stock price increases subsequent to the dates of grants and the options are vested and exercised by the respective officers. In granting options under the plans, the Compensation Committee generally takes into account each executive’s responsibilities and performance, relative position in the Company, past grants, and approximate grants to individuals in similar positions for companies of comparable size in comparable industries.

Other Compensation. The Company’s executive officers do not have employment agreements. As with other employees of the Company, executive officers are employed on an “at will” basis.

Summary Compensation Table

The following table sets forth compensation awarded to, earned by or paid to the Company’s President and Chief Financial Officer, regardless of the amount of compensation, and each executive officer of the Company as of December 31, 2006 whose total annual salary, bonus and option awards for 2006 exceeded $100,000 which we refer to as our “named executive officers.”

Name and Principal Position	Year		Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Guido DiGregorio	2006		285,000	(1)	—	—	—	—	—	9,072	294,072
President & CEO	2005		322,875	(1)	—	—	502,732	—	—	8,885	834,492
	2004		250,334	(1)	—	—	—	—	—	9,037	268,408

Frank Dane	2006		160,000		—	—	—	—	—	—	160,000
CLO & CFO	2005		146,643		—	—	42,567	—	—	—	189,210
	2004		138,125		—	—	39,390	—	—	—	177,515

Russel Davis	2006		165,000		—	—	—	—	—	—	166,179
CTO	2005	(3)	48,303		—	—	225,425	—	—	—	273,728
	2004		—		—	—	—	—	—	—	—

(1)          Mr. DiGregorio’s salary was increased in February 2002 to $250,000. In 2003 and 2004, Mr. DiGregorio voluntarily deferred approximately $70,000 in salary payments to ease cash flow requirements. Mr. DiGregorio was paid his deferred salary from 2003 and 2004 of approximately $70,000 and $70,000 in January 2004 and 2005, respectively. In September of 2005, Mr. DiGregorio’s salary was increased to $285,000. As of September 30, 2007, $85,000 of his 2007 salary is being deferred in order to ease cash constraints on the Company.

(2)          On January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment.” Share-based compensation expense is based on the estimated grant date fair value of the portion of share-based payment awards that are ultimately expected to vest during the period. The grant date fair value of stock-based awards to officers, employees and directors is calculated using the Black-Scholes option pricing model. Mr. DiGregorio had 1,950,000 options that were vested and exercisable within sixty days of December 31, 2006. Mr. Dane had 410,623 options that were vested and exercisable within sixty days of December 31, 2006. Mr. Davis had 500,000 options that were vested and exercisable within sixty days of December 31, 2006. In accordance with applicable regulations, the value of such options does not reflect an estimate for features related to service-based vesting used by the Company for financial statement purposes. For further information, see footnote 5 in the Notes to Consolidated Financial Statements for the fiscal year ended 2006, beginning on page F-34.

(3)          Mr. Davis commenced his employment with the Company on August 31, 2005.

There are no written employment agreements with any named executive officers, and employment of all named executive officers is at-will.

Grants of Plan-Based Awards

The Board of Directors approves awards under the Company’s 1999 Stock Option Plan and under Individual Plans. There were no awards made to our named executive officers under our 1999 Stock Option Plan or otherwise during fiscal year 2006 as the Board of Director’s review indicated that the number of options held by each named executive officer at that time were adequate to satisfy the long term goal underlying the granting of options. No awards were made under the Company’s 1994 Stock Option Plan, which terminated in November 2004.

1999 Stock Option Plan

The 1999 Stock Option Plan is administered by the Board of Directors or the Compensation Committee of the  Board or Directors. The Board of Directors or the Compensation Committee has the authority to determine the terms of the options granted, including the exercise price, number of shares subject to each option, vesting provisions, if any, and the form of consideration payable upon exercise. The exercise price of incentive options must not be less than the fair market value of the common stock valued at the date of grant, and the exercise price for non-qualified options must be at least 85% of the fair market value of the common stock valued at the date of grant. The expiration date of options is determined by the Board of Directors or Compensation Committee, but options cannot expire later than ten years from the date of grant, and in the case of incentive options granted to stockholders owning at least 10% of the Company’s stock, cannot expire later than five years from the date of grant. Options have typically been granted with an expiration date seven years after the date of grant.

If an employee to whom an award has been granted under the 1999 Stock Option Plan dies while providing services to the Company, retires from employment with the Company after attaining his retirement date, or terminates employment with the Company as a result of permanent and total disability, the restrictions then applicable to such award continue as if the employee had not terminated employment and the award will thereafter be exercisable, in whole or in part by the person to whom it was granted (or by his duly appointed, qualified, and acting personal representative, his estate, or by a person who acquired the right to exercise such option by bequest or inheritance from the grantee), in the manner set forth in the award, at any time within the remaining term of such award. Options not vested at the time of death, retirement, termination or disability cease to vest. Except as provided in the preceding paragraph, generally if a person to whom an option has been granted under the 1999 Stock Option Plan ceases to be an employee of the Company, such options vested at the date of termination shall continue to be exercisable to the same extent that it was exercisable on the last day on which such person was an employee for a period of 90 days thereafter, or for such longer period as may be determined by the Compensation Committee, whereupon such option shall terminate and shall not thereafter be exercisable.

The Board of Directors has the authority to amend or terminate the 1999 Stock Option Plan, provided that such action does not impair the rights of any optionee under any option previously granted under the 1999 Stock Option Plan, without the consent of such optionee.

Incentive and non-qualified options under the 1999 Stock Option Plan may be granted to employees, officers, and consultants of the Company. There are 4,000,000 shares of common stock authorized for issuance under the 1999 Stock Option Plan. The options generally have a seven year life and vest quarterly over three years. As of October 31, 2007, options to acquire 3,771,683 shares of common stock were outstanding under the 1999 Stock Option Plan and options to acquire 3,075,669 shares of common stock were exercisable with a weighted average exercise price of $0.61 per share. At October 31, 2007, there were 47,172 shares available for future grants under the 1999 Stock Option Plan.

Individual Plan Options

The Company also grants options to employees, directors and consultants outside of the 1999 Stock Option Plan pursuant to Individual Plans. These options are granted with the same terms as those granted under the 1999 Stock Option Plan, except all such options Non-Qualified Stock Options. As of October 31, 2007, non-plan options to purchase an aggregate of 2,239,443 shares of common stock were outstanding and exercisable with a weighted average exercise price of $0.70 per share.

Option Exercises and Stock Vested

In fiscal 2006, no stock options were exercised and 25,000 options to purchase stock granted to Mr. Dane vested during the period. The Company does not grant or issue restricted stock or other equity-based incentives.

Outstanding Equity Awards at Fiscal 2006 Year End

The following table summarizes the outstanding equity award holdings held by our named executive officers as of December 31, 2006. The Company does not grant performance based options under its equity incentive plans, and the Company does not grant or issue restricted stock awards.

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($) (4)	Option Expiration Date (5)
Guido DiGregorio, President & CEO (1)	250,000	—	$0.79	2009
	425,000	—	$0.39	2012
	1,275,000	—	$0.75	2012

Frank Dane, CLO & CFO (2)	100,000	—	$0.79	2009
	100,000	—	$0.33	2010
	66,680	33,320	$0.55	2011
	35,985	—	$0.39	2012
	107,958	—	$0.75	2012

Russel Davis, CIO (3)	125,000	—	$0.57	2012
	375,000	—	$0.75	2012

(1)          Mr. DiGregorio’s options vest as follows: the 250,000 options expiring in 2009 vested pro rata quarterly over three years; the 425,000 options expiring in 2012 vested on the date of grant; and the 1,275,000 options expiring in 2012 vested on the date of grant.

(2)          Mr. Danes options vest as follows: the 100,000 options expiring in 2009 vested pro rata quarterly over three years; the 100,000 options expiring in 2010 vested pro rata quarterly over three years; the 100,000 options expiring in 2010 vest pro rata quarterly over three years; the 35,985 options expiring in 2012 vested on the date of grant; and the 107,958 options vested on the date of grant. The 33,320 nonexercisable options vest pro rata quarterly through November 2007.

(3)          Mr. Davis’s options vest as follows: the 125,000 options expiring in 2012 vested on the date of grant; and the 375,000 options expiring in 2012 vested on the date of grant.

(4)          Mr. DiGregorio holds options to acquire 250,000 shares granted under the 1999 Stock Option Plan and options to acquire 1,700,000 shares under Individual Plans. Mr. Dane holds 300,000 options to acquire shares granted under the 1999 Stock Option Plan and options to acquire 143,943 shares granted under Individual Plans. Mr. Davis holds options to acquire 500,000 shares granted under the 1999 Stock Option Plan.

(5)          All options granted will expire seven years from the date of grant, subject to continuous employment with the Company.

Pension Benefits

None of the Company’s named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by the Company.

Nonqualified Deferred Compensation

At the end of the 2006 fiscal year, none of the named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by the Company. The Chief Executive Officer who, as stated above, began deferring a portion of his salary in January of 2007 to ease cash constraints on the Company. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control

There are no agreements with any named executive officers entitling them to compensation upon termination, change in control or any other similar reasons.

DIRECTOR COMPENSATION

For their services as directors of the Company, all non-employee directors receive a fee of $1,000 for each Board of Directors meeting attended, and all directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with attending such meetings. First time directors receive options to acquire 50,000 shares of the Company’s common stock upon joining the Board of Directors and options to acquire 25,000 shares each time they are elected to the Board of Directors thereafter. The exercise price of all options granted to directors are equal to the market closing price on the date of grant, vest immediately and expire seven years following the date of grant. In June 2006, Louis Panetta, C. B. Sung and David Welch were each granted immediately exercisable non-qualified options to purchase 25,000 shares of our common stock at an exercise price of $0.40 per share (the then current market price of the Company’s common stock), which options expire on June 27, 2013.

The following table sets forth a summary of the compensation paid to our directors during fiscal year 2006. Mr. DiGregorio did not receive compensation in his role as a director during fiscal year 2006.

Name	Fees Earned Or Paid in Cash ($ )	Stock Awards ($ )	Option Awards ($ )	Non-Equity Incentive Plan Compensation ($ )	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($ )	All Other Compensation ($ )	Total ($ )
Louis P. Panetta (1)	$1,000	$—	$7,072	$—	$—	$—	$8,072

C. B. Sung (2)	$3,000	$—	$7,072	$—	$—	$—	$10,072

David E. Welch (3)	$3,000	$—	$7,072	$—	$—	$—	$10,072

(1)          Mr. Panetta holds options to acquire 228,125 shares of stock at December 31, 2006, all of which were vested. The grant date fair value and the amount recognized as expense in the Company’s 2006 financial statements in accordance with SFAS No. 123R is $7,072.

(2)          Mr. Sung holds options to acquire 226,190 shares of stock at December 31, 2006, all of which were vested. The grant date fair value and the amount recognized as expense in the Company’s 2006 financial statements in accordance with SFAS No. 123R is $7,072.

(3)          Mr. Welch holds options to acquire 125,000 shares of stock at December 31, 2006, all of which were vested. The grant date fair value and the amount recognized as expense in the Company’s 2006 financial statements in accordance with SFAS No. 123R is $7,072.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of October 31, 2007, a total of 129,057,161 shares of our common stock were outstanding. The following table shows information regarding the beneficial ownership of shares of our common stock as of October 31, 2007 and shows the number of and percentage owned by:

•   each person who is known by us to own beneficially more than 5% of our common stock;

•   each member of our Board of Directors;

•   each of our named executive officers; and

•   all members of our Board of Directors and our executive officers as a group.

Except as indicated in the footnotes to this table (i) each person has sole voting and investment power with respect to all shares attributable to such person and (ii) each person’s address is c/o Communication Intelligence Corporation, 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065-1413.

	Common Stock
Name of Beneficial Owner	Number of Shares(1)	Percent of Class
5% Stockholders:
Phoenix Venture Fund LLC (2)	21,500,000	16.7%
Michael W. Engmann (3)	10,259,609	7.9%

Named Executive Officers and Directors:
Guido DiGregorio (4)	2,098,900	1.6%
C. B. Sung (5)	1,797,610	1.4%
Louis P. Panetta (6)	253,125	*
Welch, David E. (7)	150,000	*
Francis V. Dane (8)	444,155	*
Russel L. Davis (9)	500,000	*
All directors and executive officers as a group (6 persons)	5,243,790	4.1%

* Less than 1%.

(1)          Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise or conversion of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of October 31, 2007. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days, or securities convertible into common stock within 60 days are deemed outstanding and held by the holder of such shares of common stock, options, warrants, or other convertible securities for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person. The percentage of beneficial ownership of common stock beneficially owned is based on 129,057,161 shares of common stock outstanding as of October 31, 2007.

(2)          SG Phoenix Ventures LLC is the Managing Member of Phoenix Venture Fund LLC (the “Phoenix Fund”), with the power to vote and dispose of the shares of common stock held by the Phoenix Fund. Accordingly, SG Phoenix Ventures LLC may be deemed to be the beneficial owner of such shares. Andrea Goren is the co-manager of SG Phoenix Ventures LLC, has the shared power to vote and dispose of the shares of common stock held by the Phoenix Fund and, as such, may be deemed to be the beneficial owner of the common shares owned by the Phoenix Fund. Philip Sassower is the co-manager of SG Phoenix Ventures LLC, has the shared power to vote and dispose of the shares of common stock held by the Phoenix Fund and, as such, may be deemed to be the beneficial owner of the common shares owned by the Phoenix Fund. SG Phoenix Ventures LLC, Mr. Goren and Mr. Sassower each disclaim beneficial ownership of the shares owned by the Phoenix Fund, except to the extent of their respective pecuniary interests therein. The address of such stockholder is 110 East 59th Street, Suite 1901, New York, NY 10022.

(3)          Includes warrants to purchase 1,187,962 shares of common stock and 1,323,600 shares of common stock held by MDNH Partners, L.P. (“MDNH”), of which Mr. Engmann is a partner, and warrants to purchase 1,659,200 shares of common stock owned by Kendu Partners (“Kendu”), of which Mr. Engmann is a partner. Includes, together with warrants to purchase common stock owned by MDNH and Kendu, warrants to purchase 3,992,450 shares of the Company’s common stock at an exercise price of $0.51 per share, and warrants to purchase

3,167,898 shares of the Company’s common stock at an exercise price of $0.25 per share. The address of such stockholder is 220 Bush Street, No. 950, San Francisco, CA 94104.

(4)          Includes options to purchase 1,950,000 shares of common stock.

(5)          Includes (a) 1,568,051 shares of common stock held by the Sung Family Trust, of which Mr. Sung is a trustee, (b) 3,369 shares of common stock held by the Sung-Kwok Foundation, of which Mr. Sung is the Chairman, and (c) 226,190 shares of common stock issuable upon the exercise of stock options. Mr. Sung may be deemed to beneficially own the shares held by the Sung Family Trust and the Sung-Kwok Foundation. The business address of Mr. Sung is, UNISON Group, 1001 Bayhill Dr., 2nd Floor, San Bruno, California 94066.

(6)          Includes 253,125 shares issuable upon the exercise of stock options. Mr. Panetta’s business address is 827 Via Mirada, Monterey, California 93940.

(7)          Includes 150,000 shares issuable upon the exercise of stock options. The business address of Mr. Welch is 1729 East Otero Avenue, Littleton, Colorado 80122.

(8)          Includes 443,943 shares issuable upon the exercise of stock options.

(9)          Includes 500,000 shares issuable upon the exercise of stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Approval of Related Person Transactions

In accordance with our Code of Business Conduct and Ethics, we submit all proposed transactions involving our officers and directors and related parties, and other transactions involving conflicts of interest, to the Board of Directors or the Audit Committee for approval. Each of the related party transactions listed below that were submitted to our board were approved by a disinterested majority of our Board of Directors after full disclosure of the interest of the related party in the transaction.

2006 and 2007 Note and Warrant Transaction

Michael W. Engmann, together with his affiliates, holds approximately 8% of the Company’s issued and outstanding common stock. In August 2006, the Company entered into the August 2006 Purchase Agreement, to which Mr. Engmann was a party. The Company secured the right to borrow up to six hundred thousand dollars ($600,000) under the August 2006 Purchase Agreement. In November 2006 the Company borrowed the full amount of $600,000, of which $450,000 pertains to Mr. Engmann and the remaining $150,000 pertains to an unrelated third party. The Company issued warrants to purchase 3,111,000 of the Company’s common stock related to the August 2006 Purchase Agreement. The notes are due May 17, 2008 and bear interest at the rate of 15% per annum payable quarterly in cash. The warrants have a term of three years beginning on June 30, 2007 and an exercise price of $0.51.

On February 5, 2007, we entered into the February 2007 Purchase Agreement, to which Mr. Engmann was a party, under which we were permitted to borrow, on demand through March 31, 2007, an aggregate principal amount of up to $600,000. On March 15, 2007 we amended the February 2007 Purchase Agreement to increase the maximum amount of borrowing from $600,000 to $1,000,000. We also issued warrants to the note holders to purchase 3,733,291 shares of our common stock. The warrants have a term of three years beginning on June 30, 2007 and an exercise price of $0.51 per share. On March 30, 2007 the Company borrowed $670 under the February 2007 Purchase Agreement, of which $350 was borrowed from Kendu Partners Company of which Mr. Engmann is a principle, and the remaining $320 from unrelated third parties. The notes bear interest at the rate of fifteen percent (15%) per annum payable quarterly in cash and are due August 30, 2008.

On June 15, 2007, we entered into the June 2007 Purchase Agreement, to which Mr. Engmann and MDNA Partners, L.P., an affiliate of Mr. Engmann, were a party, under which we secured the right to borrow up to $1,000,000 at any time prior to December 31, 2007. Pursuant to the June 2007 Purchase Agreement, upon each draw, we will issue one or more notes, payable within eighteen months after issuance, bearing interest at the rate of fifteen percent (15%) per annum payable quarterly in cash. Also, we will be required to issue warrants to purchase shares of our common stock, the number to be determined by use of a formula known as the Cox-Rubenstein Model, which takes into account the volatility of the underlying stock, the risk free interest rate, dividend yield and exercise price. The exercise price of the warrants will be determined by the volume weighted average price of the common stock for the thirty business days preceding the date of the applicable draw.  The terms of the June 2007 Purchase Agreement required us to draw $400,000 of the funds upon signing and issue warrants to purchase 3,167,898 shares of our common stock at an exercise price of $0.25 per share, and have a three year life commencing on June 30, 2007.

As of October 31, 2007 the Company has paid to Mr. Engmann an aggregate of $91,000 in interest related to the August 2006 Purchase Agreement, February 2007 Purchase Agreement, and June 2007 Purchase Agreement. At October 31, 2007, $600,000 in notes associated with the August 2006 Purchase Agreement, $720,000 in notes associated with the February 2007 Purchase Agreement, and $400,000 in notes associated with the June 2007 Purchase Agreements are outstanding. Of the total $1,720,000 outstanding notes, $1,170,000 is owed to Mr. Engmann and the remaining $550,000 is owed to unrelated third parties. Accrued but unpaid interest on the August 2006 Purchase Agreement, February 2007 Purchase Agreement, and June 2007 Purchase Agreement is approximately $22,000 as of October31, 2007. Of the approximate $22,000 accrued but unpaid interest, $15,000 is owed to Mr. Engmann and the balance is owed to unrelated third parties.

Indemnification Agreements

We have agreed to indemnify, to the full extent permitted by the laws of the State of Delaware, any current or former directors and officers who are made, or threatened to be made, a party to an action or proceedings, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such persons is or was a director or officer of the Company, or served any other enterprise as a director or officer at the request of the Company. The DGCL also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and adversely affect our ability to raise capital at a time and on terms favorable to us. As of October 31, 2007, we had 129,057,161 shares of common stock issued and outstanding, 15,149,335 shares of common stock reserved for issuance under outstanding warrants, 6,011,126 shares of common stock reserved for issuance upon exercise of options at a weighted average purchase price of $0.63 per share and 47,172 for options which may be granted in the future. See “Description of Securities.” As of October 31, 2007, 5,315,112 options to purchase our common stock are vested and exercisable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement of which this prospectus is a part and related exhibits with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. The registration statement contains additional information about us. We file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC fillings are also available to the public from the SEC’s website at http://www.sec.gov.

LEGAL MATTERS

Certain legal matters in connection with the resale of the securities held by the selling stockholders will be passed upon for us by Davis Wright Tremaine LLP, Portland, Oregon.

EXPERTS

GHP Horwath, P.C., independent registered public accounting firm, has audited our consolidated financial statements and schedule as of December 31, 2006, as set forth in their report dated March 22, 2007 appearing in this prospectus, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the entity’s ability to continue as a going concern described in note 1 to the consolidated financial statements. We have included our financial statements and schedule in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

Stonefield Josephson, Inc., independent registered public accounting firm, has audited our consolidated financial statements and schedules as of December 31, 2005, as set forth in their report dated February 17, 2006 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern). We have included our financial statements and schedules in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

Communication Intelligence Corporation

and Subsidiary

Condensed Consolidated Balance Sheets

(In thousands)

	September 30	December 31
	2007	2006
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$3,240	$727
Accounts receivable, net of allowances of $447 and $397 at September 30, 2007 and December 31, respectively	404	487
Prepaid expenses and other current assets	108	105
Total current assets	3,752	1,319
Property and equipment, net	81	140
Patents	3,622	3,906
Capitalized software development costs	1,026	656
Deferred financing costs (Note 5)	7	75
Other assets	29	30
Total assets	$8,517	$6,126

Liabilities and Stockholders’ Equity
Current liabilities:
Convertible notes, net of unamortized fair value assigned to beneficial conversion feature and warrants of $20 and $228 at September 30, 2007 and December 31, 2006, respectively (Note 4)	$1,362	$1,154
Short-term debt — including $770 to a related party, net of unamortized fair value assigned to warrants of $336 at September 30, 2007 (Note 5)	984	—
Accounts payable	119	72
Accrued compensation	326	236
Other accrued liabilities	415	269
Deferred revenue	705	404
Total current liabilities	3,911	2,135

Long-term debt — including $400 and $450 to a related party, net of unamortized fair value assigned to warrants of $145 and $266 at September 30, 2007 and December 31, 2006, respectively (Note 5)	255	334

Minority interest	67	73
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 10,000 shares authorized; 0 outstanding at September 30, 2007 and December 31, 2006, respectively	—	—
Common stock, $.01 par value; 155,000 shares authorized; 129,057 shares issued and outstanding at September 30, 2007 and 125,000 shares authorized; 107,557 shares issued and outstanding at December 31, 2006	1,291	1,076
Additional paid-in capital	93,739	90,497
Accumulated deficit	(90,616)	(87,861)
Accumulated other comprehensive loss	(130)	(128)
Total stockholders’ equity	4,284	3,584
Total liabilities and stockholders’ equity	$8,517	$6,126

Communication Intelligence Corporation

and Subsidiary

Condensed Consolidated Statements of Operations

Unaudited

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues
Product	$275	$474	$818	$1,101
Maintenance	181	227	527	749

Total Revenues	456	701	1,345	1,850

Operating costs and expenses:

Cost of sales
Product	59	31	221	80
Maintenance	41	25	99	72
Research and development	86	212	346	638
Sales and marketing	365	463	922	1,242
General and administrative	510	488	1,508	1,646
Total operating costs and expenses	1,061	1,219	3,096	3,678

Loss from operations	(605)	(518)	(1,751)	(1,828)

Interest and other income (expense), net	4	9	9	39
Interest expense:
Related party (Note 5)	(46)	—	(95)	—
Other (Notes 4 and 5)	(42)	(70)	(116)	(126)
Amortization of loan discount and deferred financing:
Related party (Note 5)	(95)	—	(242)	—
Other (Notes 4 and 5)	(323)	(93)	(566)	(498)
Minority interest	2	3	6	8

Net loss	$(1,105)	$(669)	$(2,755)	$(2,405)

Basic and diluted loss per common share	$(0.01)	$(0.01)	$(0.03)	$(0.02)

Weighted average common shares outstanding, basic and diluted	111,530	107,557	108,891	107,312

Communication Intelligence Corporation

and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

Unaudited

(In thousands)

	Shares Outstanding	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total

Balances as of December 31, 2006	107,557	$1,076	$90,497	$(87,861)	$(128)	$3,584

Fair value of warrants issued in connection with short-term debt			359			359
Stock based employee compensation			24			24
Comprehensive loss:
Net loss				(807)		(807)
Foreign currency translation adjustment					(3)	(3)
Total comprehensive loss						(810)
Balances as of March 31, 2007	107,557	1,076	90,880	(88,668)	(131)	3,157

Fair value of warrants issued in connection with short-term debt			187			187
Stock based employee compensation			36			36
Adjustment to the fair value of beneficial conversion feature associated with the convertible notes (Note 5)			12			12
Comprehensive loss:
Net loss				(843)		(843)
Foreign currency translation adjustment					4	4
Total comprehensive loss						(839)
Balances as of June 30, 2007	107,557	1,076	91,115	(89,511)	(127)	2,553
Stock based employee compensation			47			47
Adjustment to the fair value of beneficial conversion feature associated with the convertible notes (Note 5)			190			190
Sale of common stock at approximately $0.14 per share net of related costs of $398	21,500	215	2,387			2,602
Comprehensive loss:
Net loss				(1,105)		(1,105)
Foreign currency translation adjustment					(3)	(3)
Total comprehensive loss						(1,108)
Balances as of September 30, 2007	129,057	$1,291	$93,739	$(90,616)	$(130)	$4,284

Communication Intelligence Corporation

and Subsidiary

Condensed Consolidated Statements of Cash Flows

Unaudited

(In thousands)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(2,755)	$(2,405)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	588	420
Amortization of discount on convertible notes and Long-term debt	498	376
Amortization of discount on related party debt	242	—
Amortization of deferred financing costs	68	123
Loan commitment fee	—	46
Stock based employee compensation	107	145
Stock issued for services	—	6
Minority interest	(6)	(8)
Changes in operating assets and liabilities:
Accounts receivable, net	83	21
Prepaid expenses and other current assets	(3)	(29)
Accounts payable	47	(46)
Accrued compensation	90	(13)
Other accrued liabilities	154	(100)
Deferred revenue	301	(169)
Net cash used for operating activities	(586)	(1,633)

Cash flows from investing activities:
Acquisition of property and equipment	(4)	(85)
Capitalized software development costs	(611)	(380)
Net cash used for investing activities	(615)	(465)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,120	—
Proceeds from the sale of common stock, net of related expenses	2,602	—
Principal payments on capital lease obligations	(5)	(8)
Net cash provided by (used for) financing activities	3,717	(8)
Effect of exchange rate changes on cash	(3)	28

Net increase (decrease) in cash and cash equivalents	2,513	(2,078)
Cash and cash equivalents at beginning of period	727	2,849
Cash and cash equivalents at end of period	$3,240	$771

Supplemental Disclosure of Non Cash Financing Activities

Convertible Notes converted to common stock	$—	$461
Fair value of warrants issued in connection with short-term debt	$546	$—
Supplemental disclosure of cash flow information
Interest paid	$133	$61

Item1.            Interim financial statements and basis of presentation

1.                          Nature of business

The financial information contained herein should be read in conjunction with the Company’s consolidated audited financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2006.

The accompanying unaudited condensed consolidated financial statements of Communication Intelligence Corporation and its subsidiary (the “Company” or “CIC”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial statements included in this quarterly report reflect all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of its financial position at the dates presented and the Company’s results of operations and cash flows for the periods presented. The Company’s interim results are not necessarily indicative of the results to be expected for the entire year.

The Company’s core technologies are classified into two broad categories: “transaction and communication enabling technologies” and “natural input technologies”. These technologies include multi-modal electronic signature, handwritten biometric signature verification, cryptography (Sign-it, iSign, and SignatureOne) and multilingual handwriting recognition software (Jot).

The Company’s transaction and communication enabling technologies are designed to provide a cost-effective means for securing electronic transactions, providing network and device access control and enabling workflow automation of traditional paper form processing. The Company believes that these technologies offer more efficient methods for conducting electronic transactions while providing more functional user authentication and heightened data security. The Company’s transaction and communication enabling technologies have been fundamental to its development of software for multi-modal electronic signatures, handwritten biometric signature verification, and data security.

The Company’s natural input technologies are designed to allow users to interact with a computer or handheld device by using an electronic pen or stylus as the primary input device. CIC’s natural input offering includes multilingual handwriting recognition software for such devices as electronic organizers, pagers and smart cellular phones that do not have a keyboard. For such devices, handwriting recognition offers the most viable solutions for performing text entry and editing.

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Except for 2004, the Company has incurred significant losses since its inception and, at September 30, 2007, the Company’s accumulated deficit was approximately $90,600. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company has primarily funded these losses through the sale of debt and equity securities.

There can be no assurance that the Company will have adequate capital resources to fund planned operations or that any additional funds will be available to the Company when needed, or if available, will be available on favorable terms or in amounts required by the Company. If the Company is unable to obtain adequate capital resources to fund operations, it may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on the Company’s business, results of operations and ability to operate as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Communication Intelligence Corporation
and Subsidiary

Notes to Unaudited Condensed Consolidated
Financial Statements

Fair value of financial instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, short-term debt and long-term debt approximate fair value due to their relatively short maturities. The fair value of the long-term debt – related party is not practicable to estimate, due to the related party nature of the underlying transaction.

Recent Pronouncements

The Company adopted the provisions of Financial Standards Accounting Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109 (“FIN 48”), on January 1, 2007. There were no unrecognized tax benefits and, accordingly, there has been no effect on the Company’s financial condition or results of operations as a result of implementing FIN 48.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is no longer subject to U.S. federal tax examinations for years before 2003, and state tax examinations for years before 2002. Management does not believe there will be any material changes in our unrecognized tax positions over the next 12 months.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, there was no accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the three and nine month periods ended September 30, 2007.

2.                          Accounts receivable and revenue concentration

As of September 30, 2007, three customers accounted for 71% of net accounts receivable. LSI Title Company accounted for 14%, eCom Asia Pacific accounted for 24%, and PalmSource accounted for 33% of net accounts receivable. As of December 31, 2006, four customers accounted for 69% of net accounts receivable. Prudential Insurance Company accounted for 11%, eCom Asia Pacific accounted for 14%, IA Systems (pty) Ltd. accounted for 17% and Palm Source accounted for 27%.

Four customers accounted for 57% of total revenues for the three months ended September 30, 2007. American General Life accounted for 14%, LSI Title Company accounted for 11%, Wells Fargo Bank accounted for 12% and PalmSource accounted for 20%. For the three months ended September 30, 2006, three customers accounted for 53% of total revenues. Zones Corporate Solutions accounted for 14%, Sony Ericsson accounted for 16%, and PalmSource accounted for 23% of total revenue.

For the nine months ended September 30, 2007, two customers accounted for 44% of total revenue. Wells Fargo Bank accounted for 12%, and PalmSource accounted for 32% of total revenue. For the nine months ended September 30, 2006, two customers accounted for 38% of total revenue. State Farm Insurance Co. accounted for 10% and PalmSource accounted for 28% of total revenue.

For the three and nine months ended September 30, 2007, sales in the United States as a percentage of total sales were 89%, and 91%, respectively. For the three and nine months ended September 30, 2006, sales in the United States as a percentage of total sales were 77%, and 79%, respectively. For the three and nine months ended September 30, 2007, our export sales as a percentage of total revenues were approximately 11%, and 9%, respectively. For the three and nine months ended September 30, 2006, our export sales as a percentage of total revenues were approximately 23%, and 21%, respectively. Foreign sales are based on the countries to which our products are shipped.

3.                          Patents

The Company performs intangible asset impairment analyses at least annually in accordance with the guidance in Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”

(“SFAS 142”) and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“SFAS 144”). The Company follows SFAS 144 in response to changes in industry and market conditions that affect its patents. The Company then determines if an impairment of its assets has occurred. The Company periodically reassesses the lives of its patents and tests for impairment in order to determine whether the book value of each patent exceeds its fair value. Fair value is determined by estimating future cash flows from the products that are and will be protected by the patents and considering the additional factors listed in Critical Accounting Policies.

Management recognizes that revenues have fluctuated based on comparable prior periods and may continue to fluctuate based upon historical experience of the time involved to close large sales transactions. Management completed an analysis of its patents as of December 31, 2006, and concluded that no impairment of the carrying value of the patents existed. The Company believes that no events or circumstances which would affect that conclusion have changed through September 30, 2007, therefore, no impairment in the carrying values of the patents exists at September 30, 2007.

Amortization of patent costs was $95 and $285 for each of the three and nine month periods ended September 30, 2007 and 2006, respectively.

4.                          Convertible Notes

The Company has convertible notes with an outstanding balance of $1,382 at September 30, 2007. During the nine month period ended September 30, 2007, the Company amortized to interest expense approximately $477 of the loan discount and deferred financing costs. The $477 included approximately $202 of additional discount due to the note holders as the result of the exercise price of new warrants issued to a related party and the private placement in September 2007 of 21,500 shares of the Company’s common stock resulting in a reduction in the conversion price from $0.46 to $0.41 per share (see Note 5 and Note 7). The balance due under the convertible notes is shown net of the remaining $20 of unamortized discount on the accompanying consolidated balance sheet. The Company offered the outstanding convertible note holders the option of being issued warrants to purchase two (2) shares of the Company’s common stock for each dollar of note principal outstanding in exchange for a two year extension of the note due date and termination of the conversion feature of the note. The warrants would have a three year life from the date of issuance and an exercise price equal to the closing price of the Company’s common stock on the date the warrants were issued. The new warrants would have registration rights similar to those of the current warrants. In October 2007, one note holder, with a principal balance of $117, accepted the offer with a modification to the exercise price of the warrants revised to the average of the 20 day volume weighted average price of the Company’s commons stock ending on October 25, 2007. The Company will issue 234 warrants to the investor on the terms discussed above. On October 26, 2007, the Company paid the remaining outstanding debt of $1,265 and accrued interest thereon.

Warrants to purchase 4,903 shares of common stock were issued in connection with the convertible debt. The placement agent received 1,271 warrants to purchase common stock and the note holders received warrants to purchase 3,632 shares of common stock. The warrants expire on October 28, 2009. At September 30, 2007, there are warrants outstanding to purchase 4,903 shares of common stock at a weighted average exercise price of $0.44 per share, adjusted for the reduction in conversion price and sale of common stock in a private placement discussed above. The Company may call the warrants if the Company’s common stock trades at $1.00 or above for 20 consecutive trading days after the date that is 20 days following the effectiveness of a registration statement providing for the resale of the shares issued upon the conversion of the notes and exercise of the warrants. The placement agent will be paid approximately $28 in the aggregate if all of the investor warrants are exercised. The Company will receive additional proceeds of approximately $1,482, adjusted for the change in warrant exercise price, if all of the investor warrants are exercised.

Interest expense related to convertible debt, included in interest expense other, for the three and nine month periods ended September 30, 2007 was $24 and $73. For the three and nine month periods ended September 30, 2006, interest expense related to convertible debt, included in interest expense other, was $70 and $126.

Amortization of loan discount and deferred financing expense related to the convertible debt, for the three and nine month periods ended September 30, 2007 was $282 and $477, including $190 and $202 for re-pricing, respectively. For the three and nine month periods ended June 30, 2006, amortization of loan discount and deferred financing expense related to the convertible debt was $93 and $498.

5.                          Debt

Current portion

In November 2006, the Company entered into a $600 long-term debt agreement (the “2006 Purchase Agreement”), of which $450 was borrowed from a stockholder of the Company owning approximately 7% of the Company’s outstanding shares of common stock (an “Affiliated Stockholder”) and the remaining $150 from an unrelated third party.

The notes are due May 17, 2008, and bear interest at the rate of 15% per annum payable quarterly in cash. In connection with the notes, the lenders were granted warrants to purchase 3,111 shares of common stock. The warrants have a term of three years, commencing on June 30, 2007, and an exercise price of $0.51. The warrants include piggyback registration rights for the underlying shares to participate in certain future registrations of the Company’s common stock.

In February 2007, the Company entered into a Note and Warrant Purchase Agreement (the “February 2007 Purchase Agreement”) and a Registration Rights Agreement (the “February 2007 Registration Rights Agreement”), each dated as of February 5, 2007, with the Affiliated Stockholder. The Company secured the  right to borrow up to six hundred thousand dollars ($600). On March 15, 2007 the Company and the Affiliated Stockholder amended the February 2007 Purchase Agreement to increase the maximum amount of borrowing from $600, to $1,000. The terms of the February 2007 Purchase Agreement and 2006 Purchase Agreement are identical with the exception that the maximum number of warrants that may be issued under the February 2007 Purchase Agreement is 5,185 rather than 3,111. The warrants have a three year life, become exercisable on June 30, 2007, and have an exercise price of $0.51. The warrants include piggyback registration rights for the underlying shares to participate in any future registrations of the Company’s common stock.

On March 30, 2007, and April 1, 2007 the Company borrowed $670 and $50 under the February 2007 Purchase Agreement of which $320 was borrowed from the Affiliated Stockholder and the remaining $400  from unrelated third parties. The proceeds were used for working capital purposes. The Company has ascribed a value of $359 to the 3,733 warrants, issued as part of this borrowing, which is recorded as a discount to long-term debt, related party, in the balance sheet and will be amortized to interest expense over the life of the loan. The relative fair value ascribed to the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 4.68%; life of 3 years; expected volatility of 45%; and expected dividend yield of 0%.The notes bear interest at the rate of fifteen percent (15%) per annum payable quarterly in cash and are due September 30, 2008.

Long term

On June 15, 2007, The Company entered into a Note and Warrant Purchase Agreement (the “June 2007 Purchase Agreement”) and a Registration Rights Agreement (the “June 2007 Registration Rights Agreement”), each dated as of June 15, 2007. The Company secured the right to borrow up to one million dollars ($1,000) from the Affiliated Stockholder. As of September 30, 2007, the Company had borrowed $400 under this facility. The Company used the proceeds of the financing for working capital purposes. Pursuant to the June 2007 Purchase Agreement, upon each draw the Company is required to issue one or more notes, payable within eighteen months after issuance, bearing interest at the rate of fifteen percent (15%) per annum payable quarterly in cash. The Company is required to issue warrants to purchase shares of its common stock, the number to be determined by use of a formula known as the Cox-Rubenstein Model, which takes into account the volatility of the underlying stock, the risk free interest rate, dividend yield and exercise price. The exercise price of the warrants will be determined by the volume weighted average price of the common stock for the thirty business days preceding the date of the applicable draw. The warrants will include piggyback registration rights for the underlying shares to participate in certain future registrations of the Company’s common stock.

The June 2007 Purchase Agreement required the Company to draw $400 of the funds upon signing. Applying the formula described above, the Company issued warrants to purchase 3,168 shares of its common stock at an exercise price of $0.25. The Company has ascribed a value of $187 to the warrants, issued as part of this borrowing, which is recorded as a discount to long-term debt, related party, in the balance sheet and will be amortized to interest expense over the life of the loan. The relative fair value ascribed to the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 4.90%; life of 3 years; expected volatility of 69%; and expected dividend yield of 0%. As described above, the $400 note bears interest at the rate of fifteen percent (15%) per annum payable quarterly in cash and is due December 30, 2008. No commitment fee is required to keep the remaining $600 of funds available.

The Company used a volume weighted average price of the common stock for the thirty business days preceding the date of the applicable draw to determine the $0.25 exercise price of the 3,168 warrants issued with the June 2007 Purchase Agreement. The calculation produces an exercise price less than the exercise price of the warrants associated with the convertible debt and less than the conversion price of such debt. This resulted in the Company having to reset both the conversion price of the convertible debt and the exercise price of the associated warrants. The Company reduced the conversion price of the convertible debt from $0.46 to $0.45. The effect of this re-pricing resulted in the Company incurring $190 and $202 of additional interest expense during the three and nine month periods ended September 30, 2007, respectively. The weighted average exercise price of the warrants associated with the convertible debt was reduced from $0.50 to $0.44, resulting in a reduction in gross proceeds if all of the warrants are exercised of $291.

Interest expense related to the note and warrant purchase agreements for the three and nine month periods ended September 30, 2007 was $65 and $139, respectively, which includes related party interest of $46 and $95, respectively. There was no related party interest during the comparable three and nine month periods in the prior year.

Amortization of debt discount related to the note and warrant purchase agreements included in interest expense for the three and nine month periods ended September 30, 2007 was $133 and $294, respectively, which includes amortization of related party discount of $95 and $242, respectively.

6.                          Net (loss) per share

The Company calculates net loss per share under the provisions of Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”). SFAS 128 requires the disclosure of both basic net loss per share, which is based on the weighted average number of shares outstanding, and when applicable, diluted income per share, which is based on the weighted average number of shares and dilutive potential shares outstanding. For the three and nine month periods ended September 30, 2007, 6,011 shares of common stock subject to outstanding options, 3,372 shares issuable upon the conversion of the convertible notes and 14,862 warrants were excluded from the calculation of dilutive earnings per share because the exercise or conversion of such options and warrants would be anti-dilutive. For the three and nine month periods ended September 30, 2006, 6,221 shares of common stock subject to outstanding options, 2,993 shares issuable upon the conversion of the convertible notes and 4,850 warrants were excluded from the calculation of dilutive earnings per share because the exercise or conversion of such options and warrants would be anti-dilutive.

7.                          Common Stock

Stock Options

The Company has one stock-based employee compensation plan, (the “1999 Option Plan and individual plans jointly referred to as the Plans”) and also grants options to employees, directors and consultants pursuant to individual plans. Share-based compensation expense is based on the estimated grant date fair value of the portion of share-based payment awards that are ultimately expected to vest during the period. The grant date fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model. Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” requires forfeitures of share-based payment awards to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated average forfeiture rates for the nine months ended September 30, 2007 and 2006 was approximately 25.46% and 25.01%, respectively, based on historical data.

SFAS No. 123(R) requires the cash flows from tax benefits for deductions in excess of the compensation costs recognized for share-based payment awards to be classified as financing cash flows. Due to the Company’s loss position, there were no such tax benefits during the three and nine month periods ending September 30, 2007 and 2006.

Valuation and Expense Information under SFAS No. 123(R):

The weighted-average fair value of stock-based compensation is based on the single option valuation approach. Forfeitures are estimated and it is assumed no dividends will be declared. The estimated fair value of stock-based compensation awards to employees and directors is amortized using the accrual method over the vesting period of the options. The fair value calculations are based on the following assumptions:

	Three and Nine months Ended September 30, 2007	Three and Nine months Ended June 30, 2006
Risk free interest rate	3.65% - 5.11%	3.65% - 5.11%
Expected life (years)	3.19 -7.00	3.46 -7.00
Expected volatility	51.68% – 104.57%	101.8%
Expected dividends	None	None

The following table summarizes the allocation of stock-based compensation expense related to stock option grants under SFAS 123(R) included in operating expenses for the three and nine months ended September 30, 2007 and 2006. There were 370 and 695 stock options granted during the three and nine months ended September 30, 2007 and no options were exercised. There were 675 and 844 stock options granted during the three and nine months ended June 30, 2006 and options to acquire 19 shares of the Company’s common stock were exercised by a consultant that were issued for services rendered.

	Three Months Ended September 30,		Nine months Ended September 30,
	2007	2006	2007	2006
Research and development	$11	$8	$17	$42
Sales and marketing	17	26	54	65
General and administrative	3	6	11	17
Director options	16	—	25	21
Stock-based compensation expense	$47	$40	$107	$145

A summary of option activity under the Company’s Plans as of September 30, 2007 and 2006 is as follows:

	As of September 30,
	2007				2006
Options	Shares (000)	Weighted Average Exercise Price	Weighted average Remaining Contractual Term	Aggregate Intrinsic Value	Shares (000)	Weighted Average Exercise Price	Weighted average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1,	5,893	$0.69			8,591	$0.75

Granted	695	$0.21			1,269	$0.52

Exercised	—				(19)	$0.42

Forfeited or expired	(577)	$0.95			(3,620)	$0.71

Outstanding at June 30	6,011	$0.60	4.83	$—	6,221	$0.73	5.2	$—

Vested and expected to vest at June 30	6,011	$0.60	4.83	$—	5,586	$0.77	5.0	$—

Exercisable at June 30	5,261	$0.65	4.63	$—	5,586	$0.77	5.0	$—

The following tables summarize significant ranges of outstanding and exercisable options as of September 30, 2007:

	As of September 30, 2007
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life(in years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$0.14 – $0.50	2,429	5.5	$0.32	1,702	$0.35
0.51 – 1.00	3,341	4.6	$0.73	3,318	$0.73
1.01 – 2.00	176	2.2	$1.31	176	$1.31
2.01 – 3.00	50	0.1	$3.00	50	$3.00
3.01 – 7.50	15	2.7	$3.56	15	$3.56

	6,011	4.8	$0.63	5,261	$0.68

The following tables summarize significant ranges of outstanding and exercisable options as of June 30, 2006:

	As of June 30, 2006
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life(in years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$0.14 – $0.50	1,904	5.5	$0.38	1,421	$0.39
0.51 – 1.00	3,663	5.3	$0.73	3,511	$0.74
1.01 – 2.00	562	3.3	$1.51	562	$1.51
2.01 – 3.00	50	1.1	$3.00	50	$3.00
3.01 – 7.50	42	1.8	$3.42	42	$3.42

	6,221	5.2	$0.73	5,586	$0.77

There were 370 and 695 options granted during the three and nine months ended September 30, 2007. The per share weighted average fair value of options granted during the three and nine months ended September 30, 2007 was $0.21.

A summary of the status of the Company’s non-vested shares as of September 30, 2007 is as follows:

Non-vested Shares	Shares	Weighted Average Grant-Date Fair Value
Non-vested at January 1, 2007	782	$0.22
Granted	695	$0.14
Vested and vested options cancelled	(727)	$0.25

Non-vested at September 30, 2007	750	$0.17

As of September 30, 2007, there was $54 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plans. The unrecognized compensation cost is expected to be realized over a weighted average period of 2.6 years.

Private placement of common stock

On August 24, 2007, the Company entered into a Securities Purchase and Registration Rights Agreement (the “August 2007 Purchase Agreement”) with Phoenix Venture Fund LLC (the “Purchaser”). On September 14, 2007, the transactions closed and the Company issued to the Purchaser 21,500 shares of the Company’s common stock (the “Shares”) at a price per share of approximately $0.14, for an aggregate purchase price of $3,000. An advisory fee of $250 was paid to the managing member of the Purchaser for services rendered in connection with the sale of the Shares and $40 to the Purchaser’s legal counsel for services associated with the financing transactions. The Company expects to use the proceeds of the sale of the Shares for payment of outstanding indebtedness and additional working capital. The Company is permitted under the terms of the Purchase Agreement to use up to $1,400 of the net proceeds to repay outstanding indebtedness.

Under the August 2007 Purchase Agreement, so long as the Purchaser holds shares of common stock of the Company representing at least fifty-percent of the Shares purchased pursuant to the August 2007 Purchase Agreement and at least five-percent of the outstanding capital stock of the Company, the managing member of the Purchaser is entitled to a right of first offer to exclusively provide debt or equity financing to the Company prior to the Company’s pursuing debt or equity financing from another party, subject to certain conditions and exclusions. Additionally, provided the Purchaser meets the foregoing ownership requirements, the managing member of the Purchaser is permitted to designate up to two non-voting observers to attend meetings of the Company’s board of directors and, for a period ending twenty-four months following the date a registration statement pertaining to the Shares is first declared effective by the Securities and Exchange Commission (the “Commission”), the Company is prohibited from selling or otherwise disposing of material properties, assets or rights of the Company without the consent of the managing member of the Purchaser.

The Company is obligated under the Purchase Agreement to use its best efforts to prepare and file with the Commission a registration statement covering the resale of the securities sold pursuant to the Purchase Agreement. The registration statement will provide for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and the Company must file the registration statement no later than November 15, 2007. The Company must also use its best efforts to keep the registration statement continuously effective under the Securities Act until the earlier of the date that all shares purchased under the Purchase Agreement have been sold or can be sold publicly under Rule 144(k). The Company is obligated to pay the costs and expenses of such registration, which is estimated to be $108.

8.                          Segment Information

The Company identifies reportable revenue in one segment, handwriting recognition. Handwriting recognition software is an aggregate of two revenue categories; transaction and communication enabling technologies (“eSignature”) and natural input technologies (“natural input”). All handwriting recognition software is developed around the Company’s core technology. All sales represent sales to external customers.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Communication Intelligence Corporation

We have audited the accompanying consolidated balance sheet of Communication Intelligence Corporation and its subsidiary (“the Company”) as of December 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity, cash flows and financial statement schedule for the year ended December 31, 2006, as listed in the index appearing under Item 15(a)(1) and (2) of this Annual Report on Form 10-K. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Communication Intelligence Corporation and its subsidiary as of December 31, 2006, and the results of their operations and their cash flows for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s significant recurring operating losses and accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”.

/S/ GHP Horwath, P.C.

Denver, Colorado

March 22, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Communication Intelligence Corporation

Redwood Shores, California

We have audited the accompanying consolidated balance sheet of Communication Intelligence Corporation and its subsidiary (“the Company”) as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders’ equity, cash flows and financial statement schedule for each of the two years in the period ended December 31, 2005, as listed in the index appearing under Item 15(a)(1) and (2) of this Annual Report on Form 10-K. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Communication Intelligence Corporation and its subsidiary as of December 31, 2005, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s significant recurring operating losses and accumulated deficit raise substantial doubts about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ STONEFIELD JOSEPHSON, INC.

San Francisco, California

February 17, 2006

Communication Intelligence Corporation

Consolidated Balance Sheets

(In thousands, except par value amounts)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$727	$2,849
Accounts receivable, net of allowances of $397 and $387 at December 31, 2006 and 2005, respectively	487	483
Prepaid expenses and other current assets	105	168
Deferred financing costs - current portion	—	121

Total current assets	1,319	3,621

Property and equipment, net	140	147
Patents	3,906	4,285
Capitalized software development costs	656	283
Deferred financing costs (Note 3)	75	100
Other assets	30	30

Total assets	$6,126	$8,466

Liabilities and Stockholders’ Equity
Current liabilities:
Convertible notes, net of unamortized fair value assigned to beneficial conversion feature and warrants of $228 at December 31, 2006 (Note 3)	$1,154	$—
Accounts payable	72	288
Accrued compensation	236	235
Other accrued liabilities	269	283
Deferred revenue	404	557

Total current liabilities	2,135	1,363

Long-term debt - related party, net of unamortized fair value assigned to warrants of $266 at December 31, 2006 (Note 4)	334	—

Convertible notes, net of unamortized fair value assigned to beneficial conversion feature and warrants of $674 at December 31, 2005 (Note 3)	—	1,169

Minority interest	73	78

Commitments and contingencies (Note 7)

Stockholders’ equity:
Preferred stock, $.01 par value; 10,000 shares authorized; 0 outstanding at December 31, 2006 and 2005, respectively	—	—
Common stock, $.01 par value; 125,000 shares authorized; 107,557 and 106,542 shares issued and outstanding at December 31, 2006 and 2005, respectively	1,076	1,065
Additional paid-in capital	90,497	89,517
Accumulated deficit	(87,861)	(84,575)
Accumulated other comprehensive loss	(128)	(151)
Total stockholders’ equity	3,584	5,856

Total liabilities and stockholders’ equity	$6,126	$8,466

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Years ended December 31,
	2006	2005	2004

Revenues:
Product	$1,427	$2,067	$6,315
Maintenance	915	1,054	969
	2,342	3,121	7,284
Operating costs and expenses:
Cost of sales:
Product	101	105	53
Maintenance	149	43	—
Research and development	817	1,144	1,187
Sales and marketing	1,658	1,240	1,306
General and administrative	2,174	2,173	2,483

	4,899	4,705	5,029

(Loss) income from operations	(2,557)	(1,584)	2,255

Interest income and other income, net	43	17	47
Interest expense:
Related party (Note 4)	(11)	—	—
Other (Note 3)	(105)	(208)	(514)
Amortization of loan discount and deferred financing cost:
Related party (Note 4)	(70)	—	—
Other (Note 3)	(591)	(2,275)	(187)
Minority interest	5	19	19

Net (loss) income	$(3,286)	$(4,031)	$1,620

Basic and diluted (loss) income per share	$(0.03)	$(0.04)	$0.02

Basic weighted average shares	107,374	104,189	100,909

Diluted weighted average shares	107,374	104,189	107,572

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands)

	Common Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balances as of December 31, 2003	100,102	$1,001	$83,528	$(82,164)	$(178)	$2,187
Sale of shares of Common Stock through Cornell Capital net of expenses	1,133	11	680			691
Exercise of options for shares of common stock	177	2	51			53
Fair value of warrants issued to the agent in connection with convertible notes			421			421
Fair value of warrants issued to the investors in connection with convertible notes			982			982
Fair value of beneficial conversion feature associated with the convertible notes			1,569			1,569
Comprehensive income:
Net income				1,620		1,620
Foreign currency translation adjustment					8	8
Total comprehensive income						1,628
Balances as of December 31, 2004	101,412	1,014	87,231	(80,544)	(170)	7,531
Shares of Common Stock issued on conversion of long-term notes	5,092	51	2,271			2,322
Shares issued for services	24		10			10
Shares issued on exercise of stock options	14		5			5
Comprehensive (loss):
Net loss				(4,031)		(4,031)
Foreign currency translation adjustment					19	19
Total comprehensive loss						(4,012)
Balances as of December 31, 2005	106,542	1,065	89,517	(84,575)	(151)	5,856
Shares of Common Stock issued on conversion of long-term notes	996	11	449			460
Shares issued for services	19		6			6
Stock based employee compensation			189			189
Fair value of warrants issued to the investors in connection with long-term debt, related party			336			336
Comprehensive (loss):
Net loss				(3,286)		(3,286)
Foreign currency translation adjustment					23	23
Total comprehensive loss						(3,263)
Balances as of December 31, 2006	107,557	$1,076	$90,497	$(87,861)	$(128)	$3,584

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Years ended December 31,
	2006	2005	2004

Cash flows from operating activities:
Net income (loss)	$(3,286)	$(4,031)	$1,620
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	623	466	425
Amortization of convertible note discount	445	1,706	142
Amortization of warrant costs on long-term debt - related party	70	—	—
Deferred financing costs	146	553	—
Loss on disposal of property and equipment	—	43	8
Provision for doubtful accounts	—	4	148
Stock issued for services	6	10	—
Stock based employee compensation	189	—	—
Minority interest	(5)	—	—
Changes in operating assets and liabilities
Accounts receivable	(4)	(131)	238
Inventories	—	—	47
Prepaid expenses and other current assets	63	(63)	(12)
Accounts payable	(218)	47	(2)
Accrued compensation	1	(23)	(1)
Other accrued liabilities	(18)	(108)	(85)
Deferred revenue	(153)	99	293

Net cash provided by (used in) operating activities	(2,141)	(1,428)	2,821

Cash flows from investing activities:
Acquisition of property and equipment	(93)	(107)	(37)
Capitalization of software development costs	(510)	(299)	(45)

Net cash used in investing activities	(603)	(406)	(82)

Cash flows from financing activities:
Proceeds from issuance of short-term debt	—	—	36
Proceeds from issuance of long-term debt - related party	600	—	—
Proceeds from issuance of convertible notes, net	—	—	3,885
Principal payments on short-term debt	—	(36)	(3,008)
Principal payments on long-term debt - related party	—	(13)	—
Principal payments on capital lease obligations	(8)	(9)	(8)
Proceeds from exercise of stock options	—	5	53
Net cash provided by (used in) financing activities	592	(53)	958
Effect of exchange rate changes on cash	30	—	—
Net increase (decrease) in cash and cash equivalents	(2,122)	(1,887)	3,697
Cash and cash equivalents at beginning of year	2,849	4,736	1,039

Cash and cash equivalents at end of year	$727	$2,849	$4,736

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Cash Flows

(In thousands)

Supplemental disclosure of cash flow information:

	December 31,
	2006	2005	2004

Interest paid	$109	$237	$509

Schedule of non-cash transactions:
Fair value of warrants issued to the investors in connection with long -term debt, related party	$336	—	$—

Non-cash compensation	$—	$—	$70

Common stock issued upon the conversion of short-term debt, net	$—	$—	$691

Common stock issued upon the conversion of long-term debt, net	$460	$2,322	$—

Deferred financing costs associated with convertible notes	$—	$—	$714

Loan discount associated with convertible notes net of amortization	$—	$—	$2,409

Issuance of common stock for services	$6	$10	$—

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

1.             Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies

The Company:

Communication Intelligence Corporation and its joint venture (the “Company” or “CIC”) develops and markets natural input and biometric electronic signature solutions aimed at the emerging markets such as, e-commerce, wireless internet/information devices, and corporate security. These markets include all areas of personal computing, as well as electronic commerce and communications.

The Company’s research and development activities have given rise to numerous technologies and products. The Company’s core technologies are classified into two broad categories: “transaction and communication enabling technologies” and “natural input technologies. CIC’s transaction and communication enabling technologies provide a means for protecting electronic transactions and documents. CIC has developed products for dynamic signature verification, electronic signatures and encryption and a suite of development tools and applications which the Company believes could increase the functionality of its core products and facilitate their integration into original equipment manufacturers’ (“OEM”) hardware products and computer systems and networks. CIC’s natural input technologies are designed to allow users to interact with a computer or handheld device through the use of an electronic pen or “stylus”. Such products include the Company’s SignatureOne™, Sign-it®, and iSign®, biometric and electronic signature products, and multi-lingual Jot® handwriting recognition system.

The Company’s 90% owned joint venture, Communication Intelligence Computer Corporation, in China (the “Joint Venture”), has licensed eCom Asia Pacific Pty Ltd (“eCom”) as its master reseller for CIC products to end users and resellers with the authority and responsibility to create optimal distribution channels within the People’s Republic of China.

Going concern:

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Except for 2004, the Company has incurred significant losses since its inception and, at December 31, 2006, the Company’s accumulated deficit was approximately $88,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company has primarily funded these losses through the sale of debt and equity securities.

In November 2004, the Company consummated a financing in the form of convertible notes aggregating $3,885, net of expenses (See Note 4). The remaining outstanding debt from the November 2004 financing of $1,382 comes due in October 2007. In November 2006 the Company consummated a financing in the form of a note aggregating $600 (See Note 5). However, there can be no assurance that the Company will have adequate capital resources to fund planned operations or that any additional funds will be available to the Company when needed, or if available, will be available on favorable terms or in amounts required by the Company. If the Company is unable to obtain adequate capital resources to fund operations, it may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on the Company’s business, results of operations and ability to operate as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of consolidation:

The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America, and include the accounts of Communication Intelligence Corporation and its 90% owned Joint Venture in the People’s Republic of China. All inter-company accounts and transactions have been eliminated. All amounts shown in the accompanying consolidated financial statements are in thousands of dollars except per share and par value amounts.

Segments

The Company reports its financial results in one segment. Prior to 2006, the Company reported in two segments. Due to the immateriality of the system integration segment the Company reclassified the operations into one segment.

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Fair value of financial instruments:

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, short-term debt and long-term debt approximate fair value due to their relatively short maturities. The fair value of the long-term debt - related party is not practicable to estimate, due to the related party nature of the underlying transaction.

Cash and cash equivalents:

The Company considers all highly liquid investments with maturities at the date of purchase of three months or less to be cash equivalents.

The Company’s cash and cash equivalents, at December 31, consisted of the following:

	2006	2005

Cash in bank	$533	$213
Money market funds	194	2,636
Cash and cash equivalents	$727	$2,849

Concentrations of credit risk:

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company maintains its cash and cash equivalents with various financial institutions. This diversification of risk is consistent with Company policy to maintain liquidity, and mitigate risk of loss as to principal. At December 31, 2006, the Joint Venture had approximately $14 in cash accounts held by a financial institution in the People’s Republic of China.

To date, accounts receivable have been derived principally from revenues earned from end users, manufacturers, retailers and distributors of computer products in North America and the Pacific Rim. The Company performs periodic credit evaluations of its customers, and does not require collateral. The Company maintains reserves for potential credit losses; historically, such losses have been within management’s expectations.

The allowance for doubtful accounts is based on the Company’s assessment of the collectibility of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable. If there is a change in actual defaults from the Company’s historical experience, the Company’s estimates of recoverability of amounts due could be affected and the Company will adjust the allowance accordingly (See Schedule II).

Deferred financing costs:

Deferred financing costs are stated at fair value and include costs paid in cash, such as professional fees and commissions, and warrant costs. The fair value ascribed to the warrants issued in 2004 was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 3.21%; expected life of 3 years; expected volatility of 100%; and expected dividend yield of 0% (See Note 4). The costs are amortized to interest expense over the life of the convertible notes or upon earlier conversion using the effective interest method. The costs amortized to interest expense amounted to $146, $568, and $46 for the years ended December 31, 2006, 2005, and 2004, respectively. Amortization expense for the year ending December 31, 2007 will be $75.

Property and equipment, net:

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are amortized over their estimated useful lives, not to exceed the term of the related lease. The cost of additions and improvements is capitalized, while maintenance and repairs are charged to expense as incurred. Depreciation expense was $100, $40, and $31 for the years ended December 31, 2006, 2005 and 2004, respectively. The Chinese Joint Venture disposed of certain assets at cost of $119 and $34 in 2005 and 2004, respectively.

Property and equipment, net at December 31, consists of the following:

	2006	2005
Machinery and equipment	$1,216	$1,198
Office furniture and fixtures	483	459
Leasehold improvements	90	84
Purchased software	315	270

	2,104	2,011
Less accumulated depreciation and amortization	(1,964)	(1,864)

	$140	$147

Included in property and equipment, as of December 31, 2006 and 2005, are $82 and $82, respectively, of assets acquired under capital leases. Accumulated depreciation on such assets totaled $77 and $69 at December 31, 2006 and 2005, respectively.

Patents:

On October 6, 2000, the Company acquired certain assets of PenOp Limited (“PenOp”) and its subsidiary PenOp Inc. pursuant to an asset purchase agreement dated as of September 29, 2000.

The nature of the underlying technology of each material patent is as follows:

•                  Patent numbers 5544255, 5647017, 5818955 and 6064751 involve (a) the electronic capture of a handwritten signature utilizing an electronic tablet device on a standard computer system within an electronic document, (b) the verification of the identity of the person providing the electronic signature through comparison of stored signature measurements, and (c) a system to determine whether an electronic document has been modified after signature.

•                  Patent number 6091835 involves all of the foregoing and the recording of the electronic execution of a document regardless of whether execution occurs through a handwritten signature, voice pattern, fingerprint or other identifiable means.

•                  Patent numbers 5933514, 6212295, 6381344, and 6487310 involve methods and processes related to handwriting recognition developed by the Company over the years. Legal fees associated with these patents were immaterial and expensed as the fees were incurred.

Patents, net consists of the following at December 31:

	Expiration	Estimated Original Life	2006	2005
Patent (Various)	Various	5	$9	$9
Patent (Various)	Various	7	476	476
5544255	2013	13	93	93
5647017	2014	14	187	187
5818955	2015	15	373	373
6064751	2017	17	1,213	1,213
6091835	2017	17	4,394	4,394

			6,745	6,745
Less accumulated amortization			(2,839)	(2,460)

			$3,906	$4,285

Patents are stated at cost less accumulated amortization that, in management’s opinion does not exceed fair value. Amortization is computed using the straight-line method over the estimated lives of the related assets, ranging from five to seventeen years. Amortization expense was $379, $378, and $379 for the years ended December 31, 2006, 2005 and 2004, respectively. Amortization expense is estimated to be $379 for each of the five years through December 31, 2011. The estimated remaining weighted average useful lives of the patents are 10 years. The patents identified, as “various” are technically narrow or dated patents that the Company believes the expiration of which will not be material to its operations. At December 31, 2006, the net carrying value of those patents is $9.

The useful lives assigned to the patents are based upon the following assumptions and conclusions:

The estimated cash flow from products based upon each patent are expected to exceed the value assigned to each patent;

•                  There are no legal, regulatory or contractual provisions known to the Company that limit the useful life of each patent to less than the assigned useful life;

•                  No additional material costs need to be incurred or modifications made in order for the Company to continue to be able to realize the protection afforded by the patents; and

•                  The Company does not foresee any effects of obsolescence or significant competitive pressure on its current or future products, anticipates increasing demand for products utilizing the patented technology, and believes that the current markets for its products based on the patented technology will remain constant or will grow over the useful lives assigned to the patents because of a legal, regulatory and business environment encouraging the use of electronic signatures.

•                  The Company performs intangible asset impairment analyses on a quarterly basis in accordance with the guidance in Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“SFAS 144”). The Company uses SFAS 144 in response to changes in industry and market conditions that affects its patents; the Company then determines if an impairment of its assets has occurred. The Company reassesses the lives of its patents and tests for impairment quarterly in order to determine whether the book value of each patent exceeds the fair value of each patent. Fair value is determined by estimating future cash flows from the products that are and will be protected by the patents and considering the additional factors listed in Critical Accounting Policies in Item 7 of this Form 10-K.

Long-lived assets:

The Company evaluates the recoverability of its long-lived assets whenever circumstances or events indicate such assets might be impaired. The Company would recognize an impairment charge in the event the net book value of such assets exceeded the future undiscounted cash flows attributable to such assets. No such impairment charges have been recorded in the three years ended December 31, 2006.

Software development costs:

Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS 86”). Under SFAS 86, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. The costs capitalized include the coding and testing of the product after the technological feasibility has been established and ends upon the release of the product. The annual amortization is the greater of (a) the straight-line amortization over the estimated useful life not to exceed three years or (b) the amount based on the ratio of current revenues to anticipated future revenues. The Company performs periodic impairment reviews to ensure that unamortized deferred development costs remain recoverable from the projected future net cash flows that they are expected to generate.

The capitalized costs are amortized to cost of sales. At December 31, 2006 and 2005 the Company had capitalized approximately $510 and $299 of software development costs, respectively. Amortization of capitalized software development costs for the years ended December 31, 2006, 2005 and 2004 was $149, $39, and $13, respectively.

Other current liabilities:

The Company records liabilities based on reasonable estimates for expenses, or payables that are known but some amounts must be estimated such as deposits, taxes, rents and services. The estimates are for current liabilities that should be extinguished within one year.

The Company had the following other accrued liabilities at December 31:

	2006	2005
Accrued professional services	$125	$104
Refundable deposits	48	115
Other	96	64
Total	$269	$283

Material commitments:

The Company had the following commitments at December 31, 2006:

	Payments due by period
Contractual obligations	Total	2007	2008	2009	2010	2011	Thereafter
Short-term debt (1)	$1,382	$1,382	$—	$—	$—	$—	$—
Long-term debt related party (2)	600	—	600	—	—	—	—
Operating lease commitments (3)	1,252	196	264	272	280	240	—
Total contractual cash obligations	$3,234	$1,578	$864	$272	$280	$240	$—

1.                      Short-term debt reported on the balance sheet is net of approximately $228 in discounts representing the fair value of warrants issued to the investors and the beneficial conversion feature associated with the convertible notes.

2.                      Long-term debt - related party reported on the balance sheet, is net of approximately $266 in discounts representing the fair value of warrants issued to the investor.

3.                      The operating lease commenced on November 1, 2002. The lease was renegotiated in December 2005 and extended an additional 60 months. The base rent cash payments will increase approximately 3% per annum over the term of the lease, which expires on October 31, 2011.

Stock-based compensation:

The Company has one stock option plan, the 1999 Option Plan, and also grants options to employees, directors and consultants outside of the 1999 Option Plan pursuant to Individual Plans.

On January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment”, using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006. SFAS No. 123(R) establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (SAB 107) relating to SFAS No. 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS No. 123(R).

The Company’s consolidated financial statements as of and for the year ended December 31, 2006 reflects the impact of SFAS No. 123(R). In accordance with the modified prospective transition method, the Company’s consolidated financial statements for the years ended December 31, 2005 and 2004 have not been restated to reflect the impact of SFAS No. 123(R).

Prior to the Company adopting SFAS 123 (R), the Company accounted for stock-based compensation plans under Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”: (“APB 25”). Under APB 25, generally no compensation expense is recorded when the terms of the award are fixed an the exercise price of the employee stock option equals or exceeds the fair value of the underlying stock on the date of grant. The Company had previously adopted the disclosure-only provision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Through December 31, 2005, the Company had applied APB Opinion No. 25 and related interpretations in accounting for its stock-based employee compensation plans. Accordingly, no compensation expense had been recognized for options granted to employees at fair market value.

Had compensation cost for the Company’s option plans been determined based on the fair value of the options at the date of grant, as prescribed by SFAS 123, the Company’s net income (loss) available to common stockholders and basic and diluted net income (loss) per share available to stockholders would have been as follows for the year ended December 31:

	2005	2004
Net income (loss) as reported	$(4,031)	$1,620
Add: Stock-based employee compensation expense included in reported results of operations, net of related tax effects	—	—
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(1,298)	(248)
Pro forma net income (loss)	$(5,329)	$1,372
Basic and diluted net income (loss) per share available to stockholders:
As reported	$(0.04)	$0.02
Pro forma	$(0.05)	$0.01

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the applicable periods: risk-free interest rate of 4.34% for 2005, and 3.65% for 2004, an expected life of 6.84 years for 2005, 5.61 years for 2004, expected volatility of 94.1% for 2005, and 51.6% for 2004, and a dividend yield of 0% for both periods.

These plans and related compensation expense prescribed by SFAS 123(R) are more fully described in Note 6 of the Notes to Consolidated Financial Statements.

Revenue recognition:

Revenue is recognized when earned in accordance with applicable accounting standards, including AICPA Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition”, as amended, Staff Accounting Bulletin 104, “Revenue Recognition” (“SAB 104”), and the interpretive guidance issued by the Securities and Exchange Commission and EITF issue number 00-21, “Accounting for Revenue Arrangements with Multiple Elements”, of the FASB’s Emerging Issues Task Force. The Company recognizes revenues from sales of software products upon shipment, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all non-recurring engineering work necessary to enable the Company’s product to function within the customer’s application has been completed and the Company’s product has been delivered according to specifications. Revenue from service subscriptions is recognized as costs are incurred or over the service period which-ever is longer.

Software license agreements may contain multiple elements, including upgrades and enhancements, products deliverable on a when and if available basis and post contract support. Revenue from software license agreements is recognized upon delivery of the software, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all nonrecurring engineering work necessary to enable the Company’s products to function within the customer’s application has been completed, and the Company has delivered its product according to specifications.

Maintenance revenue is recorded for post contract support and upgrades or enhancements, which is paid for in addition to license fees, and is recognized as costs are incurred or over the support period whichever is longer. For undelivered elements where objective and reliable evidence of fair value does not exist, revenue is deferred and subsequently recognized when delivery has occurred and when fair value has been determined.

For the years ended December 31, 2006, 2005, and 2004, the Company’s sales in the United States as a percentage of total sales were 81%, 85%, and 99%, respectively. For the years ended December 31, 2006, 2005, and 2004, the Company’s export sales as a percentage of total revenues were approximately 19%, 15%, and 1%, respectively. Foreign sales are based on the countries to which the Company’s products are shipped.

Major customers:

For the year ended December 31, 2006, one customer, PalmSource, Inc., accounted for 27% of total revenues in 2006. Two customers accounted for 41% of total revenues in 2005. Snap-On Credit Corporation accounted for 16% and PalmSource, Inc. accounted for 25%. Two customers accounted for 76% of total revenue in 2004. State Farm Insurance Company accounted for 46% and Wells Fargo Bank NA accounted for 30%.

Four customers accounted for 69% of accounts receivable at December 31, 2006. Prudential Insurance Co. of America accounted for 11%, eCom Asia Pacific Pty. Ltd. accounted for 14%, IA Systems Pty. Ltd. accounted for 17% and PalmSource, Inc. accounted for 27%. Three customers accounted for 74% of accounts receivable at December 31, 2005. Seaton Health Corp. accounted for 11%, Sony Ericsson Mobile Comm AB accounted for 21%, and PalmSource, Inc. accounted for 45%.

Research and development:

Research and development costs are charged to expense as incurred.

Advertising:

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2006 was $177. Advertising expense for the years ended December 31, 2005 and 2004 was $0 for each year.

Net (loss) income per share:

The Company calculates net income (loss) per share under the provisions of Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”). SFAS 128 requires the disclosure of both basic net income (loss) per share, which is based on the weighted average number of shares outstanding, and diluted income (loss) per share, which is based on the weighted average number of shares and dilutive potential shares outstanding.

For the year ended December 31, 2006, 5,893 shares of common stock subject to outstanding options, 2,993 shares issuable upon the conversion of the convertible notes and 8,013 shares issuable upon exercise of the warrants were excluded from the calculation of dilutive earnings per share because the exercise or conversion of such options and warrants would be anti-dilutive.

For the year ended December 31, 2005, 8,190 shares of common stock subject to outstanding options, 3,989 shares issuable upon the conversion of the convertible notes and 4,903 shares issuable upon exercise of the warrants were excluded from the calculation of dilutive earnings per share because the exercise or conversion of such options and warrants would be anti-dilutive.

For the year ended December 31, 2004, 3,902 potential equivalent shares were excluded from the calculation of dilutive earnings per share due to the exercise price of such options was greater than the average market price of the Company’s common stock. At December 31, 2004, there were in-the money warrants outstanding for the purchase of 4,903 shares of common stock included in the calculation of diluted income (loss) per share.

	For the Year Ended December 31,
	2006			2005			2004
	Net Loss	Weighted Average Shares Outstanding	Per- Share Amount	Net Income	Weighted Average Shares Outstanding	Per- Share Amount	Net Loss	Weighted Average Shares Outstanding	Per- Share Amount
Basic income (loss):

Income (loss) available to stockholders	$(3,286)	107,374	$(0.03)	$(4,031)	104,189	$(0.04)	$1,620	100,909	$0.02

Effect of dilutive securities:
Stock options	—	—	—		—	—		1,813	—
Warrants	—	—	—		—	—		4,903	—

Diluted income (loss)	$(3,286)	107,374	$(0.03)	$(4,031)	104,189	$(0.04)	$1,620	107,625	$0.02

Foreign currency translation:

The Company considers the functional currency of the Joint Venture to be the local currency and, accordingly, gains and losses from the translation of the local foreign currency financial statements are included as a component of “accumulated other comprehensive loss” in the accompanying consolidated balance sheets. Foreign currency assets and liabilities are translated into U.S. dollars at the end-of-period exchange rates except for long-term assets and liabilities, which are translated at historical exchange rates. Revenues and expenses are translated at the average exchange rates in effect during each period except for those expenses related to balance sheet amounts which are translated at historical exchange rates.

Net foreign currency transaction gains and losses are included in “Interest income and other income (expense), net” in the accompanying consolidated statements of operations. Foreign currency transaction gains in 2006, 2005 and 2004 were insignificant.

Comprehensive income:

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”). The Company adopted SFAS 130 effective January 1, 1998. SFAS 130 requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual statement that is displayed with the same prominence as other annual financial statements. SFAS 130 also requires that an entity classify items as other comprehensive earnings by their nature in an annual financial statement.

Income taxes

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their financial statement reported amounts and for tax loss and credit carryforwards. A valuation allowance is provided against deferred tax assets when it is determined to be more likely than not that the deferred tax asset will not be realized.

Recent pronouncements:

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115”. This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement of accounting for financial instruments. This statement applies to all entities, including not for profit.

The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.

The Company is currently assessing the impact adoption of SFAS No. 159 will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement”. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of the adoption of SFAS No. 157 will have on its consolidated financial statements.

In September 2006, the SEC issued SAB No. 108 in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements. In SAB No. 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company believes that complying with the interpretive guidance of SAB No. 108 will not have a material impact to its consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109”(“FIN 48”) which clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 is a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. If an income tax position exceeds a more likely than not (greater than 50%) probability of success upon tax audit, the company will recognize an income tax benefit in its financial statements. Additionally, companies are required to accrue interest and related penalties, if applicable, on all tax exposures consistent with jurisdictional tax laws. The effective date of this interpretation will be fiscal years beginning after December 15, 2006 and the Company is currently in the process of evaluating the impact of this interpretation on its consolidated financial statements.

Reclassifications:

Certain amounts reported in the 2004 and 2005 consolidated financial statements have been reclassified to conform to the 2006 presentation. Revenues have been reclassified into two headings: product revenue and maintenance revenue.

2.             Chinese Joint Venture:

The Company currently owns 90% of a joint venture (the “Joint Venture”) with the Jiangsu Hongtu Electronics Group, a provincial agency of the People’s Republic of China (the “Agency”). In June 1998, the registered capital of the Joint Venture was reduced from $10,000 to $2,550. As of December 31, 2005, the Company had contributed an aggregate of $1,800 in cash to the Joint Venture and provided it with non-exclusive licenses to technologies and certain distribution rights and the Agency had contributed certain land use rights. Following the reduction in registered capital of the Joint Venture, neither the Company nor the Agency is required to make further contributions to the Joint Venture. Prior to the reduction in the amount of registered capital, the Joint Venture was subject to the annual licensing requirements of the Chinese government. Concurrent with the reduction in registered capital, the Joint Venture’s business license has been renewed through October 18, 2043.

Revenues from the Joint Venture were $153, $232 and $157 for the years ended December 31, 2006, 2005 and 2004, respectively. Long lived assets were $8 and $16 as of December 31, 2006, and 2005, respectively.

3.             Convertible notes:

In November 2004, the Company entered into an unsecured Note and Warrant Purchase Agreement (the “2004 Purchase Agreement”) and a Registration Rights Agreement (the “2004 Registration Rights Agreement, each dated as of October 28, 2004). The 2004 Purchase Agreement did not require the Company to deliver registered shares upon exercise of the warrants. However the Company was required to file a registration statement providing for the resale of the shares that are issuable upon the conversion of the notes and the exercise of the warrants. The registration statement was filed on December 22, 2004 and was declared effective on January 26, 2005.

The conversion right contained in the 2004 Purchase Agreement was analyzed under paragraphs 6 and 12 of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” to determine its proper classification in the Company’s balance sheet. The Company also reviewed the liquidated damages clauses contained in the 2004 Registration Rights Agreement that could potentially be payable if the registration statement was not declared effective within 120 days of the closing, with reference to SFAS 5. The Company determined that it was highly unlikely and not probable that the Company would incur liquidated damages. However, in light of EITF Issue 05-04 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the Company effectively has accounted for the 2004 Registration Rights Agreement and the financial instrument under View C contained in EITF 05-04. The Company would not have recorded a liability at the inception of the debt, or at subsequent reporting dates, or until the registration statement was declared effective or thereafter, as our assessment of the likelihood that the probability of actually paying the liquidated damages was zero. Therefore, the 2004 Purchase Agreement was recorded as a debt and equity transaction with no recorded asset or liability associated with the conversion feature or liquidated damages clause included in the 2004 Registration Rights Agreement.

The financing discussed above, a combination of debt and equity, closed November 2, 2004. The proceeds to the Company were approximately $3,885, net of $310 in commissions and legal expenses. H.C. Wainwright & Co., Inc. (“Wainwright”) acted as placement agent. As placement agent for the Company, at closing Wainwright received $731 in commissions, legal fees and warrants. The commissions of approximately $285 and legal fees of $25, mentioned above, were paid in cash. The Company issued warrants to Wainwright to acquire 1,218 shares of the Company’s common stock. Of the warrants issued, 870 are exercisable at $0.462 and 348 are exercisable at $0.508. The Company has ascribed the value of $421 to the Wainwright warrants, which is recorded as deferred financing costs in the balance sheet at December 31, 2004. The remaining unamortized balance of the related deferred financing costs at December 31, 2006 and December 31, 2005 was $75 and $221, respectively. The fair value ascribed to the Wainwright warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 3.21%; expected life of 3 years; expected volatility of 100%; and expected dividend yield of 0%. The Company has used the proceeds of the financing for working capital.

Under the terms of the financing, the Company issued to certain accredited investors convertible promissory notes in the aggregate principal amount of $4,195 and warrants to acquire 3,632 shares of the Company’s common stock at an exercise price of $0.508 per share. The notes accrue interest at the rate of 7% per annum, payable semi-annually, and are convertible into shares of the Company’s common stock at the rate of $0.462 per share. The Company has ascribed a value of $982 to the investor warrants, which is recorded as a discount to notes payable in the balance sheet. The fair value ascribed to the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 3.21%; expected life of 3 years; expected volatility of 100%; and expected dividend yield of 0%. In addition to the fair value ascribed to the warrants, the Company has ascribed $1,569 to the beneficial conversion feature in the convertible notes, which is recorded as a discount to notes payable in the balance sheet. The values ascribed to the warrants and beneficial conversion feature follow the guidance of the EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and ETIF Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” of the FASB’s Emerging Issues Task Force. The fair value of the warrants and beneficial conversion feature is amortized to expense over the life of the convertible notes or upon earlier conversion using the effective interest method. During the three and twelve month periods ended December 31, 2006, the Company had amortized to interest expense approximately $93 and $591, respectively, of the loan discount and deferred financing costs. The balance due under the convertible notes is shown net of the remaining $228 unamortized discount on the accompanying consolidated balance sheet. There were no note conversions during the three months ended December 31, 2006. During the year ended December 31, 2006, investors converted $460 of the notes in exchange for 996 shares of the Company’s common stock. If the remaining aggregate principal amount owing under the notes is converted, the Company will issue 2,993 shares of its common stock. If the notes are not converted, all remaining principal and accrued but unpaid interest amount will be due October 28, 2007. The Company may pay accrued interest in cash or in shares of Company common stock, issued at the market price for the common stock calculated prior to the interest payment. The Company has not paid and does not intend to pay accrued interest with shares of its common stock.

The warrants described above expire on October 28, 2009. The Company may call the warrants if the Company’s common stock trades at $1.00 or above for 20 consecutive trading days after the date that is 20 days following the effectiveness of a registration statement providing for the resale of the shares issued upon the conversion of the notes and exercise of the warrants. Wainwright will be paid approximately $28 in the aggregate if all of the investor warrants are exercised. The Company will receive additional proceeds of approximately $1,845 if all of the investor warrants are exercised.

Interest expense related to convertible debt for the years ended December 31, 2006, 2005 and 2004 was $694, $2,478 and $238, respectively. Amortization of debt discount and deferred financing costs included in interest expense for the years ended December 31, 2006, 2005 and 2004 was $591, $2,275 and $187, respectively.

4.             Long-term debt - related party:

In August 2006, the Company entered into a Note and Warrant Purchase Agreement (the “2006 Purchase Agreement”) and a Registration Rights Agreement (the “2006 Registration Rights Agreement”), each dated as of August 10, 2006. The Company secured the right to borrow up to six hundred thousand dollars ($600).

On November 19, 2006 the Company borrowed the $600 available under the 2006 Purchase Agreement, of which $450 was borrowed from an approximate 7% shareholder of the Company and the remaining $150 from an unrelated third party. The Company expects to use the proceeds of the financing for additional working capital. In addition, the Company issued warrants to purchase 3,111 of the Company’s common stock. The Company has ascribed a value of $336 to the warrants, which is recorded as a discount to long-term debt, related party, in the balance sheet and will be amortized to interest expense over the life of the loan. The relative fair value ascribed to the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 4.68%; expected life of 3 years; expected volatility of 54%; and expected dividend yield of 0%. During the three and twelve month periods ended December 31, 2006, the Company had amortized to interest expense approximately $70 of the loan discount. The balance due under long-term debt, related party, is shown net of the remaining $266 unamortized discount on the accompanying consolidated balance sheet.

The note is due May 17, 2008, bears interest at the rate of 15% per annum payable quarterly in cash. The warrants will have a term of three years and an exercise price of $0.51. The warrants include piggyback registration rights for the underlying shares to participate in certain future registrations of the Company’s common stock.

Interest expense related to long-term debt, related party for the year ended December 31, 2006, was $11. Amortization of debt discount included in interest expense for the year ended December 31, 2006 was $70.

5.             Stockholders’ equity:

Common stock options:

The Company has one stock-based employee compensation plan, (the “1999 Option Plan”) and also grants options to employees, directors and consultants outside of the 1999 Plan.

In June 1999, the Company adopted and the shareholders approved the 1999 Option Plan. Incentive and non-qualified options under the 1999 Option Plan may be granted to employees, officers, and consultants of the Company. There are 4,000 shares of Common Stock authorized for issuance under the 1999 Option Plan. The options have a seven year life and generally vest quarterly over three years. At December 31, 2006, there were 190 shares available for future grants. As of December 31, 2006, 3,629 plan options were outstanding and 2,801 plan options were exercisable with a weighted average exercise price of $0.75 per share.

The Company has issued non-plan options to its employees and directors. The non-plan options generally vest over four years or pro rata quarterly over three years. Non-plan options are generally exercisable over a period not to exceed seven years. As of December 31, 2006, 2,264 non-plan options were outstanding and exercisable with a weighted average exercise price of $0.73 per share.

Share-based payment:

On January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment”, using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006. In accordance with the modified prospective transition method, the Company’s consolidated financial statements for the years ended December 31, 2005 and 2004 have not been restated to include the impact of SFAS No. 123(R).

SFAS No. 123(R) establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (SAB 107) relating to SFAS No. 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS No. 123(R).

Share-based compensation expense is based on the estimated grant date fair value of the portion of share-based payment awards that are ultimately expected to vest during the period.  The grant date fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model. SFAS No. 123(R) requires forfeitures of share-based payment awards to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated average forfeiture rates for the year ended December 31, 2006, was approximately 25.01%.

For the year ended December 31, 2006, stock-based compensation expense includes compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005.  Share based payment awards issued but not yet vested as of December 31, 2005 are valued in accordance with the pro forma provisions of section SFAS No. 123. Compensation expense for the share-based payment awards granted subsequent to December 31, 2005, are based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R).

SFAS No. 123(R) requires the cash flows from tax benefits for deductions in excess of the compensation costs recognized for share-based payment awards to be classified as financing cash flows. Due to the Company’s loss position, there was no such tax benefits during the year ended December 31, 2006.

Valuation and Expense Information under SFAS No. 123(R):

The weighted-average fair value of stock-based compensation is based on the single option valuation approach. Forfeitures are estimated and it is assumed no dividends will be declared. The estimated fair value of stock-based compensation awards to employees is amortized using the accrual method over the vesting period of the options. The fair value calculations are based on the following assumptions:

Year Ended December 31, 2006
Risk free interest rate	4.60% - 5.11%
Expected life (years)	3.46 -5.02
Expected volatility	80.92% - 104.57%
Expected dividends	None

The following table summarizes the allocation of stock-based compensation expense related to stock option grants under SFAS No. 123(R) for the year ended December 31, 2006. There were no stock option exercises during the year ended December 31, 2006, except for 19 shares exercised by a consultant that were issued for services.

Year Ended December 31, 2006
Research and development	$54
Sales and marketing	92
General and administrative	22
Director options	21
Stock-based compensation expense included in operating expenses	$189

A summary activity under the Company’s plan and non plan options is as follows:

	December 31, 2006				December 31, 2005
	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life

Outstanding at beginning of period	8,591	$0.75	$6,498		5,716	$0.74
Granted	1,764	$0.44	$779		4,142	$0.75
Exercised	(19)	$0.42	-		(24)	$0.41
Forfeited	(4,443)	$0.72	$3,232		(1,243)	$0.69

Outstanding at period end	5,893	$0.69	$4,038	5.4	8,591	$0.75

Options vested and exercisable at period end	5,066	$0.74	$3,761	5.2

Weighted average grant-date fair value of options granted during the period	$0.24

The following table summarizes significant ranges of outstanding and exercisable options as of December 31, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life(in years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$0.00 - $0.50	2,014	5.8	$0.35	1,312	$0.39
$0.51 - $1.00	3,454	5.4	$0.73	3,329	$0.74
$1.01 - $2.00	333	4.3	$1.51	333	$1.51
$2.01 - $2.99	50	0.8	$3.00	50	$3.00
$3.00 - $7.50	42	1.5	$3.42	42	$3.42
	5,893			5,066

A summary of the status of the Company’s nonvested shares as of December 31, 2006 is as follows:

Nonvested Shares	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2006	401	$0.36
Granted	1,764	$0.24
Unvested options cancelled	(885)	$0.29
Vested	(453)	$0.26
Nonvested	827	$0.22

As of December 31, 2006, there was $93 of total unrecognized compensation cost related to nonvested share-based compensation arrangements. The unrecognized compensation cost is expected to be recognized over a weighted average period of 4.0 years.

The Company expects to make additional option grants in future years. The options issued to employees and directors will be subject to the provisions of FASB Statement 123(R), which may have a material impact on the Company’s financial operations.

As of December 31, 2006, 5,893 shares of Common Stock were reserved for issuance upon exercise of outstanding options.

Warrants:

At December 31, 2006, 7,961 shares of Common stock were reserved for issuance upon exercise of outstanding warrants.

6.             Commitments:

Lease commitments:

The Company currently leases its principal facilities (the “Principal Offices) in Redwood Shores, California, pursuant to a sublease that expires in 2011. The Joint Venture leases space on a month to month basis in Nanjing, China. In addition to monthly rent, the U.S. facilities are subject to additional rental payments for utilities and other costs above the base amount. Facilities rent expense was approximately $299, $401, and $443, in 2006, 2005, and 2004, respectively.

Future minimum payments required under capital leases, which expire in 2007, were insignificant at December 31, 2006.

7.             Income taxes:

As of December 31, 2006, the Company had federal net operating loss carryforwards available to reduce taxable income of approximately $70,454. The net operating loss carryforwards expire between 2007 and 2026. The Company also had federal research and investment tax credit carryforwards of approximately $315 that expire at various dates through 2012.

Deferred tax assets and liabilities at December 31, consist of the following:

	2006	2005
Deferred tax assets:
Net operating loss carryforwards	$28,182	$24,585
Credit carryforwards	315	396
Deferred income	162	223
Other, net	213	215

Total deferred tax assets	28,872	25,419

Valuation allowance	(28,872)	(25,419)

Net deferred tax assets	$—	$—

Income tax (benefit) differs from the expected statutory rate as follows:

	2006	2005	2004
Expected income tax cost (benefit)	$(1,085)	$(1,327)	$668
State income tax net of federal benefit cost	291	234	(89)
Expired net operating loss	1,471	2,268	254
Change in valuation allowance	(111)	(2,848)	(833)
Other	(566)	1,673	—

Income tax expense (benefit)	$—	$—	$—

A full valuation allowance has been established for the Company’s net deferred tax assets since the realization of such assets through the generation of future taxable income is uncertain.

Under the Tax Reform Act of 1986, the amounts of, and the benefit from, net operating losses and tax credit carryforwards may be impaired or limited in certain circumstances. These circumstances include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three-year period. During 1997, the Company experienced stock ownership changes which could limit the utilization of its net operating loss and research and investment tax credit carryforwards in future periods.

8.             Employee benefit plans:

The Company sponsors a 401(k) defined contribution plan covering all employees meeting certain eligibility requirements. Contributions made by the Company are determined annually by the Board of Directors. To date, the Company has made no contributions to this plan.

9.             Quarterly information (unaudited)

The unaudited summarized quarterly financial data for the years ended December 31, 2006, 2005 and 2004, presented below, in the opinion of Management, reflects all adjustments which are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2006 Unaudited
Net sales	$701	$448	$701	$492	$2,342
Gross profit	$634	$419	$645	$394	$2,092
Loss before income taxes, and minority interest	$(813)	$(928)	$(672)	$(878)	$(3,291)

Net loss	$(811)	$(925)	$(669)	$(881)	$(3,286)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.03)

2005 Unaudited
Net sales	$579	$1,209	$607	$726	$3,121
Gross profit	$557	$1,180	$579	$657	$2,973
Loss before income taxes, and minority interest	$(1,095)	$(840)	$(1,575)	$(540)	$(4,050)

Net loss	$(1,088)	$(834)	$(1,569)	$(540)	$(4,031)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.04)

2004 Unaudited
Net sales	$2,429	$630	$3,669	$556	$7,284
Gross profit	$2,396	$619	$3,663	$553	$7,231
Income (loss) before income taxes, and minority interest	$1,167	$(678)	$2,138	$(1,026)	$1,601

Net income (loss)	$1,167	$(678)	$2,145	$(1,014)	$1,620

Basic and diluted income (loss) per share	$0.01	$(0.01)	$0.02	$(0.01)	$0.02

10.          Subsequent event:

In February 2007, the Company established a second credit facility pursuant to a note and warrant purchase agreement with an approximate 7% shareholder of the Company. The terms of the agreement allow the Company to borrow, on demand and during a period not to exceed eighteen months, an aggregate principal amount of up to six hundred thousand dollars ($600). Upon each draw, the Company will be required to issue warrants to purchase a pro rata number of shares of its common stock, with a maximum number of 3,111 to be issued if the entire $600 is drawn. The notes will bear interest at the rate of fifteen percent (15%) per annum payable quarterly in cash. The warrants will have a three year life and an exercise price of $0.51. In the event the credit facility is not fully drawn upon, the Company shall issue to the investor, as a standby commitment fee, a pro rata portion of 250 shares of the Company’s common stock, based upon the amount not drawn to the total amount available. The Warrants will include piggyback registration rights, for the underlying shares, to participate in any future registrations of the Company’s common stock.

On March 15, 2007 the company and the approximate 7% shareholder signed an amendment to the note and warrant purchase agreement. The maximum amount of borrowing after the amendment was increased from $600, to $1,000, and all references to $600 are amended to $1,000. The maximum number of warrants that may be issued under the Agreements was increased from 3,111 to 5,185 and all references to such maximum number are amended as such.

SCHEDULE II

Communication Intelligence Corporation

Valuation and Qualifying Accounts and Reserves

(In thousands)

Years Ended December 31, 2004, 2005, and 2006

	Balance At Beginning Of Period	Charged to Costs and Expense	Deductions	Balance At End Of Period

Year ended December 31, 2004:
Accounts receivable reserves	$256	$234	$(86)	$404

Year ended December 31, 2005:
Accounts receivable reserves	$404	$4	$(21)	$387

Year ended December 31, 2006:
Accounts receivable reserves	$387	$10	$—	$397

Through and including                       , 2007 (the 25th day after this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS

COMMUNICATION INTELLIGENCE CORPORATION

36,649,335 Shares of Common Stock

COMMON STOCK

                     , 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than agent’s commissions, payable by us in connection with the sale of common stock being registered. We will bear the expenses of registration of the shares of common stock being registered on account of the selling security holders. All amounts are estimates except the Securities and Exchange Commission filing fee.

Securities and Exchange Commission filing fee	$225
Legal fees and expenses*	$88,775
Accounting fees and expenses*	$6,000
Printing and engraving expenses*	$8,000
Miscellaneous*	$5,000
Total	$108,000

* Estimated for the purpose of this filing.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 174 of the General Corporation Law of the State of Delaware provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Pursuant to the terms of our bylaws, we have agreed to indemnify, to the full extent permitted by the laws of the State of Delaware, any current or former directors and officers who are made, or threatened to be made, a party to an action or proceedings, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such persons is or was a director or officer of the Company, or served any other enterprise as a director or officer at the request of the Company. In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with our certificate of incorporation and bylaws. Currently, we have no such agreements.

Pursuant to our certificate of incorporation, to the fullest extent permitted by the Delaware General Corporation Law, our directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Our certificate of incorporation, as amended, is included as Exhibits 3.1, 3.2, and 3.3 to this Registration Statement.

The Delaware General Corporation Law also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the registrant has issued and sold unregistered securities as set forth below. We did not utilize an underwriter in any of these transactions. The recipients of securities in each transaction represented their intention to acquire the securities without a view to the distribution thereof. All the issued securities were restricted securities under Rule 144 and appropriate restrictive legends were affixed to the securities in each transaction:

•                  In October 2004, the registrant entered into a Note and Warrant Purchase Agreement with certain accredited investors. The registrant received gross proceeds of $4,195,000 under the agreement and issued convertible promissory notes and warrants in connection with transactions under the agreement. The conversion price of the notes was initially $0.462, subject to adjustment in certain circumstances. Warrants to acquire 3,980,075 shares were initially exercisable at $0.462 per share and warrants to acquire 894,389 shares were initially exercisable at $0.508 per share. The notes and warrants, and the shares of common stock to be issued upon conversion and exercise thereof, were and will be exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

•                  In August 2006, the registrant entered into a Note and Warrant Purchase Agreement with certain accredited investors. In November 2006, the registrant received gross proceeds of $600,000 under the agreement and issued notes with a principal balance of $600,000 and warrants to acquire 3,111,000 shares of the registrant’s common stock in connection with transactions under the agreement. The warrants were originally exercisable at $0.51 per share. The notes and warrants, and the shares of common stock to be issued upon exercise of the warrant, were and will be exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

•                  In February 2007, the registrant entered into a Note and Warrant Purchase Agreement with certain accredited investors. In March 2007 and April 2007, the registrant received gross proceeds of $720,000 and issued notes with a principal balance of $720,000 and warrants to acquire 3,733,291 shares of our common stock. The warrants were originally exercisable at $0.51 per share. The notes and warrants, and the shares of common stock to be issued upon exercise of the warrant, were and will be exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

•                  In June 2007, the registrant entered into a Note and Warrant Purchase Agreement with certain accredited investors. In June 2007, the registrant received gross proceeds of $400,000 and issued notes with a principal balance of $400,000 and warrants to acquire 3,167,898 shares of our common stock. The warrants were originally exercisable at $0.25 per share. The notes and warrants, and the shares of common stock to be issued upon exercise of the warrant, were and will be exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

•                  In August 2007, the registrant entered into a Securities Purchase and Registration Rights Agreement with a single accredited investor, under which the Company issued 21,500,000 shares of the Company’s common stock for gross proceeds of $3 million. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

•                  In October 2007, the registrant entered into a Debt Restructuring Agreement pursuant to which it converted a portion of the notes due October 28, 2007 in the aggregate principal amount of $117,000 into debt and warrants to purchase shares of its common stock, with an exercise price of $0.29 per share. The Debt Restructuring Agreement entitled the holder to warrants to purchase two shares of the registrant’s common stock for each dollar of note principal outstanding, in exchange for a two year extension of the due date of the note and termination of the conversion feature of the note. The registrant issued 234,000 warrants to the note holder. The issuance of the warrants was exempt from registration under Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number	Document

2.0	Second Amended Plan of Reorganization of the Company, incorporated herein by reference to the Company’s Form 8-K, filed October 24, 1994 (File No. 0-19301).

2.1	Orderly Liquidation Valuation, Exhibit F to the Second Amended Plan of Reorganization, incorporated herein by reference to the Company’s Form 8-K, filed October 19, 1994 (File No. 0-19301).

2.2	Order Confirming Plan of Reorganization, incorporated herein by reference to the Company’s Form 8-K, filed November 14, 1994 (File No. 0-19301).

3.1	Certificate of Incorporation of the Company, as amended, incorporated herein by reference to Exhibits 3.1, 3.2, 3.3 and 3.4 to the Company’s Registration Statement on Form 10 (File No. 0-19301).

3.2

Certificate of Amendment to the Company’s Certificate of Incorporation (authorizing the reclassification of the Class A Common Stock and Class B Common Stock into one class of Common Stock) as filed with the Delaware Secretary of State’s office on November 1, 1991, incorporated herein by reference to Exhibit 3 to Amendment 1 on Form 8 to the Company’s Form 8-A (File No. 0-19301).

3.3

Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation dated June 12, 1998, incorporated herein by reference to Exhibit 10.24 to the Company’s 1998 Form 10-K, filed April 6, 1999 (File No. 0-19301).

3.4	By-laws of the Company adopted on October 6, 1986, incorporated herein by reference to Exhibit 3.5 to the Company’s Registration Statement on Form 10 (File No. 0-19301).

4.1	1984 Stock Option Plan of the Company, as amended and restated as of October 15, 1987 and as amended by resolutions of the stockholders of the Company passed on August 15, 1989 and October 8, 1990 to increase the aggregate shares covered thereby to 1,000,000, incorporated herein by reference to Exhibit 4.4 to the Company’s Registration Statement on Form 10 (File No. 0-19301).

4.2	Form of Stock Option Grant under 1984 Stock Option Plan, incorporated herein by reference to Exhibit 4.5 to the Company’s Registration Statement on Form 10 (File No. 0-19301).

4.3	1991 Stock Option Plan of the Company, incorporated herein by reference to Exhibit 4.5 to the Company’s Form S-1, dated December 23, 1991 (File No. 33-43879).

4.4	1991 Non-Discretionary Stock Option Plan, incorporated herein by reference to Exhibit 4.6 to the Company’s Form S-1, dated December 23, 1991 (File No. 33-43879).

4.5	Form of Incentive Stock Option Grant under 1991 Stock Option Plan, incorporated herein by reference to Exhibit 4.7 to the Company’s Form S-1, dated December 23, 1991 (File No. 33-43879).

4.6	Form of Non-Qualified Stock Option Grant under 1991 Stock Option Plan, incorporated herein by reference to Exhibit 4.8 to the Company’s Form S-1, dated December 23, 1991 (File No. 33-43879).

4.7	Form of Stock Option Grant under 1991 Non-Discretionary Stock Option Plan, incorporated herein by reference to Exhibit 4.9 to the Company’s Form S-1, dated December 23, 1991 (File No. 33-43879).

4.8

1994 Stock Option Plan, incorporated herein by reference to Exhibit G to the Company’s Second Amended Disclosure Statement filed on Form 8-K, dated October 19, 1994, and approved by shareholders on November 14, 1994 (File No. 0-19301).

4.9

Form of Warrant of the Company dated March 28, 1997 issued in connection with the Waiver by and among the Company and the signatories thereto, incorporated herein by reference to Exhibit 4.9 to the Company’s 1996 Form 10-K405, filed March 31, 1997 (File No. 0-19301).

4.10	1999 Stock Option Plan, incorporated herein by reference to Exhibit A to the Company’s Definitive Proxy Statement, filed May 4, 1999, and approved by shareholders on June 7, 1999 (File No. 0-19301).

4.11	Form of Convertible Promissory Note issued by the Company, incorporated herein by reference to Exhibit 10.3 to the Company’s Form 8-K, filed November 4, 2004.

4.12	Form of Warrant issued by the Company, incorporated herein by reference to Exhibit 10.4 to the Company’s Form 8-K, filed November 4, 2004.

4.13	Form of Promissory Note issued by the Company, incorporated herein by reference to Exhibit 10.36 to the Company’s Form 8-K, filed August 16, 2006.

4.14	Form of Warrant issued by the Company, incorporated herein by reference to Exhibit 10.37 to the Company’s Form 8-K, filed August 16, 2006.

4.15	Form of Promissory Note issued by the Company, incorporated herein by reference to Exhibit 10.36 to the Company’s Form 8-K, filed February 9, 2007.

4.16	Form of Warrant issued by the Company, incorporated herein by reference to Exhibit 10.37 to the Company’s Form 8-K, filed February 9, 2007.

4.17	Form of Promissory Note issued by the Company, incorporated herein by reference to Exhibit 10.36 to the Company’s Form 8-K, filed June 20, 2007.

4.18	Form of Warrant issued the Company, incorporated herein by reference to Exhibit 10.37 to the Company’s Form 8-K, filed June 20, 2007.

#5.1	Opinion of Davis Wright Tremaine LLP.

†10.1

Licensing and Development Agreement for Use and Marketing of Program Materials dated September 25, 1992 between the Company and International Business Machines Corporation, incorporated herein by reference to Exhibit 10.13 to the Company’s 1992 Form 10-K (File No. 0-19301).

10.2	Standby Stock Purchase Agreement between the Company and Philip Sassower dated October 3, 1994, incorporated herein by reference to Exhibit 10.13 to the Company’s 1994 Form 10-K (File No. 0-19301).

10.3

Form of Subscription Agreement between the Company and the Purchasers, dated November 28, 1995, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, dated November 28, 1995 (File No. 0-19301).

10.4

Form of Registration Rights Agreement between the Company and the Purchasers, dated November 28, 1995, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, dated November 28, 1995 (File No. 0-19301).

10.5

Form of Warrant of the Company issued to Libra Investments, Inc. on November 28, 1995, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, dated November 28, 1995 (File No. 0-19301).

10.6

Form of Registration Rights Agreement between the Company and Libra Investments, Inc., dated November 28, 1995, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, dated November 28, 1995 (File No. 0-19301).

10.7

Form of Subscription Agreement between the Company and various investors, dated June 13, 1996, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, filed June 27, 1996 (File No. 0-19301).

10.8

Form of Registration Rights Agreement between the Company and various investors, dated June 13, 1996, incorporated herein by reference to Exhibit 2 to the Company’s Form 8-K, filed June 27, 1996 (File No. 0-19301).

10.9

Form of Preferred Stock Investment Agreement, dated as of December 31, 1996, between the Company and the investors listed on Schedule 1 thereto, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, filed January 7, 1997 (File No. 0-19301).

10.10

Form of Registration Rights Agreement between the Company and the Investors Listed on Schedule 1 thereto, incorporated herein by reference to Exhibit 2 to the Company’s Form 8-K, filed January 7, 1997 (File No. 0-19301).

10.11

Form of Certificate of Designation of the Company with respect to the 5% Cumulative Convertible Preferred Stock, incorporated herein by reference to Exhibit 3 to the Company’s Form 8-K, filed January 7, 1997 (File No. 0-19301).

10.12

Waiver, dated March 26, 1997, effective December 31, 1996, by and among the Company and the signatories thereto, incorporated herein by reference to Exhibit 10.19 to the Company’s 1996 Form 10-K405, filed March 31, 1997 (File No. 0-19301).

10.13

Form of Subscription Agreement between the Company and each subscriber, dated as of November 25, 1997, incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K, filed December 8, 1997 (File No. 0-19301).

10.14

Certificate of Designations of the Company with respect to the Series B 5% Cumulative Convertible Preferred Stock, incorporated herein by reference to Exhibit 10.2 to the Company’s Form 8-K, filed December 8, 1997 (File No. 0-19301).

10.15	Form of Registration Rights Agreement, by and among the Company and the signatories thereto, dated as of

November 25, 1997, incorporated herein by reference to Exhibit 10.3 to the Company’s Form 8-K, filed December 8, 1997 (File No. 0-19301).

10.16

Amendment to the Company’s Certificate of Designation with respect to the 5% Cumulative Convertible Preferred Stock dated June 12, 1998, incorporated herein by reference to Exhibit 10.23 to the Company’s 1998 Form 10-K, filed April 6, 1999 (File No. 0-19301).

10.17

Amendment to the Company’s Amended and Restated Certificate of Incorporation dated June 12, 1998 incorporated herein by reference to Exhibit 10.24 to the Company’s 1998 Form 10-K, filed April 6, 1999 (File No. 0-19301).

10.18	Employment Agreement dated August 14, 1998 between James Dao and the Company incorporated herein by reference to Exhibit 10.25 to the Company’s 1998 Form 10-K, filed April 6, 1999 (File No. 0-19301).

††10.19

Software Development and License Agreement dated December 4, 1998 between Ericsson Mobile Communications AB and the Company incorporated herein by reference to Exhibit 10.26 to the Company’s 1998 Form 10-K, filed April 6, 1999 (File No. 0-19301).

10.20

Loan and Warrant Agreement dated October 20, 1999 between the Company and the Philip S. Sassower 1996 Charitable Remainder Annuity Trust incorporated herein by reference to Exhibit 10.20 to the Company’s 1999 Form 10-K, filed March 20, 2000 (File No. 0-19301).

10.21	Asset Purchase Agreement between the Company and PenOp Ltd and PenOp Inc. incorporated herein by reference Exhibit 2.1 to the Company’s Form 8-K, filed October 16, 2000 (File No. 0-19301).

10.22

Convertible Note dated June 19, 2001 between the Company and the Philip S. Sassower 1996 Charitable Remainder Annuity Trust, incorporated herein by reference to Exhibit 10.1 to the Company’s 8-K filed on June 22, 2001 (File No. 0-19301).

10.23

Equity Line of Credit Agreement between the Company and Cornell Capital Partners, LP, incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1, filed February 12, 2003.

10.24

Form of Note and Warrant Purchase Agreement dated October 28, 2004, among Communication Intelligence Corporation and the Purchasers identified therein, incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K, filed November 4, 2004.

10.25

Form of Registration Rights Agreement dated October 28, 2004, among Communication Intelligence Corporation and the parties identified therein, incorporated herein by reference to Exhibit 10.2 to the Company’s Form 8-K, filed November 4, 2004.

10.26

Form of Note and Warrant Purchase Agreement dated August 10, 2006, among Communication Intelligence Corporation and the Purchasers identified therein, incorporated herein by reference to Exhibit 10.34 to the Company’s Form 8-K, filed August 16, 2006.

10.27

Form of Registration Rights Agreement dated August 10, 2006, among Communication Intelligence Corporation and the parties identified there in, incorporated herein by reference to Exhibit 10.35 to the Company’s Form 8-K, filed August 16, 2006.

Xx 10.28

Amendment dated May 31, 2005 to the License Agreement dated December 22, 2000 between the Company and eCom Asia Pacific, Ltd., incorporated herein by reference to Exhibit 10.26 to the Company’s Form 10-K/A, filed September 15, 2005.

Xx 10.29	License Agreement dated June 2, 2005 between the Company and SnapOn Credit LLC incorporated herein by reference to Exhibit 10.27 to the Company’s Form 10-K/A, filed September 15, 2005.

10.30	Amendment to employment agreement with Guido DiGregorio, incorporated herein by reference to the

Company’s Form 8-K dated September 21, 2005.

10.31	Amendment to employment agreement with Frank V. Dane, incorporated herein by reference to the Company’s Form 8-K dated September 21, 2005.

10.32	Form of stock option agreement dated August 31, 2005 with Russell L. Davis, incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K/A, filed September 15, 2006.

10.33	Form of stock option agreement dated December 19, 2005 with Guido DiGregorio, incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K/A, filed September 15, 2006.

10.34	Form of stock option agreement dated December 19, 2005 with Francis V. Dane, incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K/A, filed September 15, 2006.

10.35	Form of stock option agreement dated December 31, 2005 with C. B. Sung, incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K/A, filed September 15, 2006.

10.36

Form of Note and Warrant Purchase Agreement dated February 5, 2007, among the Company and the Purchasers identified therein, incorporated herein by reference to Exhibit 10.34 to the Company’s Form 8-K, filed February 9, 2007.

10.37	Form of Registration Rights Agreement dated February 5, 2007, incorporated herein by reference to Exhibit 10.35 to the Company’s Form 8-K, filed February 9, 2007.

10.38

Amendment to the Note and Warrant Purchase Agreement dated February 5, 2007, among the company and the parties identified therein, incorporated herein by reference to Exhibit 99.1 to the Company’s Form 8-K, filed March 19, 2007.

10.39

Form of Note and Warrant Purchase Agreement dated June 15, 2007, among the Company and the Purchasers identified therein, incorporated herein by reference to Exhibit 10.34 to the Company’s Form 8-K, filed June 20, 2007.

10.40	Form of Registration Rights Agreement dated June 15, 2007, incorporated herein by reference to Exhibit 10.35 to the Company’s Form 8-K, filed June 20, 2007.

10.41

Form of Securities Purchase and Registration Rights Agreement dated August 24, 2007, among Communication Intelligence Corporation and Phoenix Venture Fund LLC, incorporated herein by reference to Exhibit 10.36 to the Company’s Form 8-K, filed August 27, 2007.

21.1	Schedule of subsidiaries (incorporated herein by reference to Exhibit 21.1 to the Company's Form 10-K filed March 26, 2007).

#23.1	Consent of Davis Wright Tremaine LLP (included as part of Exhibit 5.1).

*23.2	Consent of GHP Horwath, P.C.

*23.3	Consent of Stonefield Josephson, Inc.

*24.1	Powers of Attorney (included on signature pages)

*                                         Filed herewith.

#                                         To be filed by amendment.

†                                          Confidential treatment of certain portions of this exhibit have been previously granted pursuant to a request for confidentiality dated March 29, 1993, filed pursuant to the Securities Exchange Act of 1934.

††                                    Confidential treatment of certain portions of this exhibit have been requested from the SEC pursuant to a request for confidentiality dated March 30, 1999, filed pursuant to the Securities and Exchange Act of 1934.

Xx                                  Confidential treatment of certain portions of this exhibit have been requested from the SEC pursuant to a request for confidentiality dated March 30, 2006 filed pursuant to the Securities and Exchange Act of 1934.

ITEM 17.    UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)          Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Redwood Shores, California, on November 15, 2007.

COMMUNICATION INTELLIGENCE CORPORATION

By:	/s/ GUIDO DIGREGORIO
Guido DiGregorio CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Guido DiGregorio and Frank Dane as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 15, 2007.

Signature	Title

/s/ GUIDO DIGREGORIO	Chairman and Chief Executive Officer (Principal
Guido DiGregorio	Executive Officer)

/s/ FRANK DANE	Chief Financial Officer (Principal Financial and
Frank Dane	Accounting Officer)

/s/ LOUIS P. PANETTA	Director
Louis P. Panetta

/s/ C. B. SUNG	Director
C. B. Sung

/s/ DAVID E. WELCH	Director
David E. Welch

Exhibit Index

Exhibit Number	Document

2.0	Second Amended Plan of Reorganization of the Company, incorporated herein by reference to the Company’s Form 8-K, filed October 24, 1994 (File No. 0-19301).

2.1	Orderly Liquidation Valuation, Exhibit F to the Second Amended Plan of Reorganization, incorporated herein by reference to the Company’s Form 8-K, filed October 19, 1994 (File No. 0-19301).

2.2	Order Confirming Plan of Reorganization, incorporated herein by reference to the Company’s Form 8-K, filed November 14, 1994 (File No. 0-19301).

3.1	Certificate of Incorporation of the Company, as amended, incorporated herein by reference to Exhibits 3.1, 3.2, 3.3 and 3.4 to the Company’s Registration Statement on Form 10 (File No. 0-19301).

3.2

Certificate of Amendment to the Company’s Certificate of Incorporation (authorizing the reclassification of the Class A Common Stock and Class B Common Stock into one class of Common Stock) as filed with the Delaware Secretary of State’s office on November 1, 1991, incorporated herein by reference to Exhibit 3 to Amendment 1 on Form 8 to the Company’s Form 8-A (File No. 0-19301).

3.3

Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation dated June 12, 1998, incorporated herein by reference to Exhibit 10.24 to the Company’s 1998 Form 10-K, filed April 6, 1999 (File No. 0-19301).

3.4	By-laws of the Company adopted on October 6, 1986, incorporated herein by reference to Exhibit 3.5 to the Company’s Registration Statement on Form 10 (File No. 0-19301).

4.1

1984 Stock Option Plan of the Company, as amended and restated as of October 15, 1987 and as amended by resolutions of the stockholders of the Company passed on August 15, 1989 and October 8, 1990 to increase the aggregate shares covered thereby to 1,000,000, incorporated herein by reference to Exhibit 4.4 to the Company’s Registration Statement on Form 10 (File No. 0-19301).

4.2	Form of Stock Option Grant under 1984 Stock Option Plan, incorporated herein by reference to Exhibit 4.5 to the Company’s Registration Statement on Form 10 (File No. 0-19301).

4.3	1991 Stock Option Plan of the Company, incorporated herein by reference to Exhibit 4.5 to the Company’s Form S-1, dated December 23, 1991 (File No. 33-43879).

4.4	1991 Non-Discretionary Stock Option Plan, incorporated herein by reference to Exhibit 4.6 to the Company’s Form S-1, dated December 23, 1991 (File No. 33-43879).

4.5	Form of Incentive Stock Option Grant under 1991 Stock Option Plan, incorporated herein by reference to Exhibit 4.7 to the Company’s Form S-1, dated December 23, 1991 (File No. 33-43879).

4.6	Form of Non-Qualified Stock Option Grant under 1991 Stock Option Plan, incorporated herein by reference to Exhibit 4.8 to the Company’s Form S-1, dated December 23, 1991 (File No. 33-43879).

4.7	Form of Stock Option Grant under 1991 Non-Discretionary Stock Option Plan, incorporated herein by reference to Exhibit 4.9 to the Company’s Form S-1, dated December 23, 1991 (File No. 33-43879).

4.8

1994 Stock Option Plan, incorporated herein by reference to Exhibit G to the Company’s Second Amended Disclosure Statement filed on Form 8-K, dated October 19, 1994, and approved by shareholders on November 14, 1994 (File No. 0-19301).

4.9

Form of Warrant of the Company dated March 28, 1997 issued in connection with the Waiver by and among the Company and the signatories thereto, incorporated herein by reference to Exhibit 4.9 to the Company’s 1996 Form 10-K405, filed March 31, 1997 (File No. 0-19301).

4.10	1999 Stock Option Plan, incorporated herein by reference to Exhibit A to the Company’s Definitive Proxy Statement, filed May 4, 1999, and approved by shareholders on June 7, 1999 (File No. 0-19301).

4.11	Form of Convertible Promissory Note issued by the Company, incorporated herein by reference to Exhibit 10.3 to the Company’s Form 8-K, filed November 4, 2004.

4.12	Form of Warrant issued by the Company, incorporated herein by reference to Exhibit 10.4 to the Company’s Form 8-K, filed November 4, 2004.

4.13	Form of Promissory Note issued by the Company, incorporated herein by reference to Exhibit 10.36 to the Company’s Form 8-K, filed August 16, 2006.

4.14	Form of Warrant issued by the Company, incorporated herein by reference to Exhibit 10.37 to the Company’s Form 8-K, filed August 16, 2006.

4.15	Form of Promissory Note issued by the Company, incorporated herein by reference to Exhibit 10.36 to the Company’s Form 8-K, filed February 9, 2007.

4.16	Form of Warrant issued by the Company, incorporated herein by reference to Exhibit 10.37 to the Company’s Form 8-K, filed February 9, 2007.

4.17	Form of Promissory Note issued by the Company, incorporated herein by reference to Exhibit 10.36 to the Company’s Form 8-K, filed June 20, 2007.

4.18	Form of Warrant issued the Company, incorporated herein by reference to Exhibit 10.37 to the Company’s Form 8-K, filed June 20, 2007.

#5.1	Opinion of Davis Wright Tremaine LLP.

†10.1

Licensing and Development Agreement for Use and Marketing of Program Materials dated September 25, 1992 between the Company and International Business Machines Corporation, incorporated herein by reference to Exhibit 10.13 to the Company’s 1992 Form 10-K (File No. 0-19301).

10.2	Standby Stock Purchase Agreement between the Company and Philip Sassower dated October 3, 1994, incorporated herein by reference to Exhibit 10.13 to the Company’s 1994 Form 10-K (File No. 0-19301).

10.3

Form of Subscription Agreement between the Company and the Purchasers, dated November 28, 1995, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, dated November 28, 1995 (File No. 0-19301).

10.4

Form of Registration Rights Agreement between the Company and the Purchasers, dated November 28, 1995, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, dated November 28, 1995 (File No. 0-19301).

10.5

Form of Warrant of the Company issued to Libra Investments, Inc. on November 28, 1995, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, dated November 28, 1995 (File No. 0-19301).

10.6

Form of Registration Rights Agreement between the Company and Libra Investments, Inc., dated November 28, 1995, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, dated November 28, 1995 (File No. 0-19301).

10.7

Form of Subscription Agreement between the Company and various investors, dated June 13, 1996, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, filed June 27, 1996 (File No. 0-19301).

10.8

Form of Registration Rights Agreement between the Company and various investors, dated June 13, 1996, incorporated herein by reference to Exhibit 2 to the Company’s Form 8-K, filed June 27, 1996 (File No. 0-19301).

10.9

Form of Preferred Stock Investment Agreement, dated as of December 31, 1996, between the Company and the investors listed on Schedule 1 thereto, incorporated herein by reference to Exhibit 1 to the Company’s Form 8-K, filed January 7, 1997 (File No. 0-19301).

10.10

Form of Registration Rights Agreement between the Company and the Investors Listed on Schedule 1 thereto, incorporated herein by reference to Exhibit 2 to the Company’s Form 8-K, filed January 7, 1997 (File No. 0-19301).

10.11

Form of Certificate of Designation of the Company with respect to the 5% Cumulative Convertible Preferred Stock, incorporated herein by reference to Exhibit 3 to the Company’s Form 8-K, filed January 7, 1997 (File No. 0-19301).

10.12

Waiver, dated March 26, 1997, effective December 31, 1996, by and among the Company and the signatories thereto, incorporated herein by reference to Exhibit 10.19 to the Company’s 1996 Form 10-K405, filed March 31, 1997 (File No. 0-19301).

10.13

Form of Subscription Agreement between the Company and each subscriber, dated as of November 25, 1997, incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K, filed December 8, 1997 (File No. 0-19301).

10.14

Certificate of Designations of the Company with respect to the Series B 5% Cumulative Convertible Preferred Stock, incorporated herein by reference to Exhibit 10.2 to the Company’s Form 8-K, filed December 8, 1997 (File No. 0-19301).

10.15

Form of Registration Rights Agreement, by and among the Company and the signatories thereto, dated as of November 25, 1997, incorporated herein by reference to Exhibit 10.3 to the Company’s Form 8-K, filed December 8, 1997 (File No. 0-19301).

10.16

Amendment to the Company’s Certificate of Designation with respect to the 5% Cumulative Convertible Preferred Stock dated June 12, 1998, incorporated herein by reference to Exhibit 10.23 to the Company’s 1998 Form 10-K, filed April 6, 1999 (File No. 0-19301).

10.17

Amendment to the Company’s Amended and Restated Certificate of Incorporation dated June 12, 1998 incorporated herein by reference to Exhibit 10.24 to the Company’s 1998 Form 10-K, filed April 6, 1999 (File No. 0-19301).

10.18	Employment Agreement dated August 14, 1998 between James Dao and the Company incorporated herein by reference to Exhibit 10.25 to the Company’s 1998 Form 10-K, filed April 6, 1999 (File No. 0-19301).

††10.19

Software Development and License Agreement dated December 4, 1998 between Ericsson Mobile Communications AB and the Company incorporated herein by reference to Exhibit 10.26 to the Company’s 1998 Form 10-K, filed April 6, 1999 (File No. 0-19301).

10.20

Loan and Warrant Agreement dated October 20, 1999 between the Company and the Philip S. Sassower 1996 Charitable Remainder Annuity Trust incorporated herein by reference to Exhibit 10.20 to the Company’s 1999 Form 10-K, filed March 20, 2000 (File No. 0-19301).

10.21	Asset Purchase Agreement between the Company and PenOp Ltd and PenOp Inc. incorporated herein by reference Exhibit 2.1 to the Company’s Form 8-K, filed October 16, 2000 (File No. 0-19301).

10.22

Convertible Note dated June 19, 2001 between the Company and the Philip S. Sassower 1996 Charitable Remainder Annuity Trust, incorporated herein by reference to Exhibit 10.1 to the Company’s 8-K filed on June 22, 2001 (File No. 0-19301).

10.23

Equity Line of Credit Agreement between the Company and Cornell Capital Partners, LP, incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1, filed February 12, 2003.

10.24

Form of Note and Warrant Purchase Agreement dated October 28, 2004, among Communication Intelligence Corporation and the Purchasers identified therein, incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K, filed November 4, 2004.

10.25

Form of Registration Rights Agreement dated October 28, 2004, among Communication Intelligence Corporation and the parties identified therein, incorporated herein by reference to Exhibit 10.2 to the Company’s Form 8-K, filed November 4, 2004.

10.26

Form of Note and Warrant Purchase Agreement dated August 10, 2006, among Communication Intelligence Corporation and the Purchasers identified therein, incorporated herein by reference to Exhibit 10.34 to the Company’s Form 8-K, filed August 16, 2006.

10.27

Form of Registration Rights Agreement dated August 10, 2006, among Communication Intelligence Corporation and the parties identified there in, incorporated herein by reference to Exhibit 10.35 to the Company’s Form 8-K, filed August 16, 2006.

Xx 10.28

Amendment dated May 31, 2005 to the License Agreement dated December 22, 2000 between the Company and eCom Asia Pacific, Ltd., incorporated herein by reference to Exhibit 10.26 to the Company’s Form 10-K/A, filed September 15, 2005.

Xx 10.29	License Agreement dated June 2, 2005 between the Company and SnapOn Credit LLC incorporated herein by reference to Exhibit 10.27 to the Company’s Form 10-K/A, filed September 15, 2005.

10.30	Amendment to employment agreement with Guido DiGregorio, incorporated herein by reference to the Company’s Form 8-K dated September 21, 2005.

10.31	Amendment to employment agreement with Frank V. Dane, incorporated herein by reference to the Company’s Form 8-K dated September 21, 2005.

10.32	Form of stock option agreement dated August 31, 2005 with Russell L. Davis, incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K/A, filed September 15, 2006.

10.33	Form of stock option agreement dated December 19, 2005 with Guido DiGregorio, incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K/A, filed September 15, 2006.

10.34	Form of stock option agreement dated December 19, 2005 with Francis V. Dane, incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K/A, filed September 15, 2006.

10.35	Form of stock option agreement dated December 31, 2005 with C. B. Sung, incorporated by reference to Exhibit 10.30 to the Company’s Form 10-K/A, filed September 15, 2006.

10.36

Form of Note and Warrant Purchase Agreement dated February 5, 2007, among the Company and the Purchasers identified therein, incorporated herein by reference to Exhibit 10.34 to the Company’s Form 8-K, filed February 9, 2007.

10.37	Form of Registration Rights Agreement dated February 5, 2007, incorporated herein by reference to Exhibit 10.35 to the Company’s Form 8-K, filed February 9, 2007.

10.38

Amendment to the Note and Warrant Purchase Agreement dated February 5, 2007, among the company and the parties identified therein, incorporated herein by reference to Exhibit 99.1 to the Company’s Form 8-K, filed March 19, 2007.

10.39

Form of Note and Warrant Purchase Agreement dated June 15, 2007, among the Company and the Purchasers identified therein, incorporated herein by reference to Exhibit 10.34 to the Company’s Form 8-K, filed June 20, 2007.

10.40	Form of Registration Rights Agreement dated June 15, 2007, incorporated herein by reference to Exhibit 10.35 to the Company’s Form 8-K, filed June 20, 2007.

10.41

Form of Securities Purchase and Registration Rights Agreement dated August 24, 2007, among Communication Intelligence Corporation and Phoenix Venture Fund LLC, incorporated herein by reference to Exhibit 10.36 to the Company’s Form 8-K, filed August 27, 2007.

21.1	Schedule of subsidiaries (incorporated herein by reference to Exhibit 21.1 to the Company's Form 10-K filed March 26, 2007).

#23.1	Consent of Davis Wright Tremaine LLP (included as part of Exhibit 5.1).

*23.2	Consent of GHP Horwath, P.C.

*23.3	Consent of Stonefield Josephson, Inc.

*24.1	Powers of Attorney (included on signature pages)

*                                         Filed herewith.

#                                         To be filed by amendment.

†                                          Confidential treatment of certain portions of this exhibit have been previously granted pursuant to a request for confidentiality dated March 29, 1993, filed pursuant to the Securities Exchange Act of 1934.

††                                    Confidential treatment of certain portions of this exhibit have been requested from the SEC pursuant to a request for confidentiality dated March 30, 1999, filed pursuant to the Securities and Exchange Act of 1934.

Xx                                  Confidential treatment of certain portions of this exhibit have been requested from the SEC pursuant to a request for confidentiality dated March 30, 2006 filed pursuant to the Securities and Exchange Act of 1934.